     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 27, 2000

                                                      REGISTRATION NO. 333-40746
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 GRAFTECH INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             3629                            34-1906664
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                              11709 MADISON AVENUE
                              LAKEWOOD, OHIO 44107
                                 (216) 529-3777
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 JOHN J. WETULA

                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                 GRAFTECH INC.
                              11709 MADISON AVENUE
                              LAKEWOOD, OHIO 44107
                                 (216) 529-3777
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

     M. RIDGWAY BARKER, ESQ.            KAREN G. NARWOLD, ESQ.           WILLIAM J. WHELAN III, ESQ.
    KELLEY DRYE & WARREN LLP             GENERAL COUNSEL, VICE             CRAVATH, SWAINE & MOORE
       TWO STAMFORD PLAZA               PRESIDENT AND SECRETARY                WORLDWIDE PLAZA
      281 TRESSER BOULEVARD                  GRAFTECH INC.                    825 EIGHTH AVENUE
   STAMFORD, CONNECTICUT 06901           3102 WEST END AVENUE             NEW YORK, NEW YORK 10019
         (203) 324-1400                       SUITE 1100                       (212) 474-1000
                                      NASHVILLE, TENNESSEE 37203
                                            (615) 760-8227

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 27, 2000


                                5,250,000 Shares

                                [Graphtech Logo]

                                 GRAFTECH INC.

                                  Common Stock

                               ------------------

     We are selling 650,000 shares of our common stock and UCAR International Inc., our parent company, is selling 4,600,000 shares of our common stock. Prior to this offering, there has been no public market for our common stock. The initial public offering price of the shares is expected to be between $15.00 and $18.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "GRAF."

     The underwriters have an option to purchase from UCAR a maximum of 787,500 additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS.  SEE "RISK FACTORS" ON PAGE
8.

                                                            UNDERWRITING
                                              PRICE TO     DISCOUNTS AND    PROCEEDS TO     PROCEEDS TO
                                               PUBLIC       COMMISSIONS       GRAFTECH          UCAR
                                           --------------  --------------  --------------  --------------
Per Share................................        $               $               $               $
Total....................................  $               $               $               $

     Delivery of the shares of common stock will be made on or about        ,
2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

                   BEAR, STEARNS & CO. INC.

                                     J.P. MORGAN & CO.

                                                   MERRILL LYNCH & CO.

                 The date of this prospectus is        , 2000.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
SUMMARY...............................    3
RISK FACTORS..........................    8
CAUTIONARY NOTE REGARDING
  FORWARD-LOOKING STATEMENTS..........   17
DIVIDEND POLICY.......................   17
DILUTION..............................   18
USE OF PROCEEDS.......................   19
CAPITALIZATION........................   20
SELECTED FINANCIAL DATA...............   21
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   22
BUSINESS..............................   30
MANAGEMENT............................   46
PRINCIPAL AND SELLING STOCKHOLDERS....   60



                                        PAGE
                                        ----
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS........................   61
DESCRIPTION OF CAPITAL STOCK..........   66
SHARES ELIGIBLE FOR FUTURE SALE.......   70
MATERIAL UNITED STATES TAX
  CONSIDERATIONS FOR NON-U.S.
  HOLDERS.............................   72
UNDERWRITING..........................   75
NOTICE TO CANADIAN RESIDENTS..........   78
LEGAL MATTERS.........................   79
EXPERTS...............................   79
WHERE YOU CAN FIND ADDITIONAL
  INFORMATION.........................   79
INDEX TO FINANCIAL STATEMENTS.........  F-1


                               ------------------

     YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY BE ACCURATE ONLY ON THE DATE OF THIS PROSPECTUS.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL           , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALER'S OBLIGATIONS TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO ITS ALLOTMENTS OR SUBSCRIPTIONS.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the information under "Risk Factors" and the Financial Statements and the notes thereto, before making an investment decision. Unless otherwise indicated, all information contained in this prospectus assumes that there will be no exercise of the over-allotment option.

                                  THE COMPANY

     We are the world leader in the development of high quality, natural graphite-based products, with more patents relative to flexible graphite than any other company in the world. We also are one of the largest manufacturers of flexible graphite. We provide our customers with individually designed solutions and products for use in diverse applications in a wide range of industries. We are building on our 37-year history of developing innovative products for automotive and industrial sealing applications to capitalize on the commercialization of fuel cells and to expand into other markets.

     AUTOMOTIVE AND INDUSTRIAL SEALING BUSINESS. We are one of the world's largest suppliers of flexible graphite for use in automotive, chemical and petrochemical sealing applications, with state-of-the-art operations, advanced technological development programs and experienced management. Our flexible graphite is used in:

     - engine head and exhaust manifold gaskets, as well as heat shields around engine compartments and exhaust systems,

     - gaskets for valve and pipe flanges, and

     - valve packings.

     Products sold for these applications accounted for about 86% of our net sales in 1999 and about 85% of our net sales in the quarter ended March 31, 2000.

     This business has historically generated positive cash flow from operations sufficient to fund our ongoing operations and development activities. We believe that, as we introduce new products for automotive, chemical and petrochemical applications, we will experience growth in this business over the long term. We believe that we are well positioned to capitalize on the opportunities described below.

     FUEL CELL OPPORTUNITIES. We have been working with Ballard Power Systems Inc. since 1992 on developing advanced flexible graphite products for use as components in Ballard's fuel cells. A fuel cell is a power generator that produces electricity from hydrogen and oxygen, without combustion, giving off heat and water as the primary by-products. Our products are essential components of Ballard(R) fuel cells that are currently targeted or have potential for use in the following applications:

     - replacements for internal combustion engines in automobiles, buses and trucks, and

     - portable power generators for equipment, including household appliances and electronic devices, located in places without easy access to other sources of electricity.

     We believe that Ballard will also incorporate our products into fuel cells targeted for other applications, although it is not required to do so.

     We believe that Ballard is a world leader in developing zero-emission fuel cells known as proton exchange membrane, or PEM, fuel cells. Although PEM fuel cells are not currently commercially available, five major automobile companies have developed prototype vehicles using Ballard PEM fuel cell technology.

     In 1999, we entered into a nine-year requirements contract, renewable annually after the initial expiration date, to supply Ballard with our products for use in flow field plates, an integral component of fuel cells. While Ballard has no obligation to buy any quantity of our products, the contract obligates Ballard to buy from us any flexible graphite material used in its production of flow field plates. It also restricts our sales of these materials to others for use in flow field plates. In 1999, we also entered into a three-year collaboration agreement, renewable annually after the initial expiration date, pursuant to which we and Ballard agreed to coordinate our respective research and development efforts to produce flow field plates that will help to advance the commercialization of fuel cells. We believe that the fuel cell applications for our products represent a significant long-term growth opportunity for us.

     EMERGING OPPORTUNITIES. We are leveraging technologies developed in our work with Ballard and in our independent research and development efforts to generate new opportunities in:

     - thermal management applications for computers and other electronic devices,

     - fire protection applications in construction and building materials,

     - energy management applications in devices such as batteries and supercapacitors, and

     - heat management applications in high temperature industrial furnaces.

     We believe that our solutions and products will create new applications and replace existing technologies due to superior performance and cost-competitiveness, presenting us with growth opportunities. We believe that our net sales of products for these emerging applications will grow more quickly than for existing sealing applications.

     OUR STRENGTHS. We have developed technological and operating strengths that we believe give us a competitive advantage. These include:

     - our history of product and solution innovation,

     - our nine-year requirements contract with Ballard,

     - our technological and manufacturing excellence,

     - our research and development,

     - our intellectual property, and

     - our strong customer relationships.

     OUR BUSINESS STRATEGIES. As a global, technology-driven company, we intend to pursue the development and commercialization of advanced natural graphite-based products using the following strategies:

     - capitalize on our relationship with Ballard in order to participate in the commercialization of its fuel cell technology,

     - innovate through research and development,

     - identify and develop growth opportunities and increase market awareness of our products by demonstrating product capability and performance that exceed our customers' expectations,

     - pursue strategic alliances that we believe will enhance and complement our existing businesses and accelerate growth opportunities across a wide range of markets, and

     - aggressively protect our intellectual property through patents and carefully maintained trade secrets.

     Our business was founded in 1963, and became an unincorporated operating division of the U.S. operating subsidiary, UCAR Carbon Company Inc., of our parent company, UCAR International Inc., in 1989. We are a Delaware corporation that was formed in August 1999. In December 1999 and January 2000, UCAR transferred to us its worldwide natural, acid-treated and flexible graphite business, including all material related assets and liabilities. We are headquartered at 11709 Madison Avenue, Lakewood, Ohio 44107. The main telephone number of our headquarters is (216) 529-3777. We maintain a web site at http://www.graftech.com. Information contained on our web site is not part of this prospectus.

                                 INDUSTRY DATA

     In this prospectus, we rely on and refer to information regarding the natural graphite market and its segments and competitors, and the computer and electronic device, construction and building material, and battery and supercapacitor markets, from GartnerGroup, SRI Consulting, American Plywood Association, Paumanok Publications and U.S. Geological Survey, market research reports, analyst reports, periodic reports filed by public reporting companies and other publicly available information. Although we believe that this information is reliable, we cannot guarantee the accuracy and completeness of this information and have not independently verified it. None of the sources mentioned above has consented to the disclosure and use of information in this prospectus.

     Graftech, the GRAFTECH logo, GRAFOIL(R), GRAFCELL(TM), GRAFSHIELD(TM), GRAFGUARD(R), GRAFOAM(TM), GRAFKOTE(R), ADVANCED MULTIWRAP(TM), EXPANDOGRAF(R) and SUPER GTO(TM) are our trademarks and trade names. This prospectus also contains trademarks and trade names belonging to other parties.

                                  THE OFFERING

Common stock offered by us...................  650,000 shares
Common stock offered by UCAR.................  4,600,000 shares
     Total...................................  5,250,000 shares
Common stock to be outstanding after this
  offering...................................  30,500,000 shares
Use of proceeds..............................  To purchase and finance manufacturing equipment, to fund working capital, and for
                                               general corporate purposes. We will not
                                               receive any proceeds from the sale of shares
                                               by UCAR.
Proposed Nasdaq National Market symbol.......  "GRAF"
Risk factors.................................  Investment in our common stock poses risks.
                                               You should evaluate the matters set forth
                                               under "Risk Factors" before purchasing any
                                               shares.

     The number of shares of our common stock that will be outstanding after this offering excludes 4,600,000 shares reserved for issuance under our Employee Equity Incentive Plan and 400,000 shares reserved for issuance under our Outside Director Equity Incentive Plan, under which an aggregate of 317,550 shares are subject to options that become effective on the date of this prospectus at an exercise price equal to the initial public offering price. In some circumstances, the number of shares reserved for issuance under these plans will automatically increase by the number of shares issued on exercise of options issued under these plans.


     The number of shares that will be outstanding also excludes shares reserved for issuance pursuant to antidilution provisions of stock options issued by UCAR on or before the date of this prospectus, which provisions would become applicable only in the event of a distribution by UCAR of shares of our common stock held by it to its stockholders at a time when UCAR owns a majority of the then outstanding shares of our common stock. Based on the assumptions set forth under "Certain Relationships and Related Transactions" on page 64, the number of shares of our common stock that could become issuable pursuant to antidilution provisions would be about 3,337,566 shares, subject to adjustment to reflect stock options issued by UCAR or exercised or forfeited by employees in the ordinary course after March 31, 2000 and prior to the effective date of the registration statement of which this prospectus is a part. About 7.5% of UCAR's outstanding options are held by our employees.

                             SUMMARY FINANCIAL DATA

     The following summary financial data at December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been derived from our audited Financial Statements appearing elsewhere in this prospectus. The following summary financial data at December 31, 1995, 1996 and 1997 and for each of the years in the two-year period ended December 31, 1996 have not been audited. The following summary financial data at March 31, 1999 and 2000 and for the three months ended March 31, 1999 and 2000, have not been audited, but, in the opinion of management, include all material adjustments (consisting only of normal, recurring accruals) necessary for a fair presentation of our financial condition and results of operations for such periods in accordance with generally accepted accounting principles. All of the following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the notes thereto appearing elsewhere in this prospectus.

     Because we historically were a division of UCAR, the historical financial information may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

                                                                                                  FOR THREE MONTHS
                                           FOR YEARS ENDED DECEMBER 31,                            ENDED MARCH 31,
                        -------------------------------------------------------------------   -------------------------
                           1995          1996          1997          1998          1999          1999          2000
                        -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                               (UNAUDITED)                                                           (UNAUDITED)
STATEMENT OF            -------------------------                                             -------------------------
OPERATIONS DATA:
Net sales.............      $34,020       $36,448       $37,680       $37,589       $33,782       $ 8,778       $ 9,500
Gross profit..........       13,333        14,331        15,580        15,658        12,345         3,348         3,311
Research and
  development.........          613           782         1,012         1,326         1,534           384           446
Selling,
  administrative and
  other expenses......        3,668         3,500         3,720         3,462         4,680         1,180         1,268
Operating profit......        9,048         9,372        10,632        10,970         6,099         1,771         1,585
Net income............        5,324         5,514         6,258         6,459         3,583         1,041           935
NET INCOME PER SHARE:
    Basic.............         0.18          0.18          0.21          0.22          0.12          0.03          0.03
    Diluted...........         0.18          0.18          0.21          0.22          0.12          0.03          0.03
WEIGHTED AVERAGE
  SHARES OUTSTANDING:
    Basic.............   29,850,000    29,850,000    29,850,000    29,850,000    29,850,000    29,850,000    29,850,000
    Diluted...........   29,850,000    29,850,000    29,850,000    29,850,000    29,850,000    29,850,000    29,850,000
BALANCE SHEET DATA                    (UNAUDITED)                                                    (UNAUDITED)
(AT PERIOD END):        ---------------------------------------                               -------------------------
Cash..................       $  129       $     0       $     0        $  152        $   18        $  224        $   28
Total assets..........       19,822        23,768        24,094        23,199        24,171        24,846        26,673
Total debt............            0             0             0             0             0             0             0
Stockholder's
  equity..............        9,229        13,494        11,443        10,406        12,476        16,436        13,591
OTHER DATA:
Gross profit margin...         39.2%         39.3%         41.3%         41.7%         36.5%         38.1%         34.9%
Capital
  expenditures........      $ 1,296       $ 4,588       $ 1,825       $ 1,005       $ 2,326        $  499        $  611

                                  RISK FACTORS

     You should carefully consider the following risks and all other information contained in this prospectus before purchasing our common stock. If any of the following risks occur, our business, prospects, results of operations or financial condition could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

FACTORS AFFECTING OUR COMPANY AND INDUSTRY

     THE WIDESPREAD USE OF FUEL CELL SYSTEMS IN THE TRANSPORTATION AND PORTABLE POWER MARKETS MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THAN WE ANTICIPATE. AS A RESULT, WE MAY NOT GENERATE NET SALES OF PRODUCTS SOLD FOR USE IN FUEL CELLS IN THE AMOUNTS OR WITHIN THE TIME FRAME WE EXPECT.

     Our growth plans and future revenues depend on the development of a mass market for fuel cells and fuel cell systems in the transportation and portable power markets. Fuel cells and fuel cell systems represent an emerging technology, and we do not know whether end-users will want to use them. The development of a mass market for fuel cells and fuel cell systems may be affected by many factors, some of which are out of our control, including:

     - the possibility that fuel cells will be subject to future state and federal regulations,

     - the emergence of alternative power generation technologies,

     - the future cost and availability of hydrogen and other fuels used in fuel cell systems,

     - the failure to develop a commercially viable fuel storage system,

     - the lack of, or slow development of, a fuel delivery system infrastructure,

     - consumer perceptions about the safety of fuel cells and fuel cell systems,

     - changes in environmental laws and regulations that call for less stringent or alternative emissions requirements than currently legislated, and

     - potential consumer reluctance to try new products.

     If a mass market fails to develop or takes longer to develop than we anticipate, we may be unable to recover the costs we will have incurred to develop our products for use in fuel cells, and may not be profitable.

     EVEN IF A MARKET FOR FUEL CELLS DEVELOPS, WE CANNOT ASSURE YOU THAT BALLARD'S FUEL CELLS WILL BECOME WIDELY USED AND THEREFORE OUR NET SALES AND ANTICIPATED REVENUE GROWTH MAY NOT BE REALIZED WITHIN THE TIME FRAME WE EXPECT OR AT ALL.

     Our business growth is dependent on Ballard's commitment to develop, market and produce a competitive product. During the course of the requirements contract, we will be unable to sell our products for use in fuel cells to other manufacturers for uses covered by the contract. Moreover, some car companies that have used Ballard(R) fuel cells to power prototype vehicles are developing their own proton exchange membrane fuel cells or fuel cell systems. If fuel cells or fuel cell systems developed by these car companies become widely used instead of those developed by Ballard, we will be prohibited from selling fuel cell technology covered under the contract to those companies, which could affect our growth potential and revenues.

     In addition, Ballard may never complete the development of a commercially viable fuel cell or fuel cell system. Ballard may have difficulty in implementing its technology or may decide not to pursue the development of fuel cell technology at all. Ballard may also be unable to produce proton exchange membrane fuel cell systems that are competitive with other technologies in terms of price, reliability and longevity. If Ballard is unable or unwilling to commercialize a reliable and cost-effective fuel cell, we may be unable to market our products for use in flow field plates to other fuel cell producers or recover the costs we will have incurred to develop our products for Ballard.

     BALLARD IS NOT OBLIGATED TO PURCHASE ANY SPECIFIC QUANTITY OF OUR PRODUCTS UNDER ITS REQUIREMENTS CONTRACT WITH US. IF BALLARD FAILS TO PURCHASE OUR PRODUCTS, OUR NET SALES AND ANTICIPATED REVENUE GROWTH MAY NOT BE REALIZED WITHIN THE TIME FRAME WE EXPECT OR AT ALL.

     Our net sales and revenue growth depend heavily on our relationship with Ballard. Ballard's requirements contract with us does not obligate Ballard to purchase a specific quantity of our products for use in its fuel cell production. Even if Ballard does not purchase any of these products while the requirements contract is in effect, under the terms of this contract we may not be able to market these products to other manufacturers. If Ballard fails to purchase our products or purchases our products in quantities below our expectations, our net sales will not grow and our revenues will suffer.

     BALLARD MAY DEVELOP, MANUFACTURE AND MARKET FUEL CELLS WHICH DO NOT INCORPORATE NATURAL GRAPHITE-BASED PRODUCTS RESULTING IN REDUCED GROWTH IN OUR BUSINESS.

     Under the requirements contract, Ballard is obligated to purchase all natural graphite-based products it uses in flow field plates from us. It is possible that the advanced flexible graphite products that we provide Ballard will not continue to meet the technical requirements of Ballard's fuel cells or will be replaced with alternative materials or products. If we are unable to meet Ballard's needs or one of our competitors is better able to meet those needs, our relationship with Ballard could suffer. The loss of Ballard as a customer could negatively affect our prospects and results of operations because we may be unable to recover our developments costs, and will not have revenues from sales of our products to Ballard.

     OUR GROWTH PLAN DEPENDS PRIMARILY ON INTRODUCING NEW TECHNOLOGY TO EXISTING MARKETS. THIS TECHNOLOGY MAY NOT BECOME COMMERCIALLY ACCEPTED, IN WHICH EVENT WE WOULD NOT ACHIEVE OUR PLANNED GROWTH.

     In addition to our participation in the commercialization of fuel cells, our growth plan depends on opportunities in:

     - thermal management applications for computers and other electronic devices,

     - fire protection applications in construction and building materials,

     - energy management applications in devices such as batteries and supercapacitors, and

     - heat management applications in high temperature industrial furnaces.

     It is possible that we may not develop viable products or some or all of our products may not gain commercial acceptance in some or all of these identified markets. In such case, our revenue growth could be negatively affected. Even if our products gain commercial acceptance in these markets, our products could be displaced by unknown or new technologies, which could have a negative impact on our growth plans.

     OUR ABILITY TO COMPETE EFFECTIVELY DEPENDS ON PROTECTING OUR INTELLECTUAL PROPERTY RELATING TO FUEL CELL AND OTHER EMERGING OPPORTUNITIES. OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR FUTURE REVENUE GROWTH AND PROFITABILITY.

     Failure to protect our intellectual property rights may result in the loss of the exclusive right to use our technologies. We rely on patent, trademark and trade secret law to protect our intellectual property. The issued patents that we have obtained to date will expire between 2004 and 2018. Some of our intellectual property is not covered by any patent or patent application. Our patent position is subject to complex factual and legal considerations and there can be uncertainty as to the validity, scope and enforceability of any particular patent. Accordingly, we cannot assure you that:

     - any of the U.S. or foreign patents owned by us, or other patents that third parties may license to us in the future, will not be invalidated, circumvented, challenged, adjudged unenforceable or licensed to others; or

     - any of our pending or future patent applications will be issued with the breadth of claim coverage sought by us, if at all.

     In addition, effective patent, trademark and trade secret protection may be unavailable, limited or not applied for in some foreign countries in which we operate.

     Our ability to maintain our proprietary intellectual property may be achieved in part by prosecuting claims against others whom we believe are infringing upon our rights and by defending against claims of intellectual property infringement brought by others. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of sales of the challenged material or product and diverting the efforts of our technical and management personnel, regardless of the outcome of such litigation.

     We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our strategic partners and employees. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

     If necessary or desirable, we may seek licenses under the patents or other intellectual property rights of others. However, we can give no assurances that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us.

     The failure to obtain a license from a third party for intellectual property we use at present could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the use of such intellectual property.

     TO ACHIEVE OUR GROWTH PLANS, WE WILL NEED TO SUBSTANTIALLY EXPAND OUR MANUFACTURING CAPACITY, OPERATIONS AND BUSINESS INFRASTRUCTURE AND ATTRACT AS WELL AS RETAIN KEY PERSONNEL. IF WE ARE UNABLE TO DO SO, WE MAY BE UNABLE TO ACHIEVE OUR REVENUE GROWTH OR THE PROFIT MARGIN WE ANTICIPATE.

     We depend on our ability to effectively manage our growth. We intend to grow by developing new advanced flexible graphite products for customers in new markets. We intend to increase the size of our facilities and expand the geographic scope of our operations. We also may pursue strategic acquisitions in the future. Our net sales could suffer if we fail to effectively manage our growth or successfully integrate any acquired businesses. Our planned expansion also will require a significant increase in the number of our employees. Our future success, therefore, will depend in part on attracting and retaining additional qualified management and technical personnel. For example, we currently use UCAR's administrative infrastructure and related systems, which are proprietary to UCAR. In order to successfully operate these systems, as well as implement and operate our own information systems, we require the services of employees with extensive knowledge of both these systems and of our business environment. Our inability to attract and retain qualified personnel on a timely basis, or the departure of key employees, could alter our expansion plans which would negatively affect our results of operations.

     THE AUTOMOTIVE, CHEMICAL AND PETROCHEMICAL INDUSTRIES MAY FIND SUBSTITUTES FOR OUR FLEXIBLE GRAPHITE PRODUCTS, WHICH WOULD NEGATIVELY AFFECT OUR REVENUES FROM OUR CURRENT BUSINESS.

     Our current net sales consist almost entirely of sales of our products to customers in the automotive, chemical and petrochemical industries. We will continue to depend on revenues from these customers until our growth into new markets is achieved. It is possible that our flexible graphite products could be displaced by other technology in current markets. If customers in these markets find an alternate product to ours, we may be unable to sustain our revenues.

     IF WE LOSE OUR LARGEST CUSTOMER FOR PRODUCTS IN THE AUTOMOTIVE, CHEMICAL AND PETROCHEMICAL INDUSTRIES OR THIS CUSTOMER SIGNIFICANTLY REDUCES ITS PURCHASES, OUR REVENUES WOULD SUFFER.

     In the past three years, Federal Mogul Corporation has purchased our two largest customers in the automotive, chemical and petrochemical industries. As a result, Federal Mogul has become our largest customer in this area, with 32% of our net sales in 1999. If Federal Mogul were to significantly reduce its purchases from us or stop buying from us entirely, our revenues would suffer.

     OUR BUSINESS DEPENDS ON THE CONTINUED AVAILABILITY OF RAW MATERIALS AND ENERGY SUPPLIES AT REASONABLE PRICES.

     We purchase our raw materials and energy from a variety of sources. We currently have no long-term purchase contracts with respect to any raw materials or energy. We depend on the continued availability of raw materials at reasonable prices. Our business may suffer if there is a substantial increase in raw materials or energy prices which cannot be mitigated or passed on to our customers or if there is a prolonged interruption in the supply of natural graphite.

     WE ARE SUBJECT TO RIGOROUS COMPETITION IN OUR AUTOMOTIVE, CHEMICAL AND PETROCHEMICAL MARKETS, AND THESE FLEXIBLE GRAPHITE SEALING APPLICATIONS MARKETS ARE HIGHLY COMPETITIVE WITH RELATIVELY LOW BARRIERS TO ENTRY BY ADDITIONAL COMPETITORS.

     The flexible graphite business is highly competitive. The capital requirements to begin producing flexible graphite are relatively small. In the markets we historically have served, competition is based primarily on price. Some of our competitors have, and some of our future competitors may have, greater financial, marketing and other resources than we do. In 1999, we reduced the average price of our flexible graphite products to match price decreases by our primary competitors in an effort to maintain market share. Our business, results of operations and financial condition could be materially adversely affected if competition prevents us from maintaining or increasing prices, volumes or net sales, or requires significant increases in spending on research and development, marketing or sales and customer service.

     HEALTH AND ENVIRONMENTAL COMPLIANCE COSTS AND LIABILITIES RELATING TO OUR MANUFACTURING OPERATIONS COULD ADVERSELY AFFECT OUR PROFITABILITY OR FINANCIAL CONDITION.

     Our operations and properties are subject to increasingly stringent laws and regulations relating to health and environmental protection, including laws and regulations governing air emissions, water discharges, waste management and workplace safety. These laws and regulations can impose substantial fines and criminal sanctions for violations and require the installation of costly pollution control equipment or operational changes to limit pollution emissions and decrease the likelihood of accidental injuries or hazardous substance releases. We incur, and expect to continue to incur, capital and operating costs to comply with these laws and regulations. We incurred about $1.74 million in expenditures related to protecting the environment in 1998 and about $1.85 million in 1999, and we project expenditures related to protecting the environment to be about $2.7 million in 2000 and about $2.9 million in 2001.

     We use and generate hazardous substances and wastes in our manufacturing operations. In addition, the properties on which we operate are and have been used for industrial purposes. Accordingly, we may become subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. As of January 1, 2000, we assumed all liabilities relating to the natural, acid-treated and flexible graphite business of UCAR. As a result, we could be required to clean up contamination or otherwise become subject to liability due to the prior operation of the natural, acid-treated and flexible graphite business. In addition, stricter enforcement of existing laws and regulations, new laws and regulations, discovery of previously unknown contamination or imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could have a material adverse effect on our business, financial condition or results of operations.

RISKS RELATED TO OUR RELATIONSHIP WITH UCAR

     UCAR WILL CONTROL US FOLLOWING THIS OFFERING. AS LONG AS UCAR OWNS A MAJORITY OF OUR OUTSTANDING COMMON STOCK, INVESTORS IN THIS OFFERING AND OTHER STOCKHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF ANY STOCKHOLDER VOTE.

     Following this offering, we will continue to be a subsidiary of UCAR, which will own about 82.8% of our common stock outstanding after this offering, or about 80.2% if the underwriters exercise in full their over-allotment option. As long as UCAR owns a majority of our outstanding common stock, UCAR will be able to control the outcome of all stockholder votes, including election of all directors and removal of any director, with or without cause. UCAR will also be able, by written consent and without a meeting of stockholders, to take any action which the stockholders could take. Investors in this offering will not be able to affect the outcome of any stockholder vote. As a result, UCAR will have the ability to control all matters affecting us, including:

     - through its ability to elect and remove directors, determining our business strategies and policies, including appointment and removal of officers,

     - identifying and allocating business opportunities that may be suitable for us and UCAR,

     - our participation in mergers or other business combinations,

     - our acquisition or disposition of assets,

     - our financing,

     - any change to the agreements between us and UCAR and assertion of any claims against UCAR,

     - any payment of dividends on our common stock, and

     - determinations with respect to our tax returns.

     We have entered into a stockholder's agreement with UCAR that provides to UCAR registration rights, stock issuance approval, major transaction approval, preemptive rights, director nomination rights and other rights so long as UCAR owns at least 20% of our outstanding common stock.

     UCAR is not prohibited from selling or distributing a controlling interest in us in one transaction to a third party or in one or more transactions to the public or third parties.

     UCAR WILL HAVE THE RIGHT TO MAINTAIN ITS CONTROLLING INTEREST IN OUR COMPANY EVEN IF WE SELL ADDITIONAL SHARES OF OUR COMMON STOCK.

     Under the terms of our stockholder's agreement with UCAR, subject to limitations, if we issue to a third party any equity, other than in pro rata issuances to all stockholders and other than non-qualified stock options that can only vest within time periods specified in the agreement, UCAR will have the right to purchase equity on the same terms as the third party so as to maintain the same proportional ownership interest of our fully-diluted equity that it had prior to the issuance. If UCAR exercises this right, UCAR will be able to maintain its control over us indefinitely.

     UCAR MAY COMPETE AGAINST US OR TAKE CORPORATE OPPORTUNITIES WHICH COULD BE VALUABLE TO US. IF UCAR BECOMES A COMPETITOR, OUR NET SALES AND REVENUE GROWTH MAY SUFFER.

     Our business constitutes virtually all of UCAR's current flexible graphite business and substantially all of its natural graphite-based business activities. UCAR's other graphite businesses are petroleum coke-based and do not currently compete with our business in any material respect. Nonetheless, UCAR may use natural graphite in some of its other non-flexible graphite products, and may seek to expand such use to enhance those other products and broaden the product lines of its other businesses. Further, those other businesses may develop products, or acquire businesses or companies whose products are competitive with our products, in the future. Moreover, it is possible that applications for UCAR's non-flexible graphite products could be developed which would make them competitive with our products. There are no agreements that require UCAR to turn over to us any acquisition, product development or other corporate opportunities which relate or could relate to our business. Moreover, our Certificate of Incorporation provides that no transaction or agreement relating to competition, corporate opportunities or other matters with UCAR shall be void or voidable or constitute a breach of fiduciary duty if approved by disinterested directors, officers or employees or is otherwise fair. If UCAR successfully competes with us, this could negatively impact our operations and net sales.

     IF DIRECTORS, EXECUTIVE OFFICERS OR INDIVIDUALS PROVIDING IMPORTANT SERVICES TO US HAVE OR DEVELOP CONFLICTS OF INTEREST, THIS COULD ADVERSELY AFFECT DECISIONS THESE DIRECTORS, OFFICERS OR INDIVIDUALS MAKE
FOR US.

     Many of our directors and executive officers have substantial investments in UCAR common stock and have options to purchase UCAR common stock. Further, some of our directors are also directors of UCAR and some of the individuals who will provide transitional services to us will continue to be employees of UCAR. These relationships potentially could create, or appear to create, conflicts of interest when directors or employees are faced with decisions that could have different implications for UCAR and us. If there are decisions regarding UCAR and us, they may make decisions more favorable to UCAR than they would if a third party were involved. The provisions in our Certificate of Incorporation, as described in the risk factor immediately preceding this one relating to transactions and agreements with UCAR, also apply to decisions and activities of these directors, officers and individuals.

     Conflicts of interest may arise between UCAR and us in a number of areas relating to our past and ongoing relationships, including:

     - labor, tax, employee benefit, indemnification, intellectual property and other matters arising from any separation of us from UCAR,

     - employee retention and recruiting,

     - sales or distributions by UCAR of all or any portion of its ownership interest in us,

     - the nature, quality and pricing of transitional services UCAR has agreed to provide us, and

     - business opportunities that may be attractive to both UCAR and us.

     While we are controlled by UCAR, UCAR may be able to require us to agree to amendments to these agreements that may be less favorable to us than the current terms of these agreements.

     WE HAVE NOT OPERATED AS A STAND-ALONE ENTITY. OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR FUTURE RESULTS OF OPERATIONS, FINANCIAL CONDITION OR CASH FLOW AS A SEPARATE STAND-ALONE ENTITY.

     Our Financial Statements have been derived from the consolidated financial statements of UCAR using the historical results of operations and historical bases of the assets and liabilities of UCAR's business that we comprise. UCAR did not account for us, and we were not operated, as a separate, stand-alone entity for the periods presented. Our costs and expenses include allocations from UCAR for centralized corporate services and infrastructure costs, including:

- legal,                               - research and development,

- accounting,                          - sales,

- treasury,                            - marketing, and

- real estate,                         - engineering.

- information technology,

     Accordingly, the historical financial information that we have included in this prospectus does not necessarily reflect what our financial condition, results of operations and cash flows would have been if we had been a separate stand-alone entity at the dates and during the periods presented.

     Moreover, this historical financial information is not necessarily indicative of what our results of operations, financial condition and cash flows will be in the future. We have not made adjustments to this historical financial information to reflect many significant changes that may occur in our cost structure, cash flow and operations as a result of our separation from UCAR. These changes include increased costs associated with reduced economies of scale, increased marketing expenses related to building a company brand identity separate from UCAR, and increased costs associated with being a publicly traded, stand-alone company.

     AS A STAND-ALONE ENTITY, WE WILL NOT BE ABLE TO RELY ON UCAR TO FUND OUR FUTURE CAPITAL REQUIREMENTS, AND FINANCING FROM OTHER SOURCES, IF NEEDED, MAY NOT BE AVAILABLE ON FAVORABLE TERMS OR AT ALL.

     After this offering, UCAR will not be required and does not intend to provide funding for our working capital or other cash requirements. We believe that our capital requirements will vary from quarter to quarter, depending on factors such as capital expenditures, fluctuations in our results of operations, acquisitions and changes in working capital due to fluctuations in inventory levels, receivables collections and payables management. We may require or choose to obtain additional debt or equity financing in order to fund acquisitions, capital expenditures or other activities. Pursuant to a stockholder's agreement with UCAR, so long as UCAR owns at least 20% of our outstanding common stock, we must obtain UCAR's consent to any such financing. Future equity financings would be dilutive to the holders of our common stock then outstanding. Future debt financings could involve restrictive covenants that would limit our operating flexibility. We may not be able to obtain adequate financing at favorable prices or interest rates and other terms, or at all. If adequate financing is not available or is only available on unfavorable terms, we may be unable to maintain or expand our business, take advantage of future opportunities or respond to competitive pressures. This could have a material adverse effect on our business, results of operations or financial condition.

     IF THE TRANSITIONAL SERVICES BEING PROVIDED TO US BY UCAR ARE NOT SUFFICIENT TO MEET OUR NEEDS OR IF WE ARE NOT ABLE TO REPLACE THESE SERVICES AFTER OUR AGREEMENTS WITH UCAR TERMINATE, WE MAY BE UNABLE TO MANAGE OUR BUSINESS.

     We currently use UCAR's administrative infrastructure, and our ability to satisfy our customers and operate our business will suffer if we do not develop our own infrastructure quickly and cost-effectively. UCAR is currently providing transitional services related to such matters as:

     - information technology systems,

     - human resources administration,

     - payroll and other internal computing operations,

     - intellectual property matters, and

     - legal, finance, tax and accounting matters.

     Although UCAR has agreed to provide us these transitional services, these services may not be provided at the same level as when we were wholly owned by UCAR. The agreements relating to these services have varying terms that may be renewed at the expiration of the term unless terminated by either party at the end of such term. We may not be able to replace these services on terms and conditions, including cost, as favorable as those we expect to receive from UCAR.

     Many of these services relate to systems that are proprietary to UCAR and are very complex. These systems have been modified, and are in the process of being further modified, to enable us to separately track items related to our business. These modifications, however, may result in unexpected system failures or the loss or corruption of data.

     We also are in the process of creating our own systems to replace UCAR's systems. We may not be successful in implementing these systems and transitioning data from UCAR's systems to ours. Any failure or significant downtime in UCAR's or our own systems could prevent us from taking customer orders, shipping products or billing customers and could harm our business.

FACTORS AFFECTING THIS OFFERING

     OUR STOCK PRICE MAY BE VOLATILE DUE TO THE NATURE OF OUR BUSINESS, WHICH COULD AFFECT THE SHORT-TERM VALUE OF YOUR INVESTMENT.

     The stock market in general, and the market for shares of companies providing technological solutions in particular, has from time to time experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline or fluctuate, perhaps substantially, following this offering, including:

     - failure to meet product development and commercialization goals,

     - quarterly variations in our operating results,

     - net sales and results of operations failing to meet the expectations of securities analysts or investors,

     - downward revisions in securities analysts' revenue or earnings estimates or changes in general market conditions,

     - technological innovations or strategic actions by our competitors,

     - speculation in the press or investor perception of our industry or our prospects,

     - general technology or domestic and economic factors unrelated to our performance, or

     - actions by or events or circumstances relating to UCAR.

     The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock.

     In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We could be involved in a securities class action litigation in the future. Such litigation could result in substantial costs and a diversion of management's attention and resources.

     YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION AND YOU MAY NOT BE ABLE TO SELL OUR STOCK AT A PRICE HIGHER THAN THE INITIAL PUBLIC OFFERING PRICE OR AT ALL.

     The initial public offering price per share will be substantially higher than the net tangible book value per share immediately after this offering. If you purchase shares in this offering, at an initial public offering price of $16.50 per share (the midpoint of the estimated price range on the cover of this prospectus), you will incur dilution of approximately $15.73 per share from the price per share you paid based on a pro forma as adjusted net tangible book value per share of $0.77.

     RIGHTS WE HAVE GRANTED IN RESPECT OF EXISTING UCAR STOCK OPTIONS MAY RESULT IN THE ISSUANCE OF A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK, WHICH MAY RESULT IN A SUBSTANTIAL DILUTION OF YOUR OWNERSHIP INTEREST.

     Pursuant to a stockholder's agreement with UCAR and our Employee Equity Incentive Plan, we have agreed to issue options to purchase our common stock to holders of options to purchase shares of UCAR's common stock if UCAR:

     - owns at least a majority of our common stock, and

     - elects to distribute its shares of our common stock to its stockholders.


We have reserved an indeterminate number of shares of our common stock for issuance in respect of these options. These shares are additional to the 4,600,000 shares reserved under our Employee Equity Incentive Plan and the 400,000 shares reserved under our Outside Director Equity Incentive Plan. Based on the assumptions set forth under "Certain Relationships and Related Transactions" elsewhere in this prospectus, about 3,337,566 shares of our common stock would be issuable in respect of these options and the average exercise price of these options would be about $15.87 per share of our common stock. The exercise price of these options could be substantially lower than $15.87 if the market price of our common stock is substantially below the initial public offering price at the time of any such distribution by

UCAR. Based on the same assumptions, the exercise of these options would be dilutive to purchasers of shares of our common stock in this offering.



     UCAR has the right, but not the obligation, to adjust the respective exercise prices of these options and the related UCAR stock options so that the ratio of the exercise prices to the fair market values of the respective common stock does not decrease and the intrinsic value of the options does not increase. If these adjustments are made, we would not record any compensation expense. If these adjustments are not made or the exercise prices and intrinsic value are not within the above parameters, these options would become subject to variable accounting and, accordingly, compensation expense would be recognized on each of these options to the extent of the difference between the fair market value of a share of our common stock at the time of exercise and the exercise price of the option.


     FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE.

     Substantial sales of our common stock in the public market following this offering, or the perception by the market that such sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional equity financing in the future. After this offering, we will have 30,500,000 shares of our common stock outstanding. Of these shares, the shares sold in this offering will be freely tradeable. All of the remaining shares are subject to 180-day lock-up agreements. All of these remaining shares are held by UCAR, and UCAR will have the right to require us to register these remaining shares for public sale. Accordingly, all of these remaining shares may be available for sale in the public market 180 days after the date of this prospectus.

     In addition, after this offering, we also intend to register the 5,000,000 shares of our common stock reserved for issuance under our Employee Equity Incentive Plan and our Outside Director Equity Incentive Plan and, if any options are issued by us as described in the preceding risk factor, we will be required to register the shares issuable upon exercise of those options.

     We cannot predict whether future sales of our common stock, or the availability of our common stock for future sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

     OUR SECURITIES HAVE NO PRIOR PUBLIC MARKET, AND WE CANNOT ASSURE YOU THAT OUR STOCK PRICE WILL NOT DECLINE OR FLUCTUATE AFTER THIS OFFERING.

     Our common stock is a new issue of securities for which there is currently no trading market. Although we expect our common stock to be quoted on The Nasdaq National Market, an active trading market for our common stock may not develop or be sustained following this offering. If you purchase shares in this offering, you may not be able to resell your shares at prices equal to or greater than the initial public offering price. The initial public offering price will be determined through negotiations among UCAR, the underwriters and us, and may not be indicative of the market price for our common stock following this offering.

     SOME PROVISIONS OF DELAWARE LAW AND OUR CHARTER, BYLAWS AND AGREEMENTS WITH UCAR MAY MAKE A TAKEOVER OF US MORE DIFFICULT. THIS MAY ADVERSELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK.

     Although we are not at this time subject to the antitakeover provisions of
Section 203 of the Delaware General Corporation Law, our Certificate of Incorporation provides that, if UCAR ceases to own at least a majority of our common stock, we will be subject to Section 203. Section 203 could discourage, delay or prevent a third party from acquiring control of us. In addition, provisions of our Certificate of Incorporation, Bylaws and agreements with UCAR may have the effect of discouraging, delaying or preventing a third party from acquiring control of us, even if such transaction would be beneficial to our stockholders. In addition, our Board of Directors intends to adopt a stockholder rights plan which may have the same effect. Neither these provisions nor our stockholder rights plan will apply to transactions involving UCAR.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements that reflect our current estimates, expectations and projections about our future results, performance, prospects and opportunities. In some cases, you can identify these statements by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", "would" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include matters related to:

     - the future of our business, technologies, products or activities,

     - the future markets for our products,

     - our growth, results of operations or financial position in the future, and

     - other factors set forth under "Risk Factors" in this prospectus.

     You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

                                DIVIDEND POLICY

     It is our current policy to retain earnings to finance the further expansion and continued growth of our business. We do not, therefore, intend to pay any cash dividends on our common stock for the foreseeable future. Any future determination regarding the payment of dividends will be within the sole discretion of our Board of Directors and will depend upon, among other things, our earnings, results of operations, financial condition, current and anticipated cash needs, and restrictions under any future loan, credit, stockholder or other agreement to which we may become a party. Our stockholder's agreement with UCAR also provides that so long as UCAR holds at least 20% of our outstanding common stock, we may not declare dividends or make distributions on our securities without UCAR's consent. No other agreement governs our payment of dividends at this time. We expect to enter into a credit facility which we expect will contain customary restrictions on payments of dividends.

     We currently do not have any subsidiaries. On or prior to December 31, 2000, we intend to create a holding company structure pursuant to which we will become the parent holding company. Our Board of Directors and sole stockholder have approved proceeding with the creation of this structure. After this structure is created, we will derive all of our cash flow from our subsidiaries. Consequently, following such restructuring our ability to pay cash dividends will be dependent upon the earnings of our subsidiaries and the distribution of those earnings to us. The distributions of those earnings will be subject to restrictions under applicable corporate laws and any future loan, credit or other agreement to which we or our subsidiaries may become a party.

                                    DILUTION

     Dilution is the amount by which the initial public offering price paid by the purchasers of our common stock in this offering will exceed the net tangible book value per share of our common stock after this offering. The net tangible book value per share of our common stock is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of our common stock deemed to be outstanding on the date as of which the book value is determined.

     At March 31, 2000, we had net tangible book value of $13.6 million and net tangible book value per share of $0.46. Assuming that the sale of the shares in this offering had occurred on March 31, 2000 at an initial public offering price of $16.50 per share (which is the mid-point of the estimated price range on the cover of this prospectus) and after deducting the underwriting discounts and estimated offering expenses payable by us, our net tangible book value at March 31, 2000 would have been about $23.4 million or $0.77 per share. This represents an immediate increase in net tangible book value of $0.31 per share held by UCAR. Immediate dilution to the purchasers of our common stock in this offering would have been as set forth in the following table:

Assumed initial public offering price per share.............            $16.50
  Net tangible book value at March 31, 2000.................  $ 0.46
  Increase attributable to purchase of shares in this
     offering...............................................    0.31
Net tangible book value per share after this offering.......              0.77
                                                                        ------
Dilution per share to purchasers of shares in this
  offering..................................................            $15.73
                                                                        ======

     The discussion and table above assume no issuance of shares reserved for future issuance under our Employee Equity Incentive Stock Plan and our Outside Director Equity Incentive Plan or shares reserved for issuance pursuant to antidilution provisions of stock options issued by UCAR. Options to purchase 317,550 shares of our common stock become effective on the date of this prospectus at an exercise price equal to the initial public offering price. Options with exercise prices at or above the initial public offering price will not cause further dilution to new investors. If UCAR distributes shares of our common stock to its stockholders, however, we will issue additional options to purchase shares of our common stock pursuant to antidilution provisions of stock options issued by UCAR. Issuance of such shares may result in further dilution to new investors, as described under "Certain Relationships and Related Transactions" elsewhere in this prospectus.

     The following table summarizes, on a pro forma basis as of March 31, 2000, the difference between our existing stockholder and new investors with respect to the number of shares of our common stock purchased from us, the total consideration paid to us and the average price per share paid. Our only existing stockholder is UCAR. The following table assumes that the initial public offering price will be $16.50 per share. If the over-allotment option is exercised in full, the percentage of the total number of shares of our common stock outstanding held by UCAR will decrease from 82.8% to 80.2% of the total number of shares of our common stock outstanding after this offering, and the percentage of the total number of shares of our common stock outstanding held by new investors will increase from 17.2% to 19.8% of the total number of shares of our common stock outstanding after this offering.

                                                                       AGGREGATE
                                          SHARES ACQUIRED         CONSIDERATION PAID
                                       ----------------------    ---------------------
                                                                 (DOLLARS
                                                                    IN
                                                                 MILLIONS)                AVERAGE PRICE
                                         NUMBER       PERCENT     AMOUNT       PERCENT      PER SHARE
                                       -----------    -------    ---------     -------    -------------
Existing stockholder.................   29,850,000      97.9%     $ 12.5         53.9%       $ 0.42
Purchasers of shares in this
  offering...........................      650,000       2.1        10.7         46.1         16.50
                                       -----------     -----      ------        -----
          Total......................   30,500,000     100.0%     $ 23.2        100.0%
                                       ===========     =====      ======        =====

     The consideration paid by UCAR represents the book value of the net assets contributed by UCAR to us on January 1, 2000.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the 650,000 shares of our common stock offered by us in this offering are estimated to be about $10 million, at an assumed initial public offering price of $16.50 per share (which is the midpoint of the range on the cover of this prospectus) and after deducting estimated offering expenses payable by us. We expect to share offering expenses with UCAR, our parent company. The principal uses of the net proceeds to us from this offering are:

     - about $7.0 million to finance equipment for proprietary manufacturing capabilities at our Parma, Ohio facility to produce products for Ballard and other customers, installation of which began in the first quarter of 2000 and is expected to be completed in the first quarter of 2001,

     - about $2.0 million to invest in the growth and expansion of our business, including the purchase of proprietary flake treating and related processing equipment used to make expandable and flexible graphite-based products, and

     - the balance to fund working capital and for general corporate purposes, including other capital expenditures.

     In addition, we may use a portion of the net proceeds to us from this offering to acquire or invest in complementary businesses or technologies, including, for example, joint ventures, strategic alliances or licensing arrangements. We do not currently have any pending commitments or agreements to make any such acquisitions or investments, except for a memorandum of understanding regarding possible development of a raw material source in Canada. Pending their use, the net proceeds to us from this offering will be invested in short-term, investment grade, interest-bearing instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

     We will not receive any of the proceeds from the sale of shares of our common stock by UCAR, our parent company. UCAR believes that, as a stand-alone company with publicly traded common stock, we will be better able to focus on and pursue our business plans and opportunities than we would as a wholly-owned subsidiary. Our management focus, organizational and operational functions and other business activities should be less distracted or burdened by business activities and procedures of a larger multinational enterprise. Further, equity and cash incentive programs based directly on our own financial performance and the value of our business can be implemented. As a result, UCAR has decided to sell shares of our common stock. While the net proceeds to us will be used as described above, the net proceeds to UCAR will be used to pay down its debt and increase its pool of available funds to invest in its core business over the long-term. It is possible that UCAR may decide to sell additional shares of our common stock in the future to further pay down its debt and increase its pool of available funds.

     We will pay our internal costs relating to the offering, underwriting discounts and commissions on the shares issued by us, and a portion of third party expenses based on our pro rata share of the gross proceeds of this offering. UCAR will pay its internal costs relating to this offering, underwriting discounts and commissions on the shares sold by it, and a portion of third party expenses based on its pro rata share of the gross proceeds of this offering.

                                 CAPITALIZATION

     The following table sets forth our capitalization at March 31, 2000 on an actual basis and as adjusted to reflect the sale by us of the 650,000 shares of our common stock offered by us at an assumed initial public offering price of $16.50 per share (which is the midpoint of the estimated price range on the cover of this prospectus) and the initial application of the net proceeds to us therefrom. The information set forth below is qualified by and should be read in conjunction with the Financial Statements and the notes thereto included elsewhere in this prospectus.

                                                                  MARCH 31, 2000
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                              (DOLLARS IN THOUSANDS)
                                                                   (UNAUDITED)
Cash........................................................  $    28      $ 9,841
                                                              =======      =======
Debt........................................................  $    --      $    --
                                                              =======      =======
Stockholder's equity:
  Preferred stock, $.01 par value; 20,000,000 shares
     authorized; none issued or outstanding.................  $    --      $    --
  Common stock, $.01 par value; 200,000,000 shares
     authorized; 29,850,000 shares issued and outstanding,
     actual; and 30,500,000 shares issued and outstanding,
     as adjusted............................................      299          305
  Additional paid-in-capital................................   12,357       22,164
  Retained earnings.........................................      935          935
                                                              -------      -------
          Total stockholder's equity........................   13,591       23,404
                                                              -------      -------
               Total capitalization.........................  $13,591      $23,404
                                                              =======      =======


     In addition, 5,000,000 shares have been reserved for issuance under our Employee Equity Incentive Plan and our Outside Director Equity Incentive Plan, under which an aggregate of 317,550 shares are subject to options that become effective on the date of this prospectus, and an indeterminate number of shares (estimated to be about 3,337,566 shares based on the assumptions described in "Certain Relationships and Related Transactions" on page 64) have been reserved for issuance pursuant to antidilution provisions of stock options issued by UCAR. These antidilution provisions would become applicable only if UCAR distributes shares of our common stock held by it to its stockholders at a time when UCAR owns a majority of our outstanding common stock.

                            SELECTED FINANCIAL DATA

     The following selected financial data at December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been derived from our audited Financial Statements appearing elsewhere in this prospectus. The following selected financial data at December 31, 1995, 1996 and 1997 and for each of the years in the two-year period ended December 31, 1996 have not been audited. The following selected financial data at March 31, 1999 and 2000 and for the three months ended March 31, 1999 and 2000 have not been audited, but, in the opinion of management, include all material adjustments (consisting only of normal, recurring accruals) necessary for a fair presentation of our financial condition and results of operations for such periods in accordance with generally accepted accounting principles. All of the following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the notes thereto appearing elsewhere in this prospectus.

     Because we historically were a division of UCAR, the historical financial information may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

                                                                                               FOR THREE MONTHS
                                            FOR YEARS ENDED DECEMBER 31,                        ENDED MARCH 31,
                           --------------------------------------------------------------   -----------------------
                              1995         1996         1997         1998         1999         1999         2000
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:                          (UNAUDITED)                                                      (UNAUDITED)
                           -----------------------                                          -----------------------

Net sales................     $34,020      $36,448      $37,680      $37,589      $33,782      $ 8,778      $ 9,500
Gross profit.............      13,333       14,331       15,580       15,658       12,345        3,348        3,311
Research and
  development............         613          782        1,012        1,326        1,534          384          446
Selling, administrative
  and other expenses.....       3,668        3,500        3,720        3,462        4,680        1,180        1,268
Operating profit.........       9,048        9,372       10,632       10,970        6,099        1,771        1,585
Net income...............       5,324        5,514        6,258        6,459        3,583        1,041          935
NET INCOME PER SHARE:
  Basic..................        0.18         0.18         0.21         0.22         0.12         0.03         0.03
  Diluted................        0.18         0.18         0.21         0.22         0.12         0.03         0.03
WEIGHTED AVERAGE SHARES
  OUTSTANDING:
  Basic..................  29,850,000   29,850,000   29,850,000   29,850,000   29,850,000   29,850,000   29,850,000
  Diluted................  29,850,000   29,850,000   29,850,000   29,850,000   29,850,000   29,850,000   29,850,000

BALANCE SHEET DATA (AT
  PERIOD END):                         (UNAUDITED)                                                (UNAUDITED)
                           ------------------------------------                             -----------------------
Cash.....................      $  129      $     0      $     0       $  152       $   18       $  224       $   28
Total assets.............      19,822       23,768       24,094       23,199       24,171       24,846       26,673
Total debt...............           0            0            0            0            0            0            0
Stockholder's equity.....       9,229       13,494       11,443       10,406       12,476       16,436       13,591
Working capital..........       3,060        3,956        1,601        1,179        2,547        7,164        3,488

OTHER DATA:
Gross profit margin......        39.2%        39.3%        41.3%        41.7%        36.5%        38.1%        34.9%
Capital expenditures.....     $ 1,296      $ 4,588      $ 1,825      $ 1,005      $ 2,326       $  499       $  611

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     At the time we founded our business in 1963, we were an unincorporated business within the Carbon Products Division of Union Carbide Corporation. During our early stages of operation in the 1970's, we licensed our initial technology for the manufacture of flexible graphite to other companies that later became producers of flexible graphite. In 1989, the Carbon Products Division was separated from Union Carbide's other businesses and contributed to UCAR Carbon Company Inc., a wholly owned subsidiary of Union Carbide. UCAR Carbon was subsequently contributed to UCAR International, which became a public company in 1995. We remained a division of UCAR Carbon Company Inc. until January 2000, at which time UCAR transferred substantially all of the assets and liabilities related to its worldwide natural, acid-treated and flexible graphite business to us.

     All financial information at dates and for periods prior to this offering were prepared as if we had operated as a separate stand-alone entity at those dates and for those periods. This includes allocated expenses which are described further in the table on page 23.

BUSINESS BACKGROUND


     About 80% of our net sales are derived from sales of our products in the United States. The balance of our net sales is derived from sales in Western Europe and the Far East. We incur manufacturing costs and are paid for our products primarily in United States dollars. As a result, our results of operations and financial condition are not affected to any material extent by changes in currency exchange rates. Since we serve markets worldwide, we are impacted in varying degrees as local or regional conditions fluctuate, affecting demand for our products.


     Historically, our principal products have consisted of flexible graphite sold primarily for use in gaskets and other sealing applications in the automotive, chemical and petrochemical industries. Our business has historically generated positive cash flow from operations sufficient to fund our ongoing operations and development activities. Although our net sales were negatively impacted in 1999 by price competition, we believe that as we introduce new products for automotive, chemical and petrochemical applications, we will experience growth in this business over the long term.

     During the past 18 months, we refocused our business strategy to concentrate on the growth opportunities in the fuel cell and other new markets. We have increased our research and development efforts in the fuel cell and other new markets, and intend to continue to expand support of our efforts to grow sales of our products in these markets.

UCAR COST ALLOCATIONS

     The following table sets forth the allocations and methods for allocations of costs from UCAR represented by some items in the Statements of Operations. These allocations are applicable to each period covered in the Statements of Operations, and management believes these allocations were reasonable.

     Included in cost of sales were allocated costs totalling $1.8 million in 1997, $2.0 million in 1998, $2.1 million in 1999, $0.5 million in the quarter ended March 31, 1999 and $0.6 million in the quarter ended March 31, 2000. Included in selling, administrative and other expenses were allocated costs totalling $1.2 million in 1997, $1.3 million in 1998, $1.4 million in 1999, $0.3 million in the quarter ended March 31, 1999 and $0.5 million in the quarter ended March 31, 2000. All of the research and development expenses and provision for income taxes represent allocated costs for each period, except for the first quarter of 2000 which included allocated costs of $0.2 million for research and development.

              ITEM                           COMPONENTS                   METHOD OF ALLOCATION
--------------------------------  --------------------------------  --------------------------------
Cost of sales...................  Allocations for employee benefit  Based primarily on headcount,
                                  costs in our production           total payroll, or on actual
                                  workforce                         costs, whichever most accurately
                                                                    reflects costs

Selling, administrative and
  other expenses................  Allocations under the corporate   For other than employee benefit
                                  services agreement (legal,        costs, allocation is based on
                                  accounting, tax, human            the actual cost of the estimated
                                  resources, accounts receivable,   portion of each service that is
                                  accounts payable, information     performed on our behalf
                                  systems, investor relations,
                                  treasury risk management and      Allocation for employee benefit
                                  health, safety and environmental  costs is based primarily on
                                  protection)                       headcount, total payroll, or on
                                                                    actual costs, whichever most
                                                                    accurately reflects costs

Research and development........  Rent for Parma, Ohio Product and  Based on fair rental value for
                                  Process Development Center        the portion being used based on
                                                                    the estimated value of the
                                                                    facility, plus an allocation of
                                                                    overhead costs to the extent
                                                                    that they would relate to the
                                                                    facility

                                  Services provided at the Parma,   Based on the actual cost of the
                                  Ohio Product and Process          estimated portion of each
                                  Development Center, such as       service that is performed on our
                                  research, stores and services     behalf
                                  relating to site health, safety
                                  and environmental protection

                                  Costs for supplies used           Based on actual usage

                                  Costs for maintenance and         Billed for actual hours we
                                  testing                           require, with an hourly rate
                                                                    based on actual historical labor
                                                                    rates

Provision for income taxes......  Federal and state income taxes    Based on the tax liability we
                                                                    would incur if we filed a
                                                                    separate return

     Effective January 1, 2000, we entered into a ten-year operating lease agreement, with one five-year extension, with UCAR related to the principal building in Lakewood, Ohio in which we operate. Payments under the lease are $213,000 per year for the first five years of the lease term. Every five years thereafter, the rent will be reset to fair market rental value. For periods through December 31, 1999, our financial statements do not reflect any rent paid on the Lakewood, Ohio facility. Instead, prior to entering into the lease agreement, we had been allocated actual depreciation expense with respect to the building in the amount of $8,000 for 1997, $13,000 for 1998 and $14,000 for 1999.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, some items in the Statements of Operations and the increase or decrease (expressed as a percentage of such item in the comparable prior period) of such items:

                                                                                       PERCENTAGE
                                                                                        INCREASE
                                                             FOR THREE MONTHS          (DECREASE)
                                                                  ENDED          -----------------------
                            FOR YEARS ENDED DECEMBER 31,        MARCH 31,        1997    1998    Q1 1999
                            -----------------------------    ----------------     TO      TO       TO
                             1997       1998       1999       1999      2000     1998    1999    Q1 2000
                            -------    -------    -------    ------    ------    ----    ----    -------
                               (DOLLARS IN THOUSANDS)          (UNAUDITED,
                                                                DOLLARS IN
                                                                THOUSANDS)
Net sales.................  $37,680    $37,589    $33,782    $8,778    $9,500    0.2%    (10.1)%     8.2%
Cost of sales.............   22,100     21,931     21,437     5,430     6,189    (0.8)   (2.3)      14.0
                            -------    -------    -------    ------    ------
Gross profit..............   15,580     15,658     12,345     3,348     3,311    0.5     (21.2)     (1.1)
Research and
  development.............    1,012      1,326      1,534       384       446    31.0    15.7       16.1
Selling, administrative
  and other expenses......    3,720      3,462      4,680     1,180     1,268    (6.9)   35.2        7.5
Other expense (income),
  net.....................      216       (100)        32        13        12    N/M     N/M         N/M
                            -------    -------    -------    ------    ------
Operating profit..........  $10,632    $10,970    $ 6,099    $1,771    $1,585    3.2     (44.4)    (10.5)
                            =======    =======    =======    ======    ======

---------------
N/M: Not Meaningful

     The following table sets forth, for the periods indicated, the percentage of net sales represented by some items in the Statements of Operations:

                                                                               FOR THREE MONTHS
                                                       FOR YEARS ENDED              ENDED
                                                        DECEMBER 31,              MARCH 31,
                                                   -----------------------    ------------------
                                                   1997     1998     1999       1999       2000
                                                   -----    -----    -----    ---------    -----
                                                                                 (UNAUDITED)
Net sales........................................  100.0%   100.0%   100.0%     100.0%     100.0%
Cost of sales....................................   58.7     58.3     63.5       61.9       65.1
                                                   -----    -----    -----      -----      -----
Gross profit.....................................   41.3     41.7     36.5       38.1       34.9
Research and development.........................    2.7      3.5      4.5        4.4        4.7
Selling, administrative and other expenses.......    9.8      9.3     13.8       13.4       13.4
Other expense (income), net......................    0.6     (0.3)     0.1        0.1        0.1
                                                   -----    -----    -----      -----      -----
Operating profit.................................   28.2%    29.2%    18.1%      20.2%      16.7%
                                                   =====    =====    =====      =====      =====

     THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999. Net sales in the quarter ended March 31, 2000 were $9.5 million, an increase of $0.7 million, or 8.2%, from net sales in the quarter ended March 31, 1999 of $8.8 million. Gross profit in the quarter ended March 31, 2000 was $3.3 million, the same as gross profit in the quarter ended March 31, 1999. Gross profit margin in the quarter ended March 31, 2000 was 34.9% of net sales as compared to gross profit margin in the quarter ended March 31, 1999 of 38.1% of net sales.

     The increase of $0.7 million in net sales was primarily due to $0.4 million in increased sales of expandable graphite products and $0.3 million in increased sales of advanced flexible graphite products. Net sales of flexible graphite products were unchanged, although sales volume was slightly higher and prices were slightly lower. We reduced the prices of our flexible graphite products to match price decreases by our primary competitors in an effort to maintain market share. Although the majority of our price reductions were effected early in 1999, some additional price reductions occurred in early 2000. The positive impact of increased net sales on gross profit was offset by increases in manufacturing costs, primarily increased maintenance costs and increased employee costs, including accruals for incentive payments. The percentage increase in manufacturing costs was greater than the percentage increase in net sales.


     Our net sales fluctuate from quarter to quarter due to such factors as scheduled plant shut downs by customers, changes in customer production schedules and changes in customer order patterns. Our net sales for past quarters may not be indicative of our net sales for future quarters or for a full year.


     Research and development expenses were about $0.4 million in each of the quarters ended March 31, 2000 and March 31, 1999.

     Selling, administrative and other expenses increased $0.1 million, or 7.5%, to $1.3 million in the quarter ended March 31, 2000 from $1.2 million in the quarter ended March 31, 1999, primarily due to increases in the number of employees to prepare for growth and increase our commercialization efforts.

     Operating profit was $1.6 million, or 16.7% of net sales, in the quarter ended March 31, 2000 as compared to $1.8 million, or 20.2% of net sales, in the quarter ended March 31, 1999. The decrease in operating profit was due to increased selling and administrative expenses and a decreased gross margin.

     Provision for income taxes was $0.7 million for both the quarter ended March 31, 2000 and the quarter ended March 31, 1999. This is higher than the U.S. federal income tax rate of 35%, primarily as a result of the impact of state and local income taxes.

     As a result of the changes described above, net income was $0.9 million in the quarter ended March 31, 2000, a decrease of $0.1 million from $1.0 million in the quarter ended March 31, 1999.

     1999 COMPARED TO 1998. Net sales in 1999 were $33.8 million, a decrease of $3.8 million, or 10.1%, from net sales in 1998 of $37.6 million. Gross profit in 1999 was $12.3 million, a decrease of $3.3 million, or 21.2%, from gross profit in 1998 of $15.7 million. Gross profit margin in 1999 was 36.5% of net sales as compared to gross profit margin in 1998 of 41.7% of net sales. The decrease in net sales was primarily due to a decline in the average prices of our gasket and sealing products. The average price of our sealing products sold to the internal combustion market was nearly 10% lower in 1999 than in 1998. Average prices of our other products also declined, but to a lesser extent. The volume of products sold increased slightly in 1999 as compared to 1998. We reduced the average price of our flexible graphite products to match price decreases by our primary competitors in an effort to maintain market share. The majority of our price decreases were effected early in 1999. Since the early part of 2000, prices have stabilized and, although there can be no assurances, we do not currently intend, or expect to be required, to significantly decrease our prices in the near future. Reductions in raw material costs due to lower prices, alternate sources of supply and improvements in operations resulted in a reduction of $0.5 million in cost of sales in 1999 as compared to 1998, even though there was a slight increase in volume of products sold. Gross profit and gross profit margin declined in 1999 as compared to 1998 because both the dollar amount of the decrease and the percentage decrease in net sales exceeded both the dollar amount of the reduction and the percentage reduction in cost of sales.

     Research and development expenses increased $0.2 million, or 15.7%, to $1.5 million in 1999 from $1.3 million in 1998, reflecting our commitment of additional personnel resources to implement our new strategic focus on fuel cells and other emerging opportunities such as thermal management and fire protection applications. This increase was caused by the hiring of additional people to support the research and development efforts of our business. We believe that, in 2000, these expenses will continue to increase due to our commitment to innovation and commercialization of our solutions and products.

     Selling, administrative and other expenses increased $1.2 million, or 35.2%, to $4.7 million in 1999 from $3.5 million in 1998, primarily due to increases in personnel and increased resources devoted to strategic planning and commercialization efforts. In 1999, we added five employees involved in these activities, which accounted for most of the increase. We believe that, in 2000, these expenses will increase due to increased support for our commercialization efforts.

     Operating profit was $6.1 million, or 18.1% of net sales, in 1999 as compared to $11.0 million, or 29.2% of net sales, in 1998. The decrease in operating profit was due to lower gross profit and to higher selling, administrative and other expenses and higher research and development expenses.

     Provision for income taxes was $2.5 million for 1999 as compared to $4.5 million for 1998. During both years, the provision for income taxes reflected a 41% effective income tax rate. This is higher than the U.S. federal income tax rate of 35%, primarily as a result of the impact of state and local income taxes.

     As a result of the changes described above, net income was $3.6 million in 1999, a decrease of $2.9 million from $6.5 million in 1998.

     1998 COMPARED TO 1997. Net sales in 1998 were $37.6 million, substantially the same as net sales in 1997 of $37.7 million. The impact of a 2% decline in average prices of our gasket and sealing products was substantially offset by an increase in the volume of those products sold. The volume and average prices of our other products sold, and cost of sales of all products, was relatively stable in 1998 as compared to 1997. As a result, gross profit in 1998 was $15.7 million, substantially the same as gross profit in 1997 of $15.6 million. Gross profit margin in 1998 was 41.7% of net sales as compared to gross profit margin in 1997 of 41.3% of net sales.

     Research and development expenses increased $0.3 million, or 31.0%, to $1.3 million in 1998 from $1.0 million in 1997. This increase was primarily due to hiring more people to support our work with our strategic partner, Ballard.

     Selling, administrative and other expenses were $3.5 million in 1998, a reduction of $0.2 million over 1997. This was due to lower costs related to travel, commissions, and variable compensation totaling $0.3 million. These decreased costs offset an increase in salary expense of $0.1 million.

     Operating profit was relatively stable at $11.0 million, or 29.2% of net sales, in 1998 as compared to $10.6 million, or 28.2% of net sales, in 1997.

     Provision for income taxes was $4.5 million for 1998 as compared to $4.4 million for 1997. During both years, the provision for income taxes reflected a 41% effective income tax rate. This is higher than the U.S. federal income tax rate of 35%, primarily as a result of the impact of state and local income taxes.

     As a result of the changes described above, net income was $6.5 million in 1998, an increase of $0.2 million from $6.3 million in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Since January 1, 1997, cash flow from operations has constituted our principal source of funds. For the past five years, we have had positive annual cash flow from operations. We are seeking to improve, among other things, our cash flow from operations in 2000 through improvements in production scheduling, inventory management, cash management and accounts payable and receivable management. Improvements in cash flow from operations in 2000 resulting from these efforts are being partially offset by the cash costs of implementing these improvements.

     We believe that our cash flow from operations, combined with the net proceeds to us from this offering and our efforts to reduce costs, improve efficiencies and generate growth and earnings, will enable us to implement our business strategies and meet our obligations on a long-term basis. To the extent that demand for our products grows substantially, we would need additional funds to finance expansion of our manufacturing capacity. If able to do so, it is most likely that we would seek to obtain additional funds from either borrowings or sales of additional capital stock.

     CASH FLOW PROVIDED BY OPERATING ACTIVITIES. Cash flow provided by operations was $0.4 million in the quarter ended March 31, 2000 as compared to cash flow used in operations of $4.4 million in the quarter ended March 31, 1999. This increase of $4.8 million was due primarily to a payment of about $4.0 million in income taxes made in the quarter ended March 31, 1999, which payment was not repeated in the quarter ended March 31, 2000. We expect to make a tax payment during 2000 of about $2.6 million.

     Cash flow provided by operations was $3.7 million in 1999 as compared to cash flow provided by operations of $8.6 million in 1998. This decrease of $4.9 million resulted primarily from higher use of cash for working capital of $2.1 million, lower net income of $2.9 million and increased use of cash associated with long term assets and liabilities of $0.2 million in 1999.

     Use of cash flow for working capital was $1.5 million in 1999, which was $2.1 million more than the $0.6 million of cash flow provided by working capital in 1998. The increased use of working capital was due primarily to an increase in the use of cash of $2.7 million for taxes payable in respect of the 1998 tax year due to higher earnings in 1998. Cash provided from inventory decreased by $0.5 million due to substantial improvements in 1998 that were not achieved in 1999. Efforts to reduce inventory began in 1998, resulting in a reduction of $0.7 million from December 31, 1997 to December 31, 1998. While efforts to reduce inventory continued during 1999, the reduction was only $0.2 million. In addition, we had a reduction in the use of cash of $0.8 million for payables as a result of a change in our payment policy from weekly to biweekly payments.

     CASH FLOW USED IN INVESTING ACTIVITIES. We used $0.6 million of cash flow in investing activities during the quarter ended March 31, 2000 as compared to $0.5 million during the quarter ended March 31, 1999. This decrease of $0.1 million was primarily due to a decrease in cash used for capital expenditures for processing equipment.

     We used $2.3 million of cash flow in investing activities during 1999 as compared to $1.0 million during 1998. This increase of $1.3 million was primarily due to an increase in cash used for capital expenditures. Virtually all of our annual and quarterly investing activities consisted of capital expenditures for manufacturing and processing equipment.

     CASH FLOW USED IN FINANCING ACTIVITIES. Cash flow provided by financing activities was $0.2 million in the quarter ended March 31, 2000 as compared to cash flow provided by financing activities of $5.0 million in the quarter ended March 31, 1999. The cash flow provided by financing activities in 1999 represented net changes in divisional equity.

     Cash flow used in financing activities was $1.5 million in 1999 as compared to cash used in financing activities of $7.4 million in 1998. These uses reflected transfers of cash to UCAR.

     CREDIT FACILITY. We are in the process of obtaining credit facilities to enhance our liquidity. We expect that the proposed credit facilities would consist of:

     - a three-year revolving credit facility providing for maximum borrowings of up to $10.0 million (including stand-by letters of credit of up to a maximum of $1.0 million) based on eligible accounts receivable and inventory, and

     - a five and one-half year term loan of $5.0 million, which would require semi-annual interest payments (after the first one-half year, the loan would amortize over a five-year period).

     We expect that such facility would be secured by a pledge of all of our assets and that borrowings under such facility would be used for capital expenditures, working capital and general corporate purposes. We also expect that such facility would provide that events of default would include defaults under UCAR's principal credit facilities and changes in control of UCAR, but would not restrict a distribution of our common stock held by UCAR to its stockholders.

     We have received a commitment with respect to such a facility from a bank. The commitment is subject to a number of conditions, including the bank's receipt of satisfactory appraisals and completion of field audits, completion of this offering and satisfactory completion of definitive documentation. We cannot assure you that we will obtain such facility.

     CASH MANAGEMENT AND DISTRIBUTIONS TO UCAR. Historically, our liquidity and cash flow was managed by UCAR as part of the overall activities related to its consolidated liquidity and cash management activities. These activities included managing cash provided to us by UCAR as well as cash we generated from the operation of our business.

     Through December 31, 1999, we operated as a division of UCAR and, as such, cash generated from the operation of our business was retained by UCAR. To the extent that we required funds for investment, the cash was provided by UCAR. Since January 1, 2000, net cash generated by us has been and will be retained by us.

     Pending establishment of our own banking relationships, the net cash generated by us has been held for us by UCAR and is reflected on our balance sheets and statements of cash flow as part of other receivables.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We do not currently utilize any derivative financial instruments.

YEAR 2000 ISSUE

     The Year 2000 issue resulted from the fact that many computer programs were written using two rather than four digits to define the applicable year. Any computer programs that have time-sensitive software could have recognized a date using "00" as the year 1900 rather than the year 2000. We did not experience any such material errors, miscalculations or failures affecting us or our critical suppliers, service providers or customers. We estimate that we incurred an aggregate incremental cost of about $0.2 million for internal and external services in connection with Year 2000 issues.

COSTS RELATING TO PROTECTION OF THE ENVIRONMENT

     We have been, currently are and will continue to be subject to increasingly stringent environmental protection laws and regulations. In addition, we have an ongoing commitment to rigorous internal environmental protection standards. The following table sets forth summary information regarding our environmental expenses and capital expenditures.

                                                               FOR YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1998       1999
                                                              -------    -------    -------
                                                                 (DOLLARS IN THOUSANDS)
Expenses relating to environmental protection...............  $2,066     $1,308     $1,446
Capital expenditures related to environmental protection....     112        429        403

     Our capital expenditures for environmental protection have been for air emission scrubbers, wastewater neutralization systems, and other equipment installed in conjunction with capital projects for manufacturing equipment. Our environmental protection expenses have been for materials and utilities necessary to operate wastewater neutralization systems and air emission scrubbers, waste disposal and other miscellaneous environmental expenditures.

     We anticipate that our expenditures related to protecting the environment will be about $2.7 million in 2000 and about $2.9 million in 2001. Our increased estimate for environmental protection expenses in 2001 is due to our anticipated increase in production volume for that year. We believe that our expenditures related to protecting the environment will not have a material impact on our competitive position.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK


     Our United States sales accounted for about 80% of our net sales in 1999. In 1998, 10.6% of our sales were conducted in foreign currency and, in 1999, 7.4% of our sales were conducted in foreign currency. We do not purchase material quantities of raw material in foreign currencies. Because of our limited foreign sales and purchases, we do not have significant exposure to market risks from changes in currency exchange rates. To manage any exposure we may have to these changes, we may enter into transactions that have been authorized according to documented policies and procedures. We do not use derivatives. Because historically we have not had any debt, we have not had exposure to market risks from changes in interest rates. To the extent that we obtain a credit facility or incur other borrowings with variable interest rates, we will be exposed to such risks.


CORPORATE STRUCTURE

     We currently have no subsidiaries. On or prior to December 31, 2000, we intend to create a holding company structure pursuant to which we will serve as the parent holding company. We intend to have three subsidiaries--one for our operations, one for finance matters and one for technological matters--and an additional holding company that serves as an intermediate holding company between us and the three new subsidiaries. One or more of these subsidiaries may be organized as a limited liability company, and the remaining subsidiaries will be organized as corporations. Our Board of Directors and sole stockholder have approved this holding company structure for implementation when our management deems appropriate. An advantage of the holding company structure is that it may provide us with flexibility in connection with any future prospective acquisitions, financings and other business activities following this offering. For example, if we decide to engage in a business that we perceive poses higher risks than our existing businesses, we may operate this business through a subsidiary so as to insulate our other subsidiaries against the potential liabilities. Other advantages of the holding company structure are that it helps enhance managerial opportunities and accountability, and may have tax advantages. A disadvantage of this structure is the restrictions on payment of dividends described in "Dividend Policy" elsewhere in this prospectus.

                                    BUSINESS

INTRODUCTION

     We are the world leader in the development of high quality, natural graphite-based products, with more patents relative to flexible graphite than any other company in the world. We also are one of the largest manufacturers of these products. We provide our customers with individually designed solutions and products for use in diverse applications in a wide range of industries.

     We are one of the largest suppliers of natural graphite-based products for use in the automotive, chemical and petrochemical industries, with a 37-year history of developing innovative products for automotive and industrial sealing applications. We have an established business with state-of-the-art operations, advanced technological development programs and experienced management. Our business has historically generated positive cash flow from operations sufficient to fund our ongoing operations and development activities. As a result, we believe that we are well-positioned to capitalize on the commercialization of fuel cells and to expand into other markets.

     We view the market for fuel cell applications as our best long-term growth opportunity. We believe that our strong relationship with Ballard combined with our technological and operating strengths will continue to make flexible graphite Ballard's product of choice and allow us to capitalize on the commercialization of fuel cell technology in the transportation and portable power markets. We also believe that our technologically advanced solutions and products will create new applications in other markets and replace existing technologies due to superior performance and cost-competitiveness, presenting us with growth opportunities.

PRODUCTS

     We produce natural graphite-based products, including expandable graphite, flexible graphite and advanced flexible graphite products. The versatility of our proprietary processes and equipment enables us to modify our natural graphite-based products to meet a variety of customer specifications. We work with our customers to develop technologically advanced solutions, utilizing our knowledge and expertise in expandable graphite, flexible graphite and advanced flexible graphite.

     EXPANDABLE GRAPHITE. We use a proprietary process to convert natural graphite flake into expandable graphite. During this process, we can manufacture expandable graphite with a number of specific properties. For example, by changing expandable graphite's sensitivity to temperature, modifying its particle size and imparting long-term stability in the product, we created GRAFGUARD(R) graphite flake for use in fire protection applications. The expansion property of our GRAFGUARD(R) graphite flake is the basis for its use in a growing number of fire retardant applications. Expanding up to 250 times its original thickness, the graphite flake generates a thick, non-burnable insulating layer that retains the superior heat resistance of graphite. These products consist of existing products, new products and products in development. Revenue from the sale of our expandable graphite represented about 6% of our total revenue in 1999 and about 7% of our total revenue in the quarter ended March 31, 2000.

     FLEXIBLE GRAPHITE. We produce flexible graphite from expandable graphite flake, and can further fabricate the flexible graphite into a variety of sheet, laminate and tape products. Flexible graphite is lightweight, conformable, temperature-resistant and inert to most chemicals. Due to these characteristics, it is an excellent sealing material that has been used primarily in high temperature and corrosive environments in the automotive, chemical and petrochemical industries. For example, automotive applications for our flexible graphite products include head gaskets and exhaust gaskets as well as engine and exhaust heat shields. We market our flexible graphite products under our GRAFOIL(R) brand name. Revenue from the sale of our flexible graphite products represented about 86% of our net sales in 1999 and about 85% of our net sales in the quarter ended March 31, 2000. Sales of our flexible graphite products represent our historical source of revenue.

     ADVANCED FLEXIBLE GRAPHITE. We produce advanced flexible graphite by subjecting expandable or flexible graphite materials to additional proprietary processing. These additional processing steps alter the properties and characteristics of flexible graphite to make materials with modified electrical, thermal and strength characteristics. Advanced flexible graphite can be used in the production of proton exchange membrane fuel cell flow field plates, thermal management applications for computers and other electronic devices, energy management applications in devices such as batteries and supercapacitors, and heat management applications in high temperature industrial furnaces. We market our advanced flexible graphite products under our GRAFCELL(TM) brand for fuel cell applications and under our GRAFSHIELD(TM) brand for high temperature industrial furnace applications. Revenue from the sale of advanced flexible graphite was 8% of our total 1999 revenue and about 8% of our total revenue in the quarter ended March 31, 2000. Some of these new products are in the development stage.

OUR STRENGTHS

     HISTORY OF PRODUCT AND SOLUTION INNOVATION. Our business was founded by the Carbon Products Division of Union Carbide Corporation in 1963. Since then, we have identified many new applications for which our products can offer advantages in performance and cost. We have a history of industry leadership bringing innovative natural graphite-based products that provide technological solutions to market. In the 1970s, GRAFOIL(R) flexible graphite sheet was introduced as a replacement for asbestos in high temperature gasket applications. In the 1980s, the use of GRAFOIL(R) sheet was successfully marketed as a superior gasket for automotive engine applications. In the 1990s, we began developing natural graphite-based products and solutions for applications in fuel cells, electronics and construction and building materials. We believe that our knowledge and technology base will continue to allow us to identify new growth opportunities.

     REQUIREMENTS CONTRACT WITH BALLARD. In 1999, we entered into a nine-year requirements contract to supply Ballard with our products for use in flow field plates in Ballard(R) fuel cells. We also entered into a three-year agreement to collaborate with Ballard on further development of advanced flexible graphite products for flow field plates. Ballard's Mark 900 fuel cell stack, which utilizes our products, features a power density increase of almost 30%, occupies about half the space and weighs 30% less than Ballard's previous automotive fuel cell. Ballard has publicly characterized our relationship as a "Ballard Fuel Cell Milestone." Our requirements contract with Ballard provides that Ballard will buy from us all flexible graphite that it requires for use in flow field plates for PEM fuel cells, and that we will provide these flexible graphite products for use in flow field plates only to Ballard. We have developed a strong relationship with Ballard, which we believe will allow us to capitalize on the commercialization of fuel cell technology in the transportation and portable power markets.

     TECHNOLOGICAL AND MANUFACTURING EXCELLENCE. Our proprietary technology allows us to scale our capacity and modify our products to meet our customers' unique requirements. We believe that we are the only manufacturer that chemically processes all of its natural graphite flake. This permits us to precisely control the properties and quality of our products and reduces cycle time, which we believe gives us a competitive advantage. We believe that our processing technology will enable us to efficiently expand our operations as customer demand for our products increases. We are currently installing proprietary manufacturing capabilities at our Parma, Ohio facility, at a cost of about $7 million, to produce advanced flexible graphite products for Ballard and other customers.

     RESEARCH AND DEVELOPMENT. Our research and development team has a proven record of developing technological solutions for our customers, which we believe will allow us to quickly leverage our innovations into commercially viable products for new markets. About 19% of our 70 salaried employees are devoted to research and development, and about 46% of that team are Ph.D. scientists. Our research and development efforts are centered in UCAR's Product and Process Development Center in Parma, Ohio, which is recognized as one of the leading carbon and graphite research and development centers in the world. As a result, we believe that we are well-positioned to provide individually designed solutions to a wide range of industries.

     INTELLECTUAL PROPERTY. The development and protection of our intellectual property is an integral part of our corporate philosophy. We currently hold over 100 issued patents and 260 pending patent applications and perfected patent application priority rights worldwide. These patent rights include over 20 issued patents and 90 pending patent applications and perfected patent application priority rights worldwide in the fuel cell technology area. These patent rights also include patents and pending patent applications in:

     - thermal management applications for computers and other electronic devices,

     - fire protection applications in construction and building materials,

     - energy management applications in devices such as batteries and supercapacitors,

     - heat management applications in high temperature industrial furnaces, and

     - high temperature sealing applications.

     Our trademarks include those for our GRAFOIL(R), GRAFCELL(TM), GRAFSHIELD(TM) and GRAFGUARD(R) product lines. We believe that our intellectual property gives us a competitive advantage.

     STRONG CUSTOMER RELATIONSHIPS. We believe that our customers view us as the supplier of choice, due in part to our long-term customer support and joint product and applications development efforts, as well as due to what we believe is superior technical service. We have received numerous supplier recognition awards, including Supplier of the Year honors from divisions of Federal Mogul Corporation and Dana Corporation.

OUR BUSINESS STRATEGIES

     The following are principal components of our business and growth strategy:

     CAPITALIZE ON OUR RELATIONSHIP WITH BALLARD. We intend to capitalize on our agreements with Ballard in order to participate in the commercialization of PEM fuel cell technology. We also believe that our long-term alliance with Ballard will allow us to benefit from continued research and development breakthroughs in the fuel cell as well as other markets.

     INNOVATE THROUGH RESEARCH AND DEVELOPMENT. We believe that our experience in developing and producing products for the automotive, chemical and petrochemical industries has positioned us to take advantage of new opportunities. We continually enhance our understanding of natural graphite-based materials and the relationship between process conditions and product properties. We have active programs in place to develop products with special thermal and electrical properties, which we believe will allow our products to be used in new markets. In addition to the advances in materials for flow field plates in PEM fuel cells, we are developing a flexible graphite-based fuel cell gas diffusion layer, which allows distribution of reactant gases and electric currents within the fuel cell. We intend to remain a leader in technological solutions for these and other products by furthering our research and development efforts, both on a stand-alone basis and through strategic alliances.

     IDENTIFY AND DEVELOP GROWTH OPPORTUNITIES AND INCREASE MARKET
AWARENESS. Leveraging our manufacturing and process technology strengths, we are focusing on the development of new applications using specialized natural graphite-based products. These applications include thermal applications for computers and other electronic devices, fire protection applications in construction and building materials, energy management applications in devices such as batteries and supercapacitors and heat management applications in high temperature industrial furnaces. We seek to identify technologies where our products can offer unique advantages in performance and cost over current products. We will continue to work closely with customers to develop and test products that we believe will allow us to be first to market. We are in discussions with various electronic and building materials companies relating to innovative solutions and products that we believe will result in our penetration into these large markets. We also intend to create greater market awareness for our products by demonstrating product capability and performance that exceed our customers' expectations and that we believe will be superior to those of competing technologies. We anticipate that the attributes of our new products will allow us to identify related applications for our natural graphite-based solutions.

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

     IDENTIFY AND DEVELOP STRATEGIC ALLIANCES. We are pursuing strategic alliances that we believe will enhance and complement our existing businesses and accelerate growth opportunities across a wide range of markets. We believe that these alliances will leverage our strengths and enable us to expedite product development and commercialization, leading to increased sales, cash flow and earnings. Our strategic alliances may take the form of joint ventures, licensing agreements, supply agreements or other arrangements. Our relationship with Ballard exemplifies one type of alliance we are pursuing.

     AGGRESSIVELY PROTECT OUR INTELLECTUAL PROPERTY. We will continue to protect our technology through patents and carefully maintained trade secrets. As we develop new applications and products, we will apply for patents and trademark registrations to protect our rights. We believe that an active policy of protecting intellectual property is an important component of our technology leadership strategy. This policy provides us with a level of exclusivity that enhances the rewards of being first-to-market, thereby enabling us to achieve a competitive advantage.

OUR APPLICATIONS AND MARKETS

     We have developed our flexible graphite products for use in sealing applications in the automotive, chemical and petrochemical industries.

     We are developing our expandable graphite and advanced flexible graphite products for use in:

     - fuel cell applications in the transportation and power industries,

     - thermal management applications for computers and other electronic devices,

     - fire protection applications in construction and building materials,

     - energy management applications in devices such as batteries and supercapacitors, and

     - heat management applications for high temperature industrial furnaces.

     SEALING APPLICATIONS IN THE AUTOMOTIVE, CHEMICAL AND PETROCHEMICAL INDUSTRIES. We are one of the largest suppliers of flexible graphite for use in the automotive, chemical and petrochemical industries. We believe that our GRAFOIL(R) brand is one of the oldest and most widely recognized brands of flexible graphite in the world. In automotive applications, GRAFOIL(R) is used for head gaskets, exhaust gaskets, and as a component of engine and exhaust heat shields. A gasket consists of material that is located between two pieces of metal, so that when the pieces of metal are bolted together the gasket helps seal the joint between the two pieces of metal. A heat shield prevents heat from moving from one area to another, effectively shielding protected areas from heat. A valve packing is a soft, pliable material that is used around a valve stem to prevent leaks around the mechanism from opening and closing the valve. When used as part of a gasket, GRAFOIL(R) flexible graphite is typically combined to both sides of a perforated or flat metal sheet, and is used to seal coolant ports and combustion gases in the engine. As an automotive heat shield, GRAFOIL(R) products are usually used as an inner layer between two pieces of metal, and act to move heat away from the engine or exhaust "hot spot". In industrial applications, GRAFOIL(R) flexible graphite combined with perforated or flat metal sheet is used as a temperature and chemical resistant gasket and valve packings for chemical and petrochemical plants. These industrial sealing products are widely recognized as being fire resistant and environmentally safe. Federal Mogul currently is our largest customer for these sealing materials, accounting for 32% of our net sales in 1999.

     FUEL CELL APPLICATIONS IN THE TRANSPORTATION AND POWER INDUSTRIES. One of our emerging market opportunities is in the area of power generation using fuel cells. The advantages of using our advanced flexible graphite in fuel cell applications such as flow field plates include its high electrical conductivity, its light weight, its corrosion resistance and its cost effectiveness. We also are developing a flexible graphite-based gas diffusion layer, which controls the distribution of reactant gases and electric currents within the fuel cell.

     Introduction to PEM fuel cells. A proton exchange membrane, or PEM, fuel cell is an environmentally clean power generator that produces electricity without combustion from hydrogen and oxygen. When hydrogen is supplied as the fuel, heat and water are the only by-products. Proton exchange membrane fuel cells are suitable for, among other things:

     - transportation applications such as automobiles, buses and trucks,

     - use by independent power producers and utilities in stationary power applications, including distributed or on-site power generation for commercial, industrial or residential uses, standby power and electricity at remote locations, and

     - portable applications such as portable power generators for equipment, including household appliances and electronic devices located in places without easy access to other sources of electricity.

BALLARD FUEL CELL STACK
   [BALLARD FUEL CELL STACK GRAPHIC] SINGLE CELL [FLOW FIELD PLATE GRAPHIC] [LINES CONNECT DESCRIPTIONS BELOW TO RESPECTIVE PARTS OF FUEL CELL GRAPHIC]

         -- A single fuel cell consists of the membrane electrode assembly and two graphite flow-field plates

         -- HYDROGEN -- Hydrogen flows through channels in flow-field plates to the anode where the platinum catalyst promotes its separation into protons and electrons. Hydrogen may be supplied to a fuel cell directly or can be obtained from natural gas, methanol or petroleum using a fuel processor.

         -- MEMBRANE ELECTRODE ASSEMBLY -- Each membrane electrode assembly consist of electrodes (anode and cathode) with a thin layer of catalyst bonded to either side of a proton exchange membrane (PEM).

         -- AIR -- Air flows through the channels in flow-field plates to the cathode. Oxygen in the air attracts the hydrogen protons through the PEM. The air stream also removes the water created as a by-product of the electrochemical process.

         -- GRAPHITE FLOW-FIELD PLATE -- Gases (hydrogen and air) are supplied to the electrodes through channels formed in graphite flow-field plates.

         -- COMPLETE FUEL CELL STACK -- Single cells are combined into a fuel cell stack to produce the desired level of electrical power.

     A fuel cell stack consists of many fuel cells. A fuel cell consists of two flow field plates and a membrane electrode assembly, which is explained below. The flow field plates direct the flow of gases within the fuel cell, disperse waste heat and capture and transmit the electricity generated by the fuel cell. The membrane electrode assembly consists of two electrodes, the anode and the cathode, separated by a solid polymer electrolyte membrane. The electrodes, also referred to as gas diffusion layers, are usually made of porous carbon materials that are coated on one side with a thin platinum catalyst layer. Hydrogen fuel dissociates into free electrons and protons in the presence of the platinum catalyst at the anode. The free electrons are conducted in the form of usable electric current through an external circuit. The protons migrate through the polymer membrane to the cathode, where another flow field plate directs oxygen from air and electrons from the external circuit to combine with hydrogen protons to produce water and heat.

     Advantages of proton exchange membrane fuel cells:

     - environmentally friendly,

     - fuel efficient,

     - quiet operation, and

     - low maintenance requirements.

     Disadvantages of proton exchange membrane fuel cells:

     - the current unavailability of a fuel distribution system, and

     - historically high manufacturing costs in making a fuel cell with zero emissions.

     Ballard(R) fuel cells. We have been actively working with Ballard since 1992 on developing solutions based on our proprietary advanced flexible graphite material for use in flow field plates in proton exchange membrane fuel cells. As part of this relationship, in 1999 we entered into a nine-year requirements contract with Ballard. Under the terms of this agreement, we agreed to supply our advanced flexible graphite products for use in flow field plates only to Ballard. In turn, if Ballard uses flexible graphite in its flow field plates, Ballard must purchase all flexible graphite that it needs to manufacture its flow field plates from us. Ballard is not required to purchase any minimum amount of flexible graphite from us under the contract. Additionally, our existing agreements with Ballard do not currently cover the sale or manufacture of our flexible graphite-based gas diffusion layer, which is in the development stage.


     Under the requirements contract, we granted to Ballard a license to use materials supplied by us in connection with Ballard's development, manufacture, use or sale of flow field plates. We have agreed that, after the term of the collaboration described below, if we develop material or technology that is relevant for the development or manufacture of flow field plates, we will, to the extent that we are not otherwise prohibited from disclosing the information or selling the material or technology, advise Ballard of the new development and offer to sell or license to Ballard the new materials or technology. Ballard has in turn agreed that, after the term of the collaboration described below, if it develops material or technology that is relevant for the development or manufacture of flexible graphite materials, articles made from or of flexible graphite materials (other than flow field plates), or compositions that include flexible graphite materials, it will, to the extent that it is not otherwise prohibited from disclosing the information or selling the material or technology, advise us of the new development and offer to sell or license to us the new materials or technology. If we default under the requirements contract, with limited exceptions, the license granted to Ballard to exploit our intellectual property will be deemed to have been granted for the remaining portion of the nine-year term of the contract. If Ballard informs us that we are not meeting agreed-upon supply requirements and we are unable to meet those requirements for a period of six months after receiving their request to comply, Ballard will receive a license to use some of our intellectual property. Ballard's license will last as long as we are unable to meet those requirements and during that time Ballard may acquire flexible graphite materials from alternate sources.


     We also entered into a three-year collaboration agreement with Ballard in 1999. Under the terms of that agreement, we agreed with Ballard to cooperate in the research and development of flow field plates for use in PEM fuel cells. We granted Ballard an exclusive license to some of our intellectual property rights which allow Ballard to make, use or sell materials under the collaboration agreement in connection with the development, manufacture, use or sale of flow field plates. This license extends six years beyond the term of the collaboration agreement. Ballard sublicensed back to us on an exclusive basis, so long as we are not in default, the right to use those intellectual property rights solely to produce materials for Ballard under the collaboration agreement. Each party also granted to the other a license to use some of its intellectual property rights to carry out the work under the collaboration. During the three-year collaboration period, we have agreed that we will not develop or manufacture fuel cells or flow field plates except for Ballard and at Ballard's request, and Ballard has agreed not to develop, manufacture, market or sell the materials described in the agreement for use in flow field plates. Either party can terminate the collaboration agreement without cause on ninety days' notice, but if we terminate the agreement without cause or Ballard terminates due to our default, the license granted to Ballard to exploit our intellectual property will become perpetual and the sublicense granted by Ballard to us will cease to apply. Conversely, if Ballard defaults or terminates without cause, the license granted to Ballard to exploit our intellectual property will terminate and we will be able to sell our products to parties other than Ballard.

     In January 2000, Ballard unveiled its next generation fuel cell stack, the Mark 900, at the North American International Auto Show in Detroit, Michigan. Ballard's Mark 900 fuel cell stack, which utilizes our products, features a power density increase of almost 30%, occupies about half the space and weighs 30% less when compared to Ballard's previous automotive fuel cell stack. Ballard has announced that the Mark 900 will be the architecture initially used for Ballard's automotive applications.

     Ballard's target applications for proton exchange membrane fuel cells are in the transportation, stationary and portable power markets. Applications include cars, trucks, buses, power plants and generators. Ballard has developed prototype products that it believes meet or exceed the performance specifications required in these markets. Together with its alliance partners and associated companies,

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

Ballard plans to bring to market its first portable power products in 2001, its first transit bus engines in 2002 and its first automobile engines between 2003 and 2005.

     Transportation market. Currently, manufacturers of automobiles, buses and other vehicles are searching for a viable alternative to the internal combustion engine. Deficiencies of the internal combustion engine are the inherent pollution and the perceived limited supply of oil reserves. Proton exchange membrane fuel cells provide the power of the internal combustion engine, with few of its negative attributes. Like the internal combustion engine, the proton exchange membrane fuel cell engine uses fuel from an external source, but it produces power more quietly, with less vibration and with an increase in fuel efficiency. Additionally, when pure hydrogen is used as a fuel, a proton exchange membrane fuel cell system produces no air pollutants.

     Another possible alternative to the internal combustion engine involves the use of battery technology. Proton exchange membrane fuel cell powered vehicles, however, are more convenient to operate than battery powered vehicles. The refueling requirement for fuel cell powered vehicles is similar to that for the internal combustion engine, and power is produced as long as fuel is supplied. In contrast, batteries for battery powered vehicles only operate as power storage devices and have a long recharging process.

     DaimlerChrysler AG, Ford Motor Company and Ballard formed an alliance in April 1998 under which DaimlerChrysler and Ford acquired an equity interest in Ballard, and Ballard is responsible for the research, development, commercialization, manufacturing, marketing and sale of fuel cells. Ballard and these alliance partners formed XCELLSIS GmbH, which is developing and commercializing proton exchange membrane fuel cell systems for automobiles, buses and trucks. In forming the alliance, cash, intellectual property rights and other assets were contributed by each party. Specifically, DaimlerChrysler and Ford transferred or exclusively licensed to Ballard each party's proton exchange membrane fuel cell assets, including related intellectual property. Ballard, DaimlerChrysler and Ford each transferred its proton exchange membrane fuel cell system assets, including related intellectual property, to XCELLSIS. Each of Ballard, DaimlerChrysler, Ford and XCELLSIS agreed not to compete with the other parties in the area of proton exchange membrane fuel cells and proton exchange membrane fuel cells systems for automobiles, buses and trucks. Generally, these non-compete agreements are binding upon each party so long as DaimlerChrysler and Ford maintain ownership interests in Ballard or XCELLSIS. Subject to exceptions, DaimlerChrysler and Ford must purchase fuel cells from Ballard and must purchase fuel cell systems from XCELLSIS, but do not have to purchase fuel cells containing our products. To the extent that our products are used in Ballard(R) fuel cells, we believe that Ballard's alliance with DaimlerChrysler and Ford will benefit us.

     We believe that the alliance among DaimlerChrysler, Ford and Ballard, as well as the formation of XCELLSIS, shows the substantial commitment made by DaimlerChrysler and Ford to the commercialization of fuel cells. A number of prototype fuel cell powered vehicles have demonstrated the fuel cell's combination of performance, range and low to zero emissions over the last four years. DaimlerChrysler, Ford, Toyota, Renault and General Motors have each exhibited prototype vehicles. Six of the world's ten leading automobile companies have announced plans to begin production on vehicles featuring fuel cell systems between 2003 and 2005.

     We believe, based on statements by Ballard's customers and other automobile manufacturers, that initial commercial sales of proton exchange membrane fuel cells for use in automobiles will occur between 2003 and 2005. Ballard(R) fuel cells also have been supplied to General Motors, GTE Peugeot SA-Renault CEA, Honda, Hyundai Motor Company, Mazda Motor Company, Nissan, Volkswagen AG and AB Volvo. In addition to DaimlerChrysler and Ford, Honda, Mazda and Nissan have used Ballard(R) fuel cells to power their prototype vehicles. Some of these companies are developing their own proton exchange membrane fuel cells or proton exchange membrane fuel cell systems. We believe that there are significant market opportunities for proton exchange membrane fuel cell vehicles, and that the strength of these markets will be supported by regulatory pressures for cleaner, lower-emission vehicles. We estimate that in 1998 global production of automobiles and light vehicles was about 52 million units.

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

     Public authorities have been examining clean air technologies to improve air quality within their jurisdictions. Federal transit/highway legislation adopted in 1998 authorized grants of up to $200 million per year for five years for the purchase of clean-fuel buses, including those powered by fuel cells. Federal Clean Air Act regulations to overcome noncompliance with national ambient air quality standards for ozone and other pollutants are placing increasing demands on vehicle manufacturers to reduce emissions. Such regulations include requirements that a manufacturer's vehicle sales as a fleet meet non-methane organic gas limitations. Increasing sales of low and zero emission vehicles assist manufacturers in meeting these requirements. The State of California has obtained agreement from the seven leading vehicle manufacturers that beginning in 2003, zero emission vehicles will comprise 2% of their annual California sales of cars and light duty trucks, will increase to 5% of such annual California sales in 2005 and will ultimately increase to 10% of such annual California sales starting in 2008.

     During 1998, Ballard(R) fuel cells were demonstrated and tested in several prototype vehicles. XCELLSIS has been developing prototype bus engines for the transit bus market for zero-emission fuel cell engines. Zero-emission Ballard(R) fuel cells already have been used by the Chicago Transit Authority and British Columbia Transit in two fuel cell bus field tests, each involving three buses powered by these fuel cells. On March 23, 2000, Ballard and the Chicago Transit Authority announced that the Chicago Transit Authority testing program had been completed. Ballard has announced that it expects the British Columbia Transit field trial program to conclude during the summer of 2000, and expects to deliver its first fuel cell powered vehicle to the Palm Springs, California transit agency. In April 2000, DaimlerChrysler announced plans to supply 20 to 30 Mercedes-Benz Citaro City buses powered by Ballard(R) fuel cells by 2003.

     Portable power market. Although to date Ballard has approved the use of our products only for automotive applications, we believe that the same characteristics that make flexible graphite attractive for use in automotive applications will make it attractive for portable power applications. Portable power generators can be used to power a number of products including household appliances and electronic equipment. Proton exchange membrane fuel cells may be useful in the portable power market because they are compact, lightweight, quiet and have high fuel efficiency. Ballard announced in January 2000 that it entered into an agreement with Coleman Powermate, Inc., a subsidiary of Sunbeam Corporation and a leader in portable electric generators and air compressors, to develop and market portable generators using proton exchange membrane fuel cell technology. In its announcement Ballard indicated that the architecture of its Mark 900 fuel cell, which currently incorporates our products, would form the architecture of Ballard's portable fuel cell products.

     THERMAL MANAGEMENT APPLICATIONS FOR COMPUTERS AND OTHER ELECTRONIC DEVICES. Advances in microchip technology require higher electrical power, leading to increased heat generation in computers and other electronic devices. Through our work with manufacturers in this sector, we have developed advanced flexible graphite solutions that we believe will help meet these heat-dissipation and component design challenges. We expect that our products' superior ability to manage heat will allow engineers to redesign electronics to reduce cost, size and weight while improving performance. Our advanced flexible graphite offers many advantages over competitive products in the market for mobile communications and other electronic devices, as compared to aluminum or copper. These advantages include their:

     - excellent ability to conduct heat,

     - mechanical and thermal stability,

     - lightweight, compressible and conformable nature,

     - cost competitiveness, and

     - ease of handling.

     Our advanced flexible graphite can be used in computer products, telecommunications equipment, analytical instruments and other electronic devices. The Gartner Group has projected that 50.1 million computers will be sold in the United States in 2000, growing to 77 million computers projected to be sold

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

in 2003. By the end of 1999, according to The Gartner Group, nearly 475 million people subscribed to cellular services worldwide. It is expected that 1.6 billion people will subscribe to cellular services worldwide by 2004, according to The Gartner Group, and that the number of handsets worldwide will increase from 283 million units to 993 million units between 1999 and 2004.

     Essentially, every computer, cellular handset or other electronic device needs improved systems for heat management. Our materials are currently being evaluated by leading manufacturers of computers, chips and electronics. We believe that our years of expertise related to flexible graphite technology, and the advantages of advanced flexible graphite relative to competing products, position us to penetrate the market for electronic components. As a result, we believe that there is a significant opportunity to sell our products in this market. Competing products for thermal applications for computers and other electronic devices include metals such as aluminum, copper and stainless steel; conductive rubber; conductive polyolefins; and fiber composites (carbon and graphite fibers).

     FIRE PROTECTION APPLICATIONS IN CONSTRUCTION AND BUILDING MATERIALS. Our GRAFGUARD(R) expandable graphite flake is a fire retardant additive for materials that require improved fire protection characteristics, including wood products, foam, plastics and other construction and building materials. Expandable graphite can be used to improve the performance of traditional fire retardant additives, including phosphates, halogens and nitrogen compounds. We believe that the growing use of expandable graphite will be driven by increasingly stringent performance requirements for fire retardant materials.

     According to SRI Consulting, the worldwide market for fire-retardant additives in 1998 was $2.1 billion. Expandable graphite is a new entrant into this market, with potential uses in high volume applications in construction materials, foam products and plastics. We currently are the only U.S. manufacturer of expandable graphite flake for fire retardant applications. We believe that our continuous manufacturing process produces expandable graphite with consistent properties to meet the needs of the construction and building material industries.

     One market for GRAFGUARD(R) expandable graphite is in engineered wood products. The potential market for expandable graphite as a fire retardant additive is significant because of the size of the market for engineered wood products. Oriented strandboard, one of these products, is the most widely used engineered wood product, with sales of about 20 billion square feet in North America in 1999. Applications for oriented strandboard products include roofing, siding, flooring and wood I-beams. The American Plywood Association estimates that nearly 900 million linear feet of oriented strandboard will be used in wood I-beams in 2000. The lack of a suitable fire retardant oriented strandboard product, especially in wood I-beams, has limited the use of oriented strandboard in residential and commercial applications where some fire resistance is required. Recently, several manufacturers of wood products, including Georgia-Pacific Corporation and J.M. Huber Corporation, have included expandable graphite in patented formulations that can be used to protect engineered wood products.

     Manufacturers of foam products used in seating, mattresses and construction insulation panels also are under pressure to improve the fire resistance of their products. These foam products are highly flammable and can produce dense, toxic smoke during a fire. Our GRAFGUARD(R) product expands when heated, creating a non-burnable protective layer and making it an effective additive for polymer foam applications. There are significant markets for fire retardant foam products where expandable graphite can be used. A study by Chemical Market Resources estimates that the United States and Canada used over 1.5 billion pounds of polyurethane foam for building construction in 1998. Foam for furniture and carpet backing is estimated to have accounted for another 2.4 billion pounds of polyurethane foam in 1998.

     ENERGY MANAGEMENT APPLICATIONS IN DEVICES SUCH AS BATTERIES AND SUPERCAPACITORS. We have modified the performance characteristics of our natural graphite materials to provide solutions for energy management applications. Natural graphite can perform better than synthetic graphite in alkaline and lithium-ion batteries, and it also may prove useful as a highly conductive component of supercapacitors.

     Graphite powders are a critical component of alkaline batteries, since they provide the electrical conductivity necessary to give the best battery performance. In alkaline batteries, powders made from

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

expanded natural graphite serve to extend battery life. Rechargeable lithium-ion batteries are used in a growing number of portable electronics applications, including laptop computers and cellular telephones. Lithium-ion batteries can store more power and be recharged more times than other battery technologies. According to Paumanok Publication Industrial Research Center, the worldwide battery market was about $22 billion in 1999, with lithium-ion batteries accounting for about $2.0 billion. Both expanded graphite powder and advanced flexible graphite sheet may potentially be used as anodes in lithium-ion batteries. We have United States patents and patent applications that cover proprietary processes and materials for using our advanced flexible graphite products in lithium-ion batteries.

     The emergence of supercapacitors is based on the need for energy storage devices in the electronics industry. Capacitors have been used for years in electrical circuits to store small amounts of charge and regulate the flow of current. Supercapacitors are now being developed that can store thousands of times more power in a smaller space, and can be recharged hundreds of thousands of times. The high capacitance of a supercapacitor can be used:

     - to replace more expensive lithium-ion batteries in low voltage applications,

     - in addition to a battery to provide pulse discharge in high voltage applications, or

     - alone as a battery replacement for some power applications in both low and high voltage applications.

     According to Paumanok Publications Industrial Research Center, worldwide consumption of supercapacitors totaled approximately $115 million in 1999. As they proceed to widespread commercialization, supercapacitors will be used in power regulation, as backup power sources, and in power storage. We are presently working to develop advanced flexible graphite materials that can be used to replace the porous carbon materials used in current generation supercapacitors.


     HEAT MANAGEMENT APPLICATIONS IN HIGH TEMPERATURE INDUSTRIAL
FURNACES. Using internal estimates and calculations, we estimate that components for high temperature furnaces (including insulation, hot zone, control equipment and other parts) will be more than a $3 billion market in the United States in 2000. Of this, we estimate that the market in the United States in 2000 for insulation components for these furnaces will be over $575 million. We intend to target the entire insulation component market, including the heat treating segment, which we estimate will be a $530 million market in the United States in 2000, the semiconductor segment, which we estimate will be a $15 million market in the United States in 2000, and the direct solidification segment, which we estimate will be a $30 million market in the United States in 2000.


     We believe that our engineered advanced flexible graphite products can provide superior heat management solutions for insulation packages, induction furnaces, high temperature vacuum furnaces and direct solidification furnaces. Existing installations of our advanced flexible graphite products have confirmed that furnace life is extended significantly, resulting in decreased downtime and increased customer productivity. In addition, our heat management products are easily fabricated and installed, have a reduced number of operational components and improve the purity of the final customer product. Other advantages include ease of fabrication and installation, consolidation of operational components and reduction of process impurities. Competitive products for industrial furnace insulation include carbon and graphite, ceramics and temperature resistant metals.

RESEARCH AND DEVELOPMENT

     We focus our research and development efforts on applications where our graphite technology can provide unique solutions and performance advantages for our existing and future customers. Our scientists and engineers develop technical solutions by combining their own specialized training and vision with our expertise in the use, manipulation and adaptation of natural graphite-based materials. We believe that we can leverage our capability in technology for processing natural graphite and our manufacturing excellence to efficiently and effectively transform our ideas into commercially viable solutions.

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     Currently, about 19% of our 70 salaried employees are technical professionals in our research and development group, including two Corporate Fellows and six Ph.D. scientists. A significant portion of our research and development efforts are focused on our alliance with Ballard. As we continue to identify new market applications, we believe that our research and development efforts will enable us to quickly leverage our technology, knowledge and expertise across a variety of markets. We believe that our continued investment in our technical staff is crucial to support our current development programs and to position us for future growth. Research and development project teams are currently working on applications in fuel cells, computers and other electronic devices, construction and building materials, batteries and supercapacitors, and insulation for high temperature industrial furnaces.

     Our research and development efforts are centered in UCAR's Product and Process Development Center in Parma, Ohio, which is recognized as one of the leading carbon and graphite research and development centers in the world. Our research and development in that facility is supported by state-of-the-art equipment and instrumentation, pilot-scale manufacturing and an extensive technical library. In 1999, our research and development costs represented about 5% of our net sales.

     We believe that our technology, experience, proprietary "know-how" and intellectual property make us unique in the development of natural graphite-based products. We believe that we are well positioned to provide solutions and products to technology intensive industries.

INTELLECTUAL PROPERTY

     We believe that our innovative technology helps differentiate us from our competitors. The protection of our technology through patents and carefully maintained trade secrets is an integral part of our corporate philosophy.

     PATENTS. Our policy is to aggressively seek worldwide patent coverage for technological innovations developed by our research and development staff. We continually evaluate the competitive benefits of seeking patent protection as opposed to maintaining trade secrets. This policy helps ensure that we prevent our competitors from making use of our proprietary technology. We currently hold over 100 issued patents and 260 pending patent applications and perfected patent application priority rights worldwide. These patent rights and patent applications include over 20 issued patents and 90 pending patent applications and perfected patent application priority rights worldwide in the fuel cell technology area. These rights also include issued patents and pending patent applications in thermal management applications for computers and other electronic devices, fire protection applications in construction and building materials, energy management applications in devices such as batteries and supercapacitors, heat management applications in high temperature industrial furnaces and high temperature sealing applications in the automotive, chemical and petrochemical industries.

     TRADEMARKS. We use trademarks to firmly identify our products in the marketplace. Included among the trademarks we employ are GRAFOIL(R), GRAFCELL(TM), GRAFSHIELD(TM), GRAFGUARD(R), GRAFOAM(TM), GRAFKOTE(R), ADVANCED MULTIWRAP(TM), EXPANDOGRAF(R), and SUPER GTO(TM). We seek registration for our trademarks wherever appropriate. For instance, our GRAFOIL(R) trademark has been registered in over 30 countries.

     TRADE SECRETS. We also have process and application technology and "know-how" relating to the selection and treatment of natural graphite and the production of flexible graphite and advanced flexible graphite products that we believe allow us to maintain a technological advantage over our competitors. We maintain this proprietary information as company trade secrets and implement policies to prevent disclosure. Ongoing development programs are maintained in confidence, and development programs undertaken with customers and suppliers are governed by secrecy and joint development agreements. We require our employees to sign confidentiality agreements relating to company information.


     As described further in the section entitled "Transfer Agreement" on page 62, UCAR has transferred to us all of the material intellectual property owned by it which is used in our business. We and UCAR have agreed that any intellectual property owned by either UCAR or us at January 1, 2000 may be used


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by the other in the conduct of its businesses as conducted at that time. There is only a limited amount of intellectual property, primarily know-how that has not been patented or copyrighted, that is covered by that agreement.


PROCESS TECHNOLOGY

     We chemically process all of our natural graphite flake raw materials, allowing us to precisely control the properties and quality of our finished products. We manufacture our products in high volumes that meet a wide range of customer specifications. We manufacture our products in a short period of time, enabling us to maintain low levels of inventory. A large percentage of our products is ordered and shipped within a 24-hour period.

     EXPANDABLE GRAPHITE. We use sulfuric acid and oxidizing agents in a continuous process to treat the natural graphite flake. The oxidizing agent prepares the graphite flake so that the sulfuric acid can be introduced between the layered planes of the graphite. The treated flakes are washed with water and then dried. After insertion of the sulfuric acid, the natural graphite has been converted into expandable graphite. Expandable graphite can be further modified to prepare it for applications in the construction and building materials industries, or it can be used as the "raw" material for manufacturing flexible graphite. Our continuous, high volume, computerized treating process is monitored and controlled to ensure that the graphite flake products possess consistent and precise properties.

     FLEXIBLE GRAPHITE. The production of flexible graphite begins by heating expandable graphite in a high temperature furnace. The sulfuric acid between the layers of the graphite flake is instantly vaporized, which causes the flake to expand on average from 150 to 250 times its original size. The expanded flake is vermicular (wormlike) in shape and has a low density. It passes to a settling chamber and is conveyed to a calendering line. The calendering process consists of moving the graphite through a system of rollers that progressively compresses the graphite into a thinner, higher density sheet. This process produces a continuous sheet of flexible graphite that is rolled into coils as long as 5,000 feet. The rolling lines have the capability of producing a wide range of products to meet customer specifications and requirements. Each line is monitored and computer-controlled to ensure the production of consistent, high quality materials. We hold process patents to manufacture ultra-thin flexible graphites of less than 0.008 inches in thickness. We believe that this gives us a competitive advantage in applications for fuel cells, electronic devices, computers and other applications. We manufacture on a continuous, modular basis to provide manufacturing flexibility which enables us to cost-effectively add incremental capacity to meet market demands.

     In the automotive, chemical and petrochemical industries, we perform additional operations to complete the manufacture of the flexible graphite into the specific form and shape desired by the customer. These operations include cutting to specific shapes and laminating graphite to a wide range of metals, plastic and other materials.

     ADVANCED FLEXIBLE GRAPHITE. We produce advanced flexible graphite products by modifying our manufacturing processes for expandable graphite as well as standard flexible graphite. These proprietary modifications are designed to yield unique products that can serve new applications for fuel cell, thermal management, fire protection and energy management as well as new applications in the existing internal combustion and chemical and petrochemical industries. The modifications include the incorporation of particular additives and additional proprietary processing steps. We believe that we are the leader in our industry in developing innovative products and solutions to problems for the markets we serve. We are currently installing proprietary manufacturing capabilities at our Parma, Ohio facility, at a cost of about $7.0 million, that will produce advanced flexible graphite products for Ballard and others.

RAW MATERIALS


     The primary raw material for the production of expandable and flexible graphite products is natural graphite flake. Natural graphite flake exists in many countries around the world. U.S. Geological Survey records indicate that the producers of natural graphite in China are collectively the world's largest current

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suppliers. Other producers are located in Canada, Madagascar, Zimbabwe, Russia,
Ukraine, Brazil, Norway, South Korea and India. We currently obtain natural graphite flake from several suppliers through annual purchase contracts. None of these contracts contains a fixed minimum purchase obligation. World consumption of natural graphite flake is reported to have been 0.3 million tons during 1998. The large majority of natural graphite in the world is mined from open pit operations. The refining of the materials that are mined varies depending on the host material for the natural graphite, but in general is accomplished by crushing and milling followed by water flotation to separate the natural graphite from the host materials.


     In order to assure an adequate supply of high-quality, low-cost natural graphite flake, we have entered into a memorandum of understanding with Mazarin Mining Corporation Inc. relating to an arrangement to develop and commercialize a natural graphite deposit located near Fermont, Quebec, Canada. During the initial phase of the arrangement, we will conduct a feasibility study, which is expected to cost about $2.0 million and to be completed by the end of 2002, for which we will receive a 25% interest in the mine. After completion of the study, we may decide to commence commercial production of the deposit with Mazarin, exercise an option to extend the period for the development decision for five one-year periods until 2007, or terminate the arrangement. In the case of an extension, we will have to make option payments totaling $7.5 million (Canadian) if the option period is extended for the full five years. If a development decision is made, commercial production could start as early as 2004. If a development decision is made, we will have the right to obtain up to a 60 percent interest in a Canadian corporation that will own the interests in the deposit. Upon commencement of commercial production, we would enter into a long-term off-take contract for the natural graphite flake at a predetermined price. We will have the right to purchase the entire production of natural graphite flake from the deposit. Consummation of the arrangement is subject to, among other things, the negotiation and execution of definitive agreements, completion of due diligence by the parties, and the receipt of any required governmental approvals. Under the memorandum of understanding, we had a right to purchase 2,000,000 shares of common stock of Mazarin and to receive warrants to purchase 1,000,000 shares of common stock of Mazarin. In May 2000, we assigned those rights to UCAR. We are not otherwise engaged in, and do not plan or intend to otherwise engage in, any mining exploratory, development or related activities.


     The other principal materials used in the manufacture of our products, including sulfuric acid, are readily available from various suppliers, with our 1999 sulfuric acid usage being 0.01% of the current production levels in the United States.

SALES


     Historically, our primary customers consisted of gasket manufacturers who supply the internal combustion, chemical and petrochemical industries. We sell our products to these customers in the United States through our direct sales force, whose members have an average of over eight years of experience with our products. Currently, we have six direct field sales employees in the United States. Our United States sales accounted for about 80% of our net sales in 1999. We sell our products outside of North America through one direct sales employee and through independent sales agents and distributors. Most of these independent sales agents and distributors have worked with us for over ten years. Our customers outside of North America are located primarily in Western Europe and the Far East. We are presently expanding, and intend to continue to expand, our international market presence through the use of select, full-service distributors.


     We are establishing customer bases for applications in computers and other electronic devices, construction and building materials and high temperature industrial furnaces. We have hired additional employees to enhance our sales efforts in these areas, and will continue to evaluate the need for additional sales personnel. Other developing markets and strategic alliances are managed by a combination of salespersons and/or members of management. As an example, our work in support of Ballard is accomplished through a combination of technical staff and senior management efforts.

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     Federal Mogul, a major supplier of gaskets and other sealing materials to the automotive industry, is our largest customer. Federal Mogul, together with the companies it acquired over the past three years, accounted for 34% of our net sales in 1997, 35% of our net sales in 1998, and 32% of our net sales in 1999. Federal Mogul primarily purchases gasket facing material for use in the manufacture of head gaskets and exhaust gaskets.

     A large percentage of our customer orders are requested and shipped within a 24-hour period. We ship our finished products to customers primarily by third party truck lines and ocean vessels, using "just-in-time" techniques where practicable. We generally store a limited amount of finished product at our manufacturing facility in Lakewood, Ohio. We normally ship directly to customers in North America and through agents in Japan, Korea, Taiwan and various countries in Europe.

CUSTOMER SERVICE

     We have a strong commitment to provide a high level of technical service to our customers. We assist our customers in learning about and using our products, improving their manufacturing processes and operations and solving their technical dilemmas. We employ seven engineers and other technicians at our facilities to provide both on and off site technical service. Our entire staff of development scientists and manufacturing engineers is also available to support customers as needed. We work closely with our customers to develop and test prototype materials. We believe that this cooperation allows us to be first to market. Our customer sales team coordinates sales, technology and manufacturing efforts to meet customer needs. We have an excellent quality assurance system designed to meet the most stringent requirements of our customers. The system is qualified and registered to QS-9000 as well as the ISO-9002 international quality standard. We believe that our customer service is the best in the industry and has proven to be a significant competitive advantage in retaining existing customers and developing new customers. We were awarded Supplier of the Year honors by a division of Federal Mogul Corporation in 1998 and a division of Dana Corporation in 1999.

COMPETITION


     We believe that we are one of the largest manufacturers of flexible graphite in the world, having supplied a significant percentage of the flexible graphite purchased worldwide during 1999. The four other principal manufacturers of flexible graphite are SGL Carbon Group, Le Carbone S.A. (Pty) Ltd., Hitachi Corporation and Nippon Carbon Co., Ltd.


     With respect to proton exchange membrane fuel cell applications, our products compete with other graphitic products including fibers, composites and synthetic graphite, and metal-based products such as stainless steel. Our thermal management products compete with a wide variety of materials, including copper and other metals, ceramics, conductive rubbers and greases. Our fire protection products compete with compounds containing phosphates, halogens and hydrated aluminas as well as many other materials. Our sealing products compete with various fiber products such as asbestos, cellulose and synthetic composites as well as stainless steel and other metals.

     Historically, competition with respect to products sold to the gasket and sealing markets has been based primarily on price. In the markets for new applications, competition is based primarily on innovation, product performance, cost effectiveness and customer service, with the relative importance of these factors varying among products and customers.

EMPLOYEES

     At March 31, 2000, we had a total of 145 employees, of whom 70 employees were salaried and 75 employees were hourly. Given the broad experience and extensive know-how of our work force, we routinely involve employees from all disciplines in product innovation, process improvement and quality assurance. We believe that our relationship with our employees is excellent. We have not been subject to any work stoppages and none of our employees is covered by a collective bargaining agreement.

PROPERTIES

     We operate in the following facilities, which are owned or leased as indicated.

LOCATION OF FACILITY           PRIMARY USE           OWNED OR LEASED   SQUARE FEET   LEASE DURATION
--------------------   ---------------------------   ---------------   -----------   --------------
Lakewood, Ohio         Headquarters, Manufacturing       Leased          207,000        10 years(1)
                       and Sales Office
Parma, Ohio            Manufacturing                      Owned           29,000             N/A
Parma, Ohio            Research and Development          Leased(2)         7,900       2.5 years(3)

     --------------------
     (1) Subject to a five-year renewal.

     (2) We share these facilities with UCAR, as described under "Certain Relationships and Related Transactions" elsewhere in this prospectus.

     (3) Subject to one-year renewals.

     We believe that our current facilities are sufficient for our current operations. To meet our growth plan, we intend to increase the size of our facilities and expand the geographic scope of our operations.

ENVIRONMENTAL MATTERS

     Our operations and properties are subject to increasingly stringent laws and regulations governing health and environmental protection, including laws and regulations governing air emissions, water discharges, waste management and workplace safety. We believe that costs and liabilities associated with environmental laws will not materially affect us.

     These laws and regulations can impose substantial fines and criminal sanctions for violations and require the installation of costly pollution control equipment or operational changes to limit pollution emissions and decrease the likelihood of accidental injuries or hazardous substances releases. We are negotiating with the Ohio Environmental Protection Agency regarding alleged violations of permit requirements governing air emissions from our Lakewood, Ohio facility. We believe that we have corrected the alleged violations, that the Ohio Environmental Protection Agency will reduce its proposed fine of $117,600, and that, in any event, this matter will not have a material adverse effect on our business, results of operations or financial condition. In addition, current and future requirements under the Clean Air Act may require us to incur costs to limit air pollutant emissions when we modify existing equipment or install new equipment. We do not believe that such costs will materially affect us.

     We use and generate hazardous substances and wastes in our manufacturing operations. In addition, the properties on which we operate are, and in the past were, used for industrial purposes. Accordingly, we could potentially be required to investigate and clean up contamination at on-site locations or at third party disposal sites. We could also be subject to claims alleging personal injury or property damage as a result of exposure to, or release of, hazardous substances. These requirements and claims could result in material costs and liabilities. For example, there is soil and groundwater contamination at our Lakewood, Ohio facility, primarily in connection with historical operations unrelated to our business. UCAR owns this property and is leasing it to us. As between us and UCAR, UCAR also has retained all liabilities relating to businesses other than our business, which may have impacted this property. Union Carbide Corporation, UCAR's former parent has agreed to indemnify UCAR for most of those liabilities retained by UCAR. We believe that (i) our graphite business is unlikely to incur material environmental liabilities in connection with its current and past operations at this facility and (ii) UCAR will meet its legal and contractual obligations to handle environmental liabilities unrelated to our business. If we are wrong as to either matter, we could incur substantial costs. We are not currently conducting any remediation activities at the Lakewood Facility, or at any other location, and we have not been identified as a potentially responsible party in connection with the investigation or clean up of any contaminated property. We do not believe that costs or liabilities relating to on-site or off-site contamination will materially affect us.

     Estimates of future costs of health and environmental protection are necessarily imprecise due to numerous uncertainties, including the impact of new laws and regulations, the availability and application of new and diverse technologies, the extent of insurance coverage, the identification of new hazardous substance disposal sites at which we may be a potentially responsible party and, in the case of sites subject to superfund and similar state laws, the ultimate allocation of costs among potentially responsible parties and the final determination of remedial requirements. Subject to the inherent imprecision in estimating such future costs, but taking into consideration our experience to date regarding environmental matters of a similar nature and facts currently known, we believe that costs and capital expenditures (in each case, before adjustment for inflation) for health and environmental protection will not increase materially over the next several years.

LEGAL PROCEEDINGS

     We are involved in various investigations, lawsuits, claims and other legal proceedings incidental to the conduct of our business. Among others, we currently are involved in a wrongful termination lawsuit brought in Italy by a former distributor. We are vigorously contesting this lawsuit. While it is not possible to determine the ultimate disposition of each of these proceedings, we believe that the ultimate disposition of these proceedings will not have a material adverse effect on us.

                                   MANAGEMENT

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     Our directors, nominees for director, and executive officers, and some of our key employees, their respective ages and their positions with us as of the date of this prospectus are as follows.

NAME                                           AGE                 POSITION
----                                           ---                 --------
Gilbert E. Playford..........................  53    Chairman of the Board
John J. Wetula...............................  41    Chief Executive Officer, President
                                                     and Director
Scott C. Mason...............................  41    Chief Financial Officer, Vice
                                                     President
Karen G. Narwold.............................  40    General Counsel, Vice President and
                                                     Secretary
Paul Calarco.................................  52    Director of Marketing and Strategic
                                                     Development
Robert A. Mercuri............................  64    Director of Fuel Cell Technology
Robert C. Stamm..............................  59    Director of Information Technology
Terry W. Wilkinson...........................  57    Director of Operations
Daniel W. Krassowski.........................  43    Director of Research and Development
Ronald A. Crawford...........................  35    Director of New Business Development
John R. Hall.................................  67    Director
Michael C. Nahl..............................  57    Director
Charles J. Queenan, Jr.......................  69    Nominee for Director
Harold A. Poling.............................  74    Nominee for Director

     Promptly after this offering, we intend to elect Messrs. Queenan and Poling as directors. They have consented to be named as nominees for election as director in this prospectus and to so serve if elected.

     Gilbert E. Playford. Mr. Playford became Chairman of the Board in May 2000. Since June 1998, he has been Chief Executive Officer, President and a director of UCAR. Since September 1999, Mr. Playford has also been Chairman of the Board of UCAR. From 1996 until June 1998, Mr. Playford was Chairman of the Board, Chief Executive Officer and President of LionOre Mining International Ltd., a company which he founded. He has continued as non-executive Chairman of the Board of LionOre Mining International Ltd. since June 1998. From 1972 until 1996, Mr. Playford served in various positions, including Vice President, Treasurer and Principal Financial Officer, with Union Carbide.

     John J. Wetula. Mr. Wetula became Chief Executive Officer, President and a director in May 2000. From 1986 until August 1999, Mr. Wetula served in various management, marketing and manufacturing positions, including General Manager, within UCAR's flexible graphite business, except for a one year assignment in UCAR's graphite electrode business. Mr. Wetula began his career in 1982 in the Carbon Products Division of Union Carbide.

     Scott C. Mason. Mr. Mason became Chief Financial Officer in April 2000. He became Vice President-Supply Chain Logistics for Union Carbide Corporation in 1999. From 1996 to 1999, Mr. Mason served as Director of Operations then as the Business Director for the Unipol Polymers Business of Union Carbide. Mr. Mason served from 1981 to 1996 in various financial, sales and marketing, operations, and mergers and acquisition management positions at Union Carbide. He began his career in 1981 in the Chemicals and Plastics Division of Union Carbide. Mr. Mason is our employee, is paid by us and will spend a majority of his time performing duties for us, although a portion of his time may be devoted to performing duties for UCAR for which UCAR will reimburse us.

     Karen G. Narwold. Ms. Narwold became General Counsel and Secretary in April 2000. Since September 1999, she has been General Counsel, Vice President and Secretary of UCAR. She joined the Law Department of UCAR in July 1990 and served as Assistant General Counsel from June 1995 to January 1999 and Deputy General Counsel from January 1999 to September 1999. She was an associate with Cummings & Lockwood, a law firm, from 1986 to 1990. Ms. Narwold is an employee of UCAR, is paid by UCAR and will spend the majority of her time performing duties for UCAR.

     Paul Calarco. Mr. Calarco became Director of Marketing and Strategic Development in April 2000. He became UCAR's Director of Fuel Cell Development and Commercialization in 1999. From 1975 until 1999, Mr. Calarco served in various management, marketing and manufacturing positions at UCAR and its predecessors, including General Manager and Director of UCAR's Canadian operations. Mr. Calarco began his career in 1969 in the Carbon Products Division of Union Carbide.

     Robert A. Mercuri. Mr. Mercuri became Director of Fuel Cell Technology in April 2000. Mr. Mercuri has been a principal researcher in support of our product development since 1980. He holds a Bachelor of Science degree in Chemistry from Cleveland State University.

     Robert C. Stamm. Mr. Stamm became Director of Information Technology in April 2000. From 1994 to 1999, Mr. Stamm was a Director of UCAR's Health, Safety and Environmental Affairs group. From 1974 until 1996, Mr. Stamm served in various engineering and administrative management positions, including Site Manager, within UCAR's flexible graphite business. Mr. Stamm began his career in 1966 in the Carbon Products Division of Union Carbide.

     Terry W. Wilkinson. Mr. Wilkinson became Director of Operations in April 2000. He became Manager of Manufacturing for the flexible graphite division in 1986. From 1980 to 1986, he served in various manufacturing, marketing and business management positions within the flexible graphite business. Mr. Wilkinson began his career in 1964 in the Carbon Products Division of Union Carbide and has worked in several of UCAR's other businesses and locations.

     Dr. Daniel W. Krassowski. Dr. Krassowski became Director of Research and Development in April 2000, and became Manager of Technology in 1999. From 1994 to 1999, Dr. Krassowski served in various management, sales, research and development and new product development positions in the flexible graphite business. Dr. Krassowski began his career with the Carbon Products Division of Union Carbide in 1987. He received a Bachelor of Science degree in Chemistry from the University of Santa Clara, and a Ph.D. in Inorganic Chemistry from the University of Nevada-Reno.

     Ronald A. Crawford. Mr. Crawford joined us in November 1999 and became Director of New Business Development in April 2000. From 1993 until 1999, Mr. Crawford was a principal of Crawford-Lalli & Company, a strategic marketing consulting firm. From 1987 until 1993, Mr. Crawford served in various sales and marketing positions for The Dow Chemical Company.

     John R. Hall. Mr. Hall became a director in June 2000. He has been a director of UCAR since November 1995. From July 1997 through December 1998, he was a non-executive Chairman of Arch Coal, Inc., a chemical and plastics distributor. He continued to serve as a director of Arch Coal until April 1999. He retired as Chairman effective January 31, 1997 and as Chief Executive Officer effective October 1, 1996 of Ashland Inc., a coal producer, positions which he had held since 1981. Mr. Hall served in various engineering and managerial capacities at Ashland Inc. since 1957. From April 1985 until May 2000 Mr. Hall was a director of Reynolds Metals Company, an aluminum product manufacturer and distributor. Mr. Hall is presently a director of Bank One Corporation, Canada Life Assurance Company, CSX Corporation, Humana Inc., and USEC Inc.

     Michael C. Nahl. Mr. Nahl became a director in June 2000. Since January 1999, he has been a director of UCAR. He is Senior Vice President and Chief Financial Officer of Albany International Corp., a paper machine manufacturer. He joined Albany International Corp. as Group Vice President, Corporate and was appointed to his present position in 1983. He is a member of The Chase Manhattan Corporation Northeast Regional Advisory Board.

     Charles J. Queenan, Jr. Mr. Queenan is a nominee for director. Mr. Queenan is a practicing attorney specializing in tax, corporate, international and transactional law at the law firm of Kirkpatrick & Lockhart LLP, where he began his career in 1956. Since 1996, he has served as Senior Counsel and Chairman of the Audit Committee of Kirkpatrick & Lockhart LLP. From 1961 to 1996, Mr. Queenan was a Partner of Kirkpatrick & Lockhart LLP. During that period, he served in various different capacities with Kirkpatrick & Lockhart LLP, including service as Chairman of its Management Committee. Mr. Queenan is a director of Allegheny Technologies Incorporated, Crane Co., Teledyne Technologies Incorporated and Water Pik Technologies, Inc.

     Harold A. Poling. Mr. Poling is a nominee for director. From 1990 to 1993, Mr. Poling served as Chief Executive Officer of Ford Motor Company. Mr. Poling became a director of Ford Motor Company in May 1979 and served as its Chairman from March 1990 to January 1994. Mr. Poling served in various financial and managerial capacities at Ford Motor Company since 1951. He is a director of Shell Oil Company, Meritor Automotive, Inc. and Thermadyne Holdings Corporation. Mr. Poling is a board consultant for The LTV Corporation and serves on Donaldson, Lufkin & Jenrette, Inc.'s Investment Banking Advisory Board.

BOARD STRUCTURE AND COMPENSATION

     Our Certificate of Incorporation provides that our Board of Directors may be comprised of one to fifteen members. Our Bylaws provide that our Board of Directors fixes the exact number of directors comprising the entire Board of Directors at any time. Pursuant to a stockholder's agreement with UCAR, our Board of Directors is required to consist of six directors, one of whom is our chief executive officer, three of whom are nominees of UCAR (one of whom must be an independent director within the meaning of the listing rules of The Nasdaq Stock Market and one of whom must be elected as our Chairman of the Board) and two of whom must be independent directors within the meaning of such rules who are not directors or employees of UCAR. In addition, pursuant to the agreement, our Board of Directors is required to have an audit committee which satisfies the requirements of such rules. Currently, our Board of Directors consists of one class of directors serving one-year terms. Commencing at such time as UCAR ceases to own a majority of our outstanding common stock, these provisions of the stockholder's agreement will terminate and our Board of Directors will be divided into three classes serving staggered three-year terms.

     We have adopted a charter for our audit committee. The charter provides that the committee shall be comprised of that number of directors (not less than three) determined by our Board of Directors. The directors eligible for membership on the committee are those who are independent directors qualified to so serve within the meaning of the listing rules of The Nasdaq Stock Market's National Market. The duties of the committee include supporting the independence of the auditors, reviewing financial statements and accounting policies, and performing the duties of an audit committee contemplated by those listing rules and the rules of the SEC. We expect that our Board of Directors will elect the members of the committee promptly after Messrs. Poling and Queenan become directors after this offering. We believe that each of Messrs. Hall, Nahl, Poling and Queenan would be eligible and qualified to serve on the committee.

     Our Certificate of Incorporation and Bylaws may serve to limit the ultimate liability of directors and executive officers for breaches of their duties to our stockholders and to us.

     Our Board of Directors has adopted a policy that, effective as of the date of this prospectus, directors who are not employees of us or UCAR will receive:

     - an annual retainer of $10,000, plus a fee of $1,000 for each meeting of our Board of Directors or a committee of our Board of Directors attended (the retainer will be prorated for service as a director for part of a year),

     - an initial grant of options to purchase 12,200 shares of our common stock under our Outside Director Equity Incentive Plan upon commencement of service as a director, and

     - an annual grant (including a grant for this year) of options to purchase 4,300 shares of our common stock under our Outside Director Equity Incentive Plan.


The initial grants of options will have an exercise price equal to the initial public offering price for directors who become or agree to become directors prior to the date of this prospectus and will vest as described in "Outside Director Equity Incentive Plan" on page 55. All directors will be reimbursed for expenses incurred in their capacity as such.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     We currently do not have a compensation committee. All compensation decisions for all subsidiaries of UCAR, including us, have been made by UCAR's senior management, including Mr. Playford, or the board of directors of UCAR, including Messrs. Playford, Hall and Nahl.


     Besides Mr. Playford, the other member of UCAR's senior management involved in those decisions was John C. Arnold, Director of Human Resources Worldwide of UCAR. Besides Messrs. Playford, Hall and Nahl, the other members of UCAR's board of directors consist of the following outside directors:



     - R. Eugene Cartledge,



     - Mary B. Cranston,



     - Alec Flamm, and



     - Thomas Marshall.



     John C. Arnold. Mr. Arnold, age 59, became Director of Human Resources Worldwide of UCAR in 1992. He joined Union Carbide in 1964 and held various positions in its human resources and industrial relations departments until 1990, when he was assigned to UCAR in similar capacities in connection with the formation of UCAR by Union Carbide.



     R. Eugene Cartledge. Mr. Cartledge, age 70, became a director of UCAR in February 1996. From 1986 until his retirement in 1994, he was the Chairman of the Board and Chief Executive Officer of Union Camp Corporation. Mr. Cartledge retired as Chairman of the Board of Savannah Foods & Industries, Inc. in December 1997. He is a director of Chase Brass Industries, Inc., Sun Company, Inc. and Delta Air Lines, Inc.



     Mary B. Cranston. Ms. Cranston, age 52, became a director of UCAR in January 2000. Ms. Cranston is a partner and has served since 1999 as Chairperson of Pillsbury Madison & Sutro LLP, an international law firm based in San Francisco, California. Ms. Cranston has been practicing complex litigation, including antitrust, telecommunications and securities litigation, with Pillsbury Madison & Sutro LLP since 1975. She is a director of the San Francisco Chamber of Commerce and the Bay Area Council, and a trustee of the San Francisco Ballet.



     Alec Flamm. Mr. Flamm, age 73, became a director of UCAR in April 1998. From January 1982 to August 1985, Mr. Flamm served as President and Chief Operating Officer of Union Carbide. Mr. Flamm joined Union Carbide in 1949 and held various marketing and management positions. He retired as a Vice Chairman and a director of Union Carbide in March 1986. Mr. Flamm served Union Carbide as Vice Chairman from August 1985 and as a director from 1981.



     Thomas Marshall. Mr. Marshall, age 71, became a director of UCAR in June 1998. He retired in 1995 as Chairman of the Board and Chief Executive Officer of Aristech Chemical Corporation, a spinoff of USX Corp., which positions he had held since 1986. Mr. Marshall had previously served in various positions, including Executive Vice President and Chief Operating Officer -- Manufacturing, Fabricating and Chemicals, for the former U.S. Steel Corp. Mr. Marshall serves on the Boards of Baron Enterprises and the National Flag Foundation. He is a trustee of the University of Pittsburgh and a director of the Thomas Marshall Foundation, which makes grants to organizations working to improve the quality of life for children and their families.


EXECUTIVE OFFICER COMPENSATION

     The following table sets forth information relating to compensation received in 1999 by our chief executive officer and four of our other executive officers who were our most highly compensated employees (other than our chief executive officer) in 1999 and whose salary and bonus exceeded $100,000. All information set forth in the following table reflects compensation earned by these officers for services rendered in all capacities to UCAR in 1999, substantially all of which services (unless otherwise indicated) were rendered in connection with our business when it was a division of UCAR.

                           SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION                    LONG TERM COMPENSATION
                          ---------------------------------------   -------------------------------------
                                                                                                 PAYOUTS
                                                                                                ---------
                                                                             AWARDS             LONG TERM
                                                                    -------------------------   INCENTIVE
                                                                    RESTRICTED    SECURITIES      PLAN
NAME AND                                            OTHER ANNUAL      STOCK       UNDERLYING     (LTIP)        ALL OTHER
PRINCIPAL POSITIONS        SALARY       BONUS       COMPENSATION      AWARDS     OPTIONS/SARS    PAYOUTS    COMPENSATION(1)
-------------------       --------   ------------   -------------   ----------   ------------   ---------   ---------------
John J. Wetula, Chief
  Executive Officer and
  President.............  $122,430     $ 85,000       $218,631(2)          --            --           --        $4,766
Paul Calarco, Director
  of Marketing and
  Strategic
  Development...........  $116,040     $100,000       $ 50,864(3)          --            --           --        $4,539
Robert A. Mercuri,
  Director of Fuel Cell
  Technology............  $ 98,640     $100,000             --             --            --           --        $3,854
Robert C. Stamm,
  Director of
  Information
  Technology............  $113,760     $ 52,000             --             --            --           --        $5,829
Terry W. Wilkinson,
  Director of
  Operations............  $108,420     $ 50,000             --             --            --           --        $4,238

---------------
(1) Represents our matching contributions to the savings plans.

(2) Includes an expatriate allowance of $140,263 (consisting of allowances for foreign taxes and schooling and tax equalization payments), a relocation allowance of $31,688 pursuant to UCAR's standard relocation policy for executives and international assignment premiums totaling $39,298 (including about $31,000 in cost of living increases and an additional $1,000 per month premium for the eight month period), in each case relating to Mr. Wetula's temporary assignment in Switzerland for UCAR during that year.

(3) Represents a relocation allowance of $46,864 pursuant to UCAR's standard relocation policy for executives and international assignment premiums totaling $4,000 (including cost of living increases and a monthly premium, in each case relating to Mr. Calarco's temporary assignment in Canada during that year).

     None of our most highly compensated officers received options to purchase our common stock during 1999. The following table sets forth information relating to options to purchase UCAR common stock granted by UCAR to our most highly compensated officers during 1999.

                           UCAR OPTION GRANTS IN 1999

                                           INDIVIDUAL GRANTS
                            ------------------------------------------------
                                         PERCENT OF
                                           TOTAL                               POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF     OPTIONS                              ASSUMED ANNUAL RATES OF STOCK
                            SECURITIES   GRANTED TO                            PRICE APPRECIATION FOR OPTION
                            UNDERLYING      UCAR      EXERCISE                              TERM
                             OPTIONS     EMPLOYEES      PRICE     EXPIRATION   ------------------------------
NAME                         GRANTED      IN 1999     PER SHARE      DATE          5%                10%
----                        ----------   ----------   ---------   ----------   -----------      -------------
John J. Wetula............    35,000        8.6 %      $ 25.13     9/29/08      $484,750         $1,194,550
Paul Calarco..............     3,900        0.96%      $ 17.69     9/29/08      $ 38,025         $   93,678
Robert A. Mercuri.........        --       --               --          --            --                 --
Robert C. Stamm...........        --       --               --          --            --                 --
Terry W. Wilkinson........        --       --               --          --            --                 --

     None of our most highly compensated officers exercised options to purchase UCAR common stock during 1999. The following table sets forth information relating to options to purchase UCAR common stock held by our most highly compensated officers during 1999.

                         UCAR OPTION EXERCISES IN 1999

                       NUMBER OF SHARES                NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED IN THE MONEY
                         ACQUIRED ON       VALUE     UNEXERCISED OPTIONS AT DECEMBER 31,     OPTIONS AT DECEMBER 31, 1999
        NAME               EXERCISE       REALIZED    1999 (EXERCISABLE/UNEXERCISABLE)        (EXERCISABLE/UNEXERCISABLE)
        ----           ----------------   --------   -----------------------------------   ---------------------------------
John J. Wetula.......         --               --              40,300 / 40,000                      $112,663 /   --
Paul Calarco.........         --               --              42,800 /  8,900                      $138,188 / $468
Robert A. Mercuri....         --               --              14,200 /  4,000                      $  3,900 /   --
Robert C. Stamm......         --               --              36,800 /  5,000                      $137,438 /   --
Terry W. Wilkinson...         --               --              19,300 /  4,000                      $107,021 /   --

     EMPLOYMENT AGREEMENT. We have entered into a three-year employment agreement with Mr. Wetula to serve as our Chief Executive Officer and President. The agreement automatically renews for successive additional one-year terms, unless we give notice of non-renewal within 90 days prior to any renewal date or Mr. Wetula gives notice of non-renewal at least one year prior to any renewal date.

     Mr. Wetula will receive a base salary (which may be increased by our Board of Directors) of $175,000, plus annual cash bonuses commensurate with his position.

     The agreement provides for termination (subject to certain notice and other procedural provisions) by us for cause or by Mr. Wetula for good reason and contains a noncompetition covenant which will continue for a period of two years beyond the expiration of the then current term.


     SEVERANCE COMPENSATION AGREEMENTS. Our Board of Directors has approved severance compensation agreements for Messrs. Wetula, Calarco and Mason. These agreements provide for severance compensation equal to 2.99 times the relevant officer's base salary, and extended insurance coverage and reimbursement for certain excise tax liabilities (and income tax liabilities on this reimbursement). These officers are entitled to the compensation if they are terminated (other than for cause) or resign for good reason within

12 months after a change in control of us. For this purpose, a change in control of us occurs on the date on which:

     - any person or group becomes the beneficial owner of more than 15% of our outstanding common stock,

     - at the end of any two-year period, individuals who at the beginning of the period were our directors, or individuals nominated or elected by a vote of 66 2/3% of these directors or directors previously so elected or nominated, cease to constitute a majority of our Board of Directors,

     - our stockholders approve our liquidation or dissolution, or

     - we consummate reorganizations, mergers, asset sales or similar transactions.

No transaction by UCAR in our stock, and no change in control of UCAR, will be considered a change in control of us for purposes of these severance compensation agreements.


     These officers also will have severance compensation agreements with UCAR. Messrs. Wetula's and Mason's agreements with UCAR will provide for severance compensation equal to 2.99 times base salary, and Mr. Calarco's agreement will provide for severance compensation equal to 2.00 times his base salary. Each of these agreements will provide for extended insurance coverage and reimbursement for certain excise tax liabilities (and income tax liabilities on this reimbursement). These officers are entitled to the compensation if they are terminated (other than for cause) or resign for good reason within 12 months after a change in control of UCAR. A change in control of UCAR under these agreements is defined in a similar fashion as the definition of a change in control of us under the agreements described above. The severance compensation agreements with UCAR will terminate when UCAR no longer holds a majority of our common stock. The severance compensation agreements with us provide that there will be no duplication of benefits with respect to the same transactions under the agreements with us and UCAR.


EMPLOYEE EQUITY INCENTIVE PLAN

     Our Employee Equity Incentive Plan was adopted by our Board of Directors and approved by our sole stockholder. The plan is intended to assist us in attracting, retaining and motivating highly qualified employees and to make our compensation program competitive with those of other similarly situated employers. The following description of the plan does not apply to the options described within the section entitled "Certain Relationships and Related Transactions" on page 63.

     ADMINISTRATION. The plan is administered by our Board of Directors. It has the right to interpret the plan, authorize awards to eligible participants, set the vesting, transferability and other terms and conditions of awards, delegate to the chief executive officer the right to grant awards to employees who are not executive officers, establish administrative regulations to further the purposes of the plan and take any other action necessary for the proper implementation of the plan. Our Board of Directors has the right to delegate administration of the plan to any committee of our Board of Directors. Awards intended to qualify under Section 162(m) of the Internal Revenue Code as performance-based compensation may only be granted by unanimous consent of our Board of Directors or by a committee that qualifies to grant such awards under
Section 162(m).

     PARTICIPATION. All of our employees are eligible to receive awards under the plan. Participants receive awards to the extent granted as described above. Participants in the plan are also eligible to participate in our other incentive plans.

     SHARES AVAILABLE FOR AWARDS. A total of 4,600,000 shares of our common stock have been reserved for issuance under the plan, subject to adjustment for stock splits, stock dividends, recapitalizations and similar events. These shares may consist in whole or in part of authorized and unissued shares or treasury shares. If an award expires unexercised or is forfeited, surrendered or cancelled, terminated or settled in cash in lieu of common stock, the shares previously used for such awards will be available for future awards under the plan. In addition, each time an award is exercised, the number of shares reserved for issuance under the plan will automatically be increased by the number of shares subject to the exercised portion of the award. The number of shares reserved for issuance under the plan will not be automatically increased when an incentive stock option award is exercised. The number of shares reserved does not include shares reserved for issuance (estimated to be about 3,337,566 shares based on the assumptions described in "Certain Relationships and Related Transactions") pursuant to antidilution provisions of stock options issued by UCAR, which provisions become applicable in the event of a distribution by UCAR of the shares of our common stock held by it to its stockholders at a time when UCAR owns a majority of our outstanding common stock. No individual may be granted awards under the plan which in the aggregate cover more than 500,000 shares in any one calendar year and no more than 1,000,000 shares may be issued upon exercise of incentive stock options. Each of these limits is also subject to adjustment for stock splits, stock dividends, recapitalizations and similar events.

     AWARDS. The plan permits grants of awards of such type and subject to such terms and conditions as our Board of Directors may determine, including the following types of awards:

     - options, including incentive stock options and non-qualified stock options,

     - stock appreciation rights,

     - restricted stock,

     - stock equivalent units,

     - dividend equivalents, and

     - performance units.

     No award granted may have a term longer than ten years.

     AWARDS GRANTED. We have granted non-qualified stock options to all of our employees covering an aggregate of 251,550 shares under the plan which will become effective on the date of this prospectus. Of those options, options as to 30,500 shares have been granted to Mr. Wetula, 9,150 shares to Mr. Calarco, 18,300 shares to Mr. Mason, 9,150 shares to Mr. Stamm and 9,150 shares to Mr. Wilkinson. All of our current employees have received options. Each option has an exercise price equal to the initial public offering price and vests as to one-third of the shares covered by the option on each anniversary of the date of grant commencing on the third anniversary.

     AWARD TERMS. To the extent that any award has an exercise price or similar provision, the exercise price or similar provision cannot be lower than the fair market value of our common stock on the date of grant. For options which will become effective on the date of this prospectus, such value equals the initial public offering price. For options which become effective after the date of this prospectus, the exercise price will be equal to our common stock's closing sale price on the last trading day prior to the date of grant as reported by the principal exchange or market on which our common stock is listed or traded. If there is no closing sale price for our common stock on the last trading day prior to the date of grant, the exercise price will be determined by averaging the highest bid and lowest asked prices of our common stock.

     Unless otherwise determined by our Board of Directors, awards may be exercised after termination of employment only:

     - if the termination resulted from a participant's death, disability or retirement with the right to receive a non-actuarially reduced pension,

     - during the three year period commencing on the date of a participant's termination of employment by us other than for cause,

     - during the three year period commencing on the date of a participant's termination of employment by us or the participant after a change in control unless such termination is for cause, or

     - if our Board of Directors decides that it is in our best interests to allow exercise of an award following a participant's termination of employment.

     In no event may an award be exercised after the expiration date of the award.

     If a stock appreciation right is awarded, upon exercise of the stock appreciation right the participant will receive an amount equal to the excess of the fair market value of our common stock on the settlement date over the award price of the stock appreciation right multiplied by the number of shares as to which the stock appreciation right is exercised. Stock appreciation rights may be awarded either separately or in conjunction with another award. The award price for (1) stock appreciation rights awarded separately is the fair market value of our common stock on the date the stock appreciation right is awarded and (2) a stock appreciation right awarded in conjunction with any other award is the fair market value of our common stock on the date the associated award was made. However, where a stock appreciation right is granted retroactively in tandem with or in substitution for another award, the award price of the stock appreciation right will not be less than the fair market value of our common stock on the date such other award was made. For purposes of the limitation on the aggregate number of shares which may be issued under the plan, only the number of shares actually issued in connection with the exercise of a stock appreciation right is considered.

     The exercise of a stock appreciation right granted in conjunction with another award terminates that other award to the extent of the number of shares as to which the stock appreciation right is exercised. Conversely, the exercise of that other award terminates the associated stock appreciation right to the extent of the shares as to which that other award is exercised. The exercise of a stock appreciation right awarded separately has no effect on the exercisability of any other award and the exercise of any other award has no effect on the exercisability of a stock appreciation right awarded separately.

     In addition to options and stock appreciation rights, our Board of Directors may grant restricted stock, stock equivalent units, performance units and dividend equivalents. A restricted stock award is an award of our common stock where the shares granted are subject to restrictions on transfer, conditions of forfeitability or any other limitations our Board of Directors may determine appropriate. A stock equivalent unit is a cash award in an amount equivalent to the fair market value of a share of our common stock. A performance unit is a cash award based on the attainment over specified periods of individual performance targets or other parameters.

     Awards may accrue dividend equivalents in the amount of and at such times as cash dividends are paid on our common stock or, instead of dividend equivalents, may provide for automatic awards of stock equivalent units on each date that cash dividends are paid on our common stock. These stock equivalent units will have a value equal to (1) the product of the dividend per share times the total number of shares subject to awards held by the participant, divided by
(2) the fair market value of our common stock on the dividend payment date.

     Awards may be vested at the time of grant or subject to subsequent vesting based on satisfaction of conditions set by our Board of Directors. These conditions may include:

     - continuous service with us,

     - achievement of specific business objectives or specified market prices for our common stock, or

     - other measurements of individual, business unit or company performance.

     Our Board of Directors may set other terms and conditions, including:

     - the manner in which awards are held,

     - the extent to which the holder of awards has rights of a stockholder,

     - the circumstances under which awards will be forfeited, and

     - whether awards may be assigned, transferred, pledged or sold by the participant.

     Awards of restricted stock, stock equivalent units or performance units that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code will be conditioned on the achievement of one or more of the following performance criteria, in the manner prescribed under Section 162(m):

     - earnings per share,

     - total stockholder return,

     - return on stockholders' equity,

     - cash flow, and

     - cumulative return on net assets employed.

     Awards may be settled in cash, shares of our common stock, other awards or combinations thereof. Our Board of Directors may also require or permit participants to defer the issuance or vesting of shares or the settlement of awards in cash. Our Board of Directors may also provide that deferred settlements include the payment or crediting of interest on the deferred amounts or the payment or crediting of dividend equivalents on deferred settlements denominated in shares. Our Board of Directors may determine the manner in which federal, state or local tax withholding obligations will be satisfied, where applicable, including the reduction in the amount of shares or cash to be delivered or paid to the participant or reimbursement by the participant in cash or with shares of common stock at the fair market value on the settlement date.

     The plan provides that, if a participant breaches any confidentiality or noncompete provision to which the participant is otherwise subject, then the participant will (1) immediately forfeit the right to exercise any option, stock appreciation right or similar award, or to become vested in any restricted stock or similar award, outstanding at the time of the violation and will (2) be obligated to pay us liquidated damages in an amount equal to the amount of any gains realized upon the exercise of any option, stock appreciation right or similar award, plus any increase in value recognized in connection with any restricted stock or similar award, at any time after the first date of the violation. Our Board of Directors may, in its discretion, waive this provision.

     Our Board of Directors has the right to cancel all outstanding awards in the event of a change in control of us, in which event we will be required to pay participants an amount equal to the difference between the exercise price of the canceled awards and the fair market value of the shares subject to the canceled awards. For this purpose, a change in control of us has the same meaning as it has under our severance compensation agreements.

     FEDERAL INCOME TAX CONSEQUENCES. The federal income tax consequences of awards granted pursuant to the plan under the Internal Revenue Code of 1986 are summarized below.

     The grant of a stock option or stock appreciation right will create no immediate tax consequences for the participant or us. The participant will have no taxable income upon exercising an incentive stock option, except that an alternative minimum tax may apply, and we will not receive a deduction when an incentive stock option is exercised. If the participant does not dispose of the shares acquired on exercise of an incentive stock option within the two year period beginning on the day after the grant of the incentive stock option or within one year after the transfer of the shares to the participant, the gain or loss on a subsequent sale will be a capital gain or loss. If the participant disposes of the shares within the two year or one year period described above, the participant generally will realize ordinary income and we will be entitled to a corresponding deduction. Upon exercising a stock appreciation right or stock option other than an incentive stock option, the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the exercise date, unless the shares are subject to restrictions contained in the plan. We will receive a deduction for the same amount on the exercise date, or the date the restrictions lapse.

     With respect to other awards granted under the plan that are settled in cash or shares of common stock that are either transferable or not subject to a substantial risk of forfeiture, the participant must recognize ordinary income in an amount equal to the cash or the excess of the fair market value of the shares received over any amount paid for such shares. With respect to other awards granted under the plan that are settled in shares of common stock that are subject to restrictions as to transferability and subject to a substantial risk of forfeiture, the participant must recognize ordinary income in an amount equal to the fair market value of the shares received at the first time the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. A participant may elect, under Section 83(b) of the Internal Revenue Code, to include the excess of the property's fair market value over any amount paid for the property in income in the year in which the property is received. If a valid election is made, then subsequent appreciation in the value of the property does not result in additional compensation. We will receive a deduction for the amount recognized as income by the participant if certain reporting requirements are satisfied, subject to the provisions of
Section 162(m) of the Internal Revenue Code which provides for a possible denial of a tax deduction to us for compensation for any named executive officer in excess of $1 million in any year. The plan is designed so that awards intended to qualify for the performance-based compensation exemption to the $1 million cap on tax deductibility under Section 162(m), including stock options, should qualify for the exemption.

     The tax treatment to us upon disposition of shares acquired under the plan will depend on how long the shares have been held. In the case of shares acquired through exercise of an option, the tax treatment will also depend on whether or not the shares were acquired by exercising an incentive stock option. There will be no tax consequences to us upon the disposition of shares acquired under the plan, except that we may receive a deduction in the case of disposition of shares acquired under an incentive stock option before the applicable holding period has been satisfied.

OUTSIDE DIRECTOR EQUITY INCENTIVE PLAN

     Our Outside Director Equity Incentive Plan has been adopted by our Board of Directors and approved by our sole stockholder. The purpose of the plan is to assist us in attracting, retaining and motivating highly qualified directors.

     Our Outside Director Equity Incentive Plan is substantially the same as our Employee Equity Incentive Plan with the following exceptions:

     - 400,000 shares of common stock have been reserved for issuance under the plan,

     - only outside directors are eligible to participate in the plan, and

     - the options expire on the earlier of ten years after the date of grant or four years after an outside director ceases to be a director.

     We have granted non-qualified stock options covering 66,000 shares under the plan which will become effective on the date of the prospectus. Each option has an exercise price equal to the initial public offering price and vests as to all of the shares covered by the option on the third anniversary of the date of grant or, if earlier, at such time as UCAR ceases to own a majority of our outstanding common stock (but not sooner than the first anniversary of the date of grant).

DEFERRAL PLAN

     We participate in UCAR's compensation deferral plan for the benefit of United States-paid management employees who participate in a variable compensation program. The plan is effective for compensation that would otherwise be payable on or after January 1, 2000. Under the plan, participants are able to defer up to 85% of their variable compensation, up to 50% of their base salary and up to 100% of their lump sum payments from UCAR's non-qualified retirement plans. Distributions from the plan generally will be made upon retirement or other termination of employment, unless further deferred by the participant. In addition, a participant may irrevocably elect to receive interim distributions prior to retirement or other termination of employment. We will be responsible for distributions to our employees under the plan, and costs for distributions prior to the date of this prospectus have been reflected in the financial information included in this prospectus. Under the services agreement, we will continue to participate in this deferral plan so long as UCAR owns at least 80% of our outstanding common stock. At such time as UCAR owns less than 80% of our outstanding common stock, we will automatically cease such participation in the plan, unless UCAR thereafter approves of our continued participation.

SAVINGS PLAN

     We participate in UCAR's savings plan for the benefit of United States-paid regular employees. The plan is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. The plan consists of two types of accounts, a personal investment account to which participants may make contributions on an after-tax basis and a tax deferred account to which participants may contribute on a pre-tax basis. For each eligible employee who elects to participate in the plan and makes a contribution thereto, we make a matching contribution. The matching contribution is 50% of the amount contributed by the employee to the extent that the employee contributes between 1% and 7 1/2% of the employee's compensation, including profit sharing under group plans for employees in the United States. The maximum contribution for any participant for any year is 17 1/2% of such participant's compensation. Contributions to the plan are invested, as the employee directs, in a stable value fund, life strategy funds, equity funds or funds consisting of UCAR common stock, which is valued either at fair market value or, subject to restrictions on resale and reinvestment, at a discount of 10% from fair market value. Distributions from the plan generally are made only upon retirement or other termination of employment, unless deferred by the participant. Under the services agreement, we will continue to participate in this savings plan so long as UCAR owns at least 80% of our outstanding common stock. At such time as UCAR owns less than 80% of our outstanding common stock, we will automatically cease such participation in the plan, unless UCAR thereafter approves of our continued participation.

RETIREMENT PLAN

     We participate in UCAR's retirement program. Prior to February 25, 1991, substantially all of UCAR's United States-paid employees, including those employed in our business, participated in Union Carbide's retirement program. Effective February 25, 1991, UCAR adopted its own retirement program, which was similar to Union Carbide's retirement program at that time. The cost related to our participation in UCAR's retirement program will be borne entirely by us, and costs for participants prior to the date of this prospectus have been reflected in the financial information included in this prospectus. UCAR's retirement program covers substantially all of our employees. Retirement and death benefits related to employee service through February 25, 1991 are covered by Union Carbide's retirement program. Benefits paid by Union Carbide's retirement program are based on final average pay through February 25, 1991 plus salary increases, not to exceed 6% per year, through January 26, 1995. All of our employees who retired prior to February 25, 1991 are covered under Union Carbide's retirement program. Subject to limitations of the retirement program, all service and earnings recognized under Union Carbide's retirement program prior to February 25, 1991 are recognized under UCAR's retirement program. Under the services agreement, we will continue to participate in this retirement plan so long as UCAR owns at least 80% of our outstanding common stock. At such time as UCAR owns less than 80% of our outstanding common stock, we will automatically cease such participation in the plan, unless UCAR thereafter approves of our continued participation.

     The following table sets forth the estimated annual benefits payable, based on the indicated credited years of service and the indicated average annual compensation used in calculating benefits, assuming a normal retirement at age 65 in 1999, under Union Carbide's retirement program and UCAR's retirement program on a combined basis.

                             RETIREMENT PLAN TABLE

                                                          YEARS OF SERVICE
AVERAGE ANNUAL                        --------------------------------------------------------
COMPENSATION                             15          20          25          30          35
--------------                        --------    --------    --------    --------    --------
$  100,000..........................  $ 22,500    $ 30,000    $ 37,500    $ 45,000    $ 52,500
   150,000..........................    33,750      45,000      56,520      67,500      78,750
   250,000..........................    56,250      75,000      93,750     112,500     131,250
   500,000..........................   112,500     150,000     187,500     225,000     262,500

     Under UCAR's retirement program, the monthly amount of an employee's retirement benefit upon retirement at age 65 is a percentage of average monthly compensation received during the three year period preceding retirement, or the highest average monthly compensation received during any three calendar years in the ten calendar years preceding retirement if it would result in a higher pension benefit, multiplied by the number of years of service credit, less up to 50% of projected primary Social Security benefits and less any public pension, except any military pension or any benefit under the Social Security Act. An employee (1) who is age 62 or over with ten or more years of service credit or
(2) whose age and service credit add up to 85 years or more may voluntarily retire earlier than age 65 with a retirement benefit unreduced because of early retirement, based on years of service credit at the date of retirement. The compensation covered by UCAR's retirement program consists primarily of salary and most types of variable compensation. The benefits payable reflected in the preceding table are calculated on a straight life annuity basis and are subject to an offset for such Social Security benefits.

     For federal income tax purpose, the amount of benefits that can be paid from a qualified retirement plan is restricted. UCAR has adopted nonqualified unfunded plans for payment of those benefits at retirement that cannot be paid from its qualified retirement plan. These nonqualified plans together with its qualified retirement plan constitute UCAR's retirement program. Employees may elect to receive the payment of benefits from these nonqualified unfunded plans monthly or in a lump sum. Benefits under all of the nonqualified plans may be terminated if UCAR's Board of Directors determines that an employee has engaged in activities that are detrimental to the interests of, or are in competition with, UCAR. Except as described in the preceding sentence, the practical effect of these non-qualified plans is to calculate benefits to all employees, including those who are executive officers, on a uniform basis.

     Benefits under these nonqualified plans are generally paid out of UCAR's general assets, although they may also be paid through a grantor trust adopted by it or by purchase of annuities. When UCAR purchases annuities, this does not increase the after-tax amount of benefits to which employees are entitled, but does relieve UCAR of liability for the benefits under the nonqualified plans covered by such annuities.

     As of March 31, 2000, our most highly compensated executive officers were credited with the number of years of service under UCAR's retirement program as follows: Mr. Wetula, age 41, was credited with 18 years of service, Mr. Calarco, age 52, was credited with 31 years of service, Mr. Mercuri, age 64, was credited with 46 years of service, Mr. Stamm, age 58, was credited with 34 years of service, and Mr. Wilkinson, age 57, was credited with 36 years of service.

     UCAR has adopted a grantor trust to assist it in providing for payment of some benefit plan obligations to management which are currently paid out of its general assets. These obligations include accrued benefits under nonqualified retirement plans and severance obligations under employment and other agreements. The trust is also used to set aside compensation which was deferred under UCAR's compensation deferral plan.

     The trust contains a benefits protection account which makes funds available to the trustee to assist participants and their beneficiaries in enforcing their claims with respect to those benefits and obligations upon a change in control of UCAR. UCAR may from time to time contribute assets to or, with the approval of a majority of UCAR's Board of Directors, withdraw assets from the trust, other than from the benefits protection account, to which $250,000 has been contributed, except that no withdrawal can be made after a change in control until all such benefits and obligations are paid or discharged. UCAR's

Board of Directors may amend or terminate the trust at any time prior to a change in control of UCAR. Upon a change in control of UCAR, the trust becomes irrevocable, UCAR is required to make contributions to the trust sufficient to discharge such obligations or pay such benefits and the trustee is required to use the amounts held in the trust for such purposes. Upon a change in control of UCAR, no amendment of the trust may be adopted without the written consent of a majority of the participants and the beneficiaries who are receiving benefits. Consistent with the requirements of applicable law, the assets of the trust are subject to the claims of creditors of UCAR in the event of UCAR's insolvency or bankruptcy. A change in control of UCAR is defined in a similar manner to that of a change in control of us under our Employee Equity Incentive Plan.

     We intend to assume the obligations under UCAR's non-qualified retirement plans allocable to our employees. In connection with these actions, we may make changes in the benefit trust and some of the other arrangements described above.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information known to us regarding the beneficial ownership of our common stock at the date of this prospectus, before and after giving effect to this offering, by each person known by us to own beneficially 5% or more of our outstanding common stock, each of our directors and nominees therefor, each of our most highly compensated executive officers, and all of our directors and executive officers as a group.

                                          SHARES BENEFICIALLY                             SHARES BENEFICIALLY
                                          OWNED PRIOR TO THIS      NUMBER OF SHARES        OWNED AFTER THIS
                                              OFFERING(2)             TO BE SOLD              OFFERING(2)
                                         ---------------------   ---------------------   ---------------------
          NAME AND ADDRESS(1)              NUMBER      PERCENT     NUMBER      PERCENT     NUMBER      PERCENT
          -------------------            -----------   -------   -----------   -------   -----------   -------
UCAR International Inc.
  3102 West End Avenue
  Nashville, Tennessee 37203(3)........   29,850,000    100.0%     4,600,000    15.1%     25,250,000    82.8%
Gilbert E. Playford
  c/o UCAR International Inc.
  3102 West End Avenue
  Nashville, Tennessee 37203(3)........   29,850,000    100.0%            --       --     25,250,000    82.8%
John R. Hall
  P.O. Box 391
  Ashland, Kentucky 41114(3)...........   29,850,000    100.0%            --       --     25,250,000    82.8%
Michael C. Nahl
  1373 Broadway
  Albany, New York 12204(3)............   29,850,000    100.0%            --       --     25,250,000    82.8%
Charles J. Queenan, Jr.
  c/o Kirkpatrick & Lockhart LLP
  Henry W. Oliver Building
  535 Smithfield Street
  Pittsburgh, Pennsylvania 15222.......           --       --             --       --             --       --
Harold A. Poling
  Fairlane Plaza North
  290 Town Center Drive
  Suite 322
  Dearborn, Michigan 48126.............           --       --             --       --             --       --
John J. Wetula.........................           --       --             --       --             --       --
Paul Calarco...........................           --       --             --       --             --       --
Robert A. Mercuri......................           --       --             --       --             --       --
Robert C. Stamm........................           --       --             --       --             --       --
Terry W. Wilkinson.....................           --       --             --       --             --       --
All directors and executive officers as
  a group..............................   29,850,000    100.0%            --       --     25,250,000    82.8%

---------------
(1) Unless otherwise indicated above, the address for each stockholder is c/o Graftech Inc., 11709 Madison Avenue, Lakewood, Ohio 44107.

(2) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or exercisable within 60 days after the date of determination are included. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. None of the options granted by us are exercisable within such 60-day period.

(3) If the over-allotment option is exercised in full, UCAR will sell an aggregate of 5,387,500 shares of our common stock in this offering and, thereafter, will beneficially own 24,462,500 shares of our common stock or 80.2% of our common stock outstanding after this offering. UCAR has sole voting and investment power with respect to the shares set forth opposite its name. Mr. Playford is Chief Executive Officer, President and Chairman of the Board of UCAR, and Messrs. Hall and Nahl are directors of UCAR. They disclaim any beneficial ownership of shares owned by UCAR.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     At the time our business was founded, it was an unincorporated division within the Carbon Products Division of Union Carbide Corporation. In 1989, the Carbon Products Division was separated from Union Carbide's other businesses and contributed to UCAR Carbon Company Inc., a wholly owned subsidiary of Union Carbide. UCAR Carbon Company Inc. was subsequently contributed to UCAR, which became a public company in 1995. We remained a division of UCAR Carbon Company Inc. until January 2000, at which time UCAR Carbon Company Inc. transferred substantially all of the assets and liabilities related to its worldwide natural, acid-treated and flexible graphite business to us.

     We have summarized below the material terms of the various agreements between us and UCAR, our parent company. The summary of these agreements is not complete. You should read the full text of these agreements, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

INTERCOMPANY RELATIONSHIPS

     As a division of UCAR, our business and all our assets and liabilities were held by subsidiaries of UCAR, principally UCAR Carbon Company Inc. and its subsidiary, UCAR Carbon Technology Corporation. We also received various services from UCAR, including administrative, accounting, human resource and legal services. UCAR also provided us with the services of a number of its executives and employees. In consideration for these services, UCAR allocated a portion of its overhead costs to us. Our management believes that the amounts allocated to us have been no less favorable to us than the expenses we would have incurred to perform such services ourselves or obtain them from unaffiliated third parties.

     Effective January 1, 2000, UCAR transferred to us substantially all of its assets related to its worldwide natural, acid-treated and flexible graphite business, and we assumed and agreed to indemnify UCAR for all liabilities, known and unknown, arising out of that business. As between us and UCAR, UCAR retains all environmental liabilities associated with our Lakewood, Ohio facility to the extent that they do not arise out of that business. We also became a participating subsidiary in UCAR's retirement program and savings plan and, as a result, became jointly and severally liable for all obligations thereunder. So long as there are no funding deficiencies which UCAR is unable to satisfy, our contributions to the program and plan will be based on obligations to our employees and retirees only. Additionally, we entered into agreements for the continued provision of services, including:

     - a corporate services agreement pursuant to which UCAR agreed to continue to provide legal, accounting, tax, corporate human resources/benefits administration, information systems, treasury/risk management and investor relation services to us and will allow our employees to continue to participate in UCAR's corporate relocation, pension, savings, medical and other welfare plans at our cost until either we or UCAR terminate the agreement, the cost of which is calculated as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and otherwise on a basis that approximates the cost we would have been allocated if we were a division of UCAR; the agreement also will allow us to continue to use the UCAR Product and Process Development Center in Parma, Ohio for a period of two and a half years, with the option to extend our use on a year-to-year basis, and

     - a lease agreement, which covers the portion (about one-half) of UCAR's facility in Lakewood, Ohio that is currently used to manufacture, store and distribute our products, that continues through December 31, 2009 with an option for us to renew for one five-year period through December 31, 2014 and at an annual rent for the initial term of $213,210, which we believe is equivalent to the fair market rent therefor.


     Pursuant to the memorandum of understanding described in the section entitled "Raw Materials" on page 42, we had a right to purchase 2,000,000 shares of common stock of Mazarin and to receive warrants to purchase 1,000,000 shares of common stock of Mazarin. In May 2000, we assigned this right to UCAR.


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

     The costs for the corporate services agreement, other than for the use of the UCAR Product and Process Development Center in Parma, Ohio, currently are $974,000 per year. Costs previously allocated to us with respect to such services have been determined on the same basis as the agreement. These costs were $780,000 in 1997, $804,000 in 1998, $828,000 in 1999 and $207,000 in the
quarter ended March 31, 2000. The costs for the use of the UCAR Product and Process Development Center are equivalent to our proportionate share (based on the space used by us) of the fixed costs for the UCAR Product and Process Development Center plus a proportionate allocation to us of variable costs for the UCAR Product and Process Development Center. These costs were $1.01 million in 1997, $1.33 million in 1998, $1.53 million in 1999 and about $0.2 million in the quarter ended March 31, 2000.

     Additionally, UCAR will allow the Company's employees to continue to participate in UCAR's corporate relocation, pension, savings, medical and other welfare plans, with costs allocated based on the payroll or actual costs, whichever most accurately reflects costs. Costs were allocated to the Company with respect to such services on the same basis as the agreement for all periods and were $2.25 million in 1997, $2.46 million in 1998, $2.69 million in 1999 and $0.85 million in the quarter ended March 31, 2000.

     Our Chairman of the Board, Gilbert E. Playford, and two of our directors, John R. Hall and Michael C. Nahl, are affiliated with UCAR, our parent company and sole stockholder. Mr. Playford is the Chairman of the Board, Chief Executive Officer and President of UCAR and Messrs. Hall and Nahl are directors of UCAR. We incurred expenses of $7.57 million to UCAR in 1999, which expenses were comprised of amounts pursuant to various intercompany agreements for services provided by UCAR and described in this subsection and a tax sharing agreement described in the subsection below captioned "Transfer Agreement." UCAR made payments to us of $1.11 million in 1999. These amounts do not include:

     - net cash from our operations retained by UCAR, or

     - net assets contributed to our capital by UCAR.


TRANSFER AGREEMENT


     The transfer agreement provides for the transfer by UCAR to us of our business, consisting of substantially all of UCAR's assets (other than real estate) used in our business, together with specified real property located in Parma, Ohio. The transfer was made as a contribution to our capital at a time when we were a wholly owned subsidiary of UCAR.

     Various agreements ancillary to the transfer agreement which detail the transfer and various interim and ongoing relationships between UCAR and us include:


     - an intellectual property transfer agreement providing for the transfer of all material intellectual property related to our business to us, and permits each of us and UCAR to continue to use intellectual property owned by the other in the conduct of its businesses as conducted on January 1, 2000 (only a limited amount of intellectual property, primarily know-how that has not been patented or copyrighted, is covered by this permission), and


     - a tax sharing agreement providing for the filing of a consolidated income tax return and allocation and payment of income tax liabilities until such time as we cease to be a member of UCAR's consolidated tax group, with us reimbursing UCAR as requested for any interim payments made on its behalf, with final settlement being made 30 days after UCAR files its consolidated tax return. Amounts due to UCAR for income taxes were $4.37 million in 1997, $4.51 million in 1998, $2.52 million in 1999 and about $0.7 million in the quarter ended March 31, 2000.

     We believe that the material terms of our agreements with UCAR are no less favorable to us than we could have obtained from unrelated third parties.

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

OUR RELATIONSHIP WITH UCAR

     We are currently a wholly-owned subsidiary of UCAR. After the completion of this offering, UCAR will own about 82.8% of our common stock outstanding, or about 80.2% if the over-allotment option is exercised in full. Subject to 180-day lock-up agreements and applicable securities laws, UCAR may at any time and from time to time sell any or all of the shares of our common stock held by it publicly or privately to investors, joint venture or strategic partners or others in one transaction or a series of transactions, distribute any or all of such shares to its stockholders, or continue to hold such shares indefinitely.

     The decision with respect to which, if any, of those actions will be taken is within the discretion of UCAR's Board of Directors. UCAR has advised us that, in making any such decision, UCAR's Board of Directors will take such action that it believes to be in the best interests of UCAR and its stockholders, and that the principal factors that it will consider in making any such decision could include:

     - the value of its shares of our common stock and the relative market prices of our common stock and UCAR common stock,

     - in the event of a distribution to stockholders, the issuance by the IRS of a ruling that the distribution will be tax-free to UCAR stockholders and will qualify as a reorganization for United States federal income tax purposes (and UCAR intends to promptly file for such a ruling),

     - the absence of any court orders or regulations prohibiting or restricting the completion of any such action,

     - developments affecting our business, and

     - developments affecting UCAR's business, UCAR's need for funds, and contractual restrictions to which UCAR may be subject.

STOCKHOLDER'S AGREEMENT

     UCAR has entered into a stockholder's agreement with us providing for the composition of our Board of Directors as described under "Management."

     So long as UCAR owns 20% of our outstanding common stock, we are prohibited by the stockholder's agreement from taking the following actions without UCAR's consent:

     - issuing common or preferred stock or rights to acquire such stock (other than non-qualified options that do not vest within three years after the date of this prospectus or, in the case of directors, earlier so long as UCAR does not then own 20% of our outstanding common stock),

     - merging or consolidating with other entities,

     - selling stock of subsidiaries,

     - acquiring or disposing of assets involving more than $5,000,000 (other than in the ordinary course of business),

     - declaring dividends or repurchasing stock,

     - incurring debt (other than the proposed credit facility described in this prospectus),

     - making capital expenditures in excess of budgeted amounts,

     - liquidating or declaring bankruptcy,

     - making any change in tax or accounting principles,

     - amending our Employee Equity Incentive Plan or Outside Director Equity Incentive Plan, or

     - amending our Certificate of Incorporation or Bylaws.

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

     Under the stockholder's agreement we also have granted UCAR preemptive rights so long as UCAR owns 20% of our outstanding common stock. Subject to limitations, if we issue a third party any equity, other than in pro rata issuances to all stockholders and other than stock options that do not vest except as described above, UCAR will have the right to purchase equity on the same terms as the third party so as to maintain the same proportional interest of our fully diluted equity as was held by UCAR prior to the issuance of the equity.

     The stockholder's agreement also grants UCAR demand and piggyback registration rights with respect to its shares of our common stock and provides for indemnification and contribution by us with respect to liabilities arising out of offerings covered by those registrations, including this offering.

     Pursuant to the stockholder's agreement, we and UCAR have agreed not to hire or solicit to hire each other's employees without the consent of the other for so long as UCAR owns at least 20% of our outstanding common stock or, if longer, for a period of one year following the date of this prospectus.

FUTURE TRANSACTIONS WITH UCAR

     Our Board of Directors has adopted a policy that all future transactions with UCAR will be on terms no less favorable to us than are reasonably available from unrelated third parties and must first be approved by a majority of our directors who are not employees or directors of UCAR or by officers or employees of us to whom such authority has been directly or indirectly delegated by those directors.

POTENTIAL ISSUANCE OF OPTIONS TO PURCHASE OUR COMMON STOCK IN RESPECT OF UCAR OPTION PLANS

     Pursuant to the stockholder's agreement and our Employee Equity Incentive Plan, we have agreed to issue options to purchase our common stock to holders of options to purchase shares of UCAR's common stock if, following this offering,
UCAR:

     - owns at least a majority of our common stock, and

     - elects to distribute its shares of our common stock (which distribution we refer to as a "spin-off" transaction) to its stockholders.

     Although UCAR has not made any decision as to whether it will distribute its shares of our common stock to its stockholders, it intends to apply for a ruling from the U.S. Internal Revenue Service that such a transaction would constitute a tax-free transaction to UCAR and its stockholders. Following a spin-off, we will issue to each holder of an option to purchase a share of UCAR common stock outstanding on the effective date of the registration statement of which this prospectus forms a part (which options we collectively refer to as the "UCAR options") an option to purchase a number of shares of our common stock that a holder of one share of UCAR common stock would receive in the spin-off transaction. Assuming UCAR owned 25,250,000 shares of our common stock and had 45,120,000 shares of its common stock outstanding at the time of the spin-off transaction, UCAR would distribute 0.56 shares (representing the result of 25,250,000 divided by 45,120,000) of our common stock to each holder of a share of its common stock and we would issue an option to purchase 0.56 shares of our common stock to each holder of an option to purchase one share of UCAR's common stock.

     The exercise price for each option issued by us will equal the result of multiplying the original exercise price of the related UCAR option by a fraction, the numerator of which is our market capitalization and the denominator of which is the sum of our market capitalization and UCAR's market capitalization. Market capitalization means the number of adjusted fully-diluted shares multiplied by the closing price of the shares prior to the spin-off transaction. Adjusted fully-diluted shares means outstanding shares, plus shares subject to outstanding "in-the-money" options, less the number of shares that could be purchased at such closing price using the proceeds from the exercise of those options. Other than the exercise price, the terms of the options issued by us will be the same as the terms of the UCAR options to which they relate. It is possible that the resulting exercise price could be below the market value of our common stock, in which case the issuance of these options could result in compensation expense to us.

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

     As of March 31, 2000, UCAR had about 45,120,000 shares of its common stock and options to purchase about 5,964,000 shares of its common stock outstanding. As of March 31, 2000, UCAR's then outstanding options had an average exercise price of $18.98 per share. The closing price of a share of UCAR common stock was $12.69 per share on June 29, 2000. Assuming consummation of this offering, UCAR would own 25,250,000 shares of our common stock. Assuming a spin-off had occurred immediately following consummation of this offering and such closing price and the midpoint of the price range set forth on the cover of this prospectus were the appropriate prices for the calculation, and assuming no change in the number and average exercise price of UCAR's outstanding options from that described above, we would have issued an aggregate of 3,337,566 of these options to holders of UCAR options. The average exercise price of these options would have been $15.87 per share of our common stock, which is below the midpoint of the offering range. Based on these assumptions, these shares would have represented about 10.9% of our shares of common stock outstanding after this offering. Using the methodology described above for calculating adjusted fully-diluted shares, these options would represent about 103,086 shares on a diluting basis.

     As noted above, it is possible that the issuance of these options could result in compensation expense to us. UCAR will have the right (but not the obligation) to adjust the exercise price and other terms of these options (as well as the related options issued by UCAR) to reduce or eliminate compensation expense to us or UCAR so long as the adjustments do not increase the compensation expense which we would have otherwise incurred at the time of the spin-off transaction. If compensation expense were to be incurred in connection with the issuance of these options, then these options would become subject to variable accounting and, as such, compensation expense would be recognized to the extent of the difference between the fair market value of a share of common stock and the exercise price. That difference would be amortized over the vesting period of these options. Based on the assumptions described above, we would incur compensation expense of about $2.1 million on a pre-tax basis in connection with the issuance of these options at the time of the spin-off transaction.

     UCAR has not determined when it may undertake a spin-off transaction, if at all. We will not participate in any such decision.

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

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share. At the date of this prospectus, there were 29,850,000 shares of our common stock outstanding, no shares of our preferred stock outstanding, an aggregate of 5,000,000 shares of our common stock reserved for issuance under our Employee Equity Incentive Plan and our Outside Director Equity Incentive Plan, and an indeterminate number of shares reserved for issuance (currently estimated to be about 3,337,566 shares) pursuant to antidilution provisions of stock options issued by UCAR, which provisions would become applicable in the event of a distribution by UCAR of shares of our common stock held by it to its stockholders at a time when UCAR owns a majority of our then outstanding common stock.

     At the date of this prospectus, UCAR was the only record holder of our common stock. It holds all 29,850,000 outstanding shares of our common stock.

COMMON STOCK

     Holders of our common stock are entitled to one vote per share. Each stockholder may vote either in person or by proxy. Stockholders are not entitled to cumulate their votes for the election of directors.

     Generally, other than amendments to our Bylaws and specified provisions contained in our Certificate of Incorporation described below, all matters to be voted on by stockholders must be approved by a majority or, in the case of election of directors, a plurality of the votes cast, at a meeting at which a quorum is present, by holders of our common stock present, voting together as a single class, subject to any voting rights to which holders of our preferred stock may be entitled. The presence, in person or by proxy, of holders of a majority of our outstanding common stock constitutes a quorum at any meeting of stockholders.

     Subject to preferences to which holders of our preferred stock issued after this offering may be entitled, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor.

     In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution to stockholders, subject to the prior rights on liquidation of creditors and to preferences to which holders of our preferred stock issued after this offering may be entitled. Other than UCAR's rights under its stockholder's agreement with us, the holders of our common stock do not have any preemptive, subscription, redemption or sinking fund rights.

PREFERRED STOCK

     Our Board of Directors has the authority to issue our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, redemption provisions and prices (including sinking fund provisions) and liquidation preferences, and the number of shares constituting and the designation of any such series, without approval by our stockholders.

AUTHORIZED AND UNISSUED STOCK

     CORPORATE USES. The unissued and unreserved shares of our capital stock may be issued for a variety of corporate purposes, including future public or private offerings to raise additional capital or facilitate acquisitions. Our Board of Directors currently does not have any plans to issue additional shares of our common stock or preferred stock (other than those reserved as described above).

     ANTI-TAKEOVER AND OTHER EFFECTS. One of the effects of the existence of unissued and unreserved shares may be to enable our Board of Directors to issue or threaten to issue such shares on terms or conditions or in a manner which could discourage an attempt to effect a change in control (by means of a tender offer, proxy contest or otherwise) and thereby to protect the continuity of our management. The issuance of shares of our preferred stock, whether or not related to any attempt to effect a change in control, may adversely affect the rights of the holders of our common stock.

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CHARTER AND STATUTORY PROVISIONS

     Provisions of our Certificate of Incorporation and Bylaws and of Delaware law may discourage both an attempt to effect a change in control and consideration of stockholder proposals. They also might limit the ultimate liability of our directors and executive officers for breaches of specified duties to us and our stockholders.

     ELIMINATION OF DIRECTOR LIABILITY. Under Delaware law, directors of a Delaware corporation can generally be held liable for certain acts and omissions in connection with the performance of their duties to the corporation and its stockholders. As permitted by Delaware law, however, our Certificate of Incorporation contains a provision eliminating the liability of directors for monetary damages for breaches of their duties to us and our stockholders. This provision does not, however, eliminate liability for:

     - breaches of duty of loyalty to us and our stockholders,

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - transactions from which improper personal benefit is derived, and

     - unlawful declaration of dividends or repurchases or redemptions of shares of capital stock.

     This provision applies to officers only if they are directors and are acting in their capacity as directors. Although the issue has not been determined by any court, we believe that the provision has no effect on claims arising under federal securities laws. The provision does not eliminate the duty of care, but does eliminates liability for monetary damages for breaches of the duty under various circumstances. Accordingly, the provision has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a breach of the duty of care. Equitable remedies, however, may not be wholly effective to remedy the injury caused by any such breach. Our Certificate of Incorporation provides that if Delaware law is amended to authorize further elimination of or limitation on the personal liability of our directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

     STATUTORY PROVISIONS REGARDING BUSINESS COMBINATIONS. Although we are not currently subject to Section 203 of the General Corporation Law of the State of Delaware, our Certificate of Incorporation provides that if UCAR ceases to own at least a majority of outstanding common stock, we will become subject to such
Section 203. In general, Section 203 prohibits an "interested stockholder" from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder, unless:

     - prior to the date the person became an interested stockholder, the Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination,

     - upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans, or

     - on or after the date of the transaction in which the person became an interested stockholder, the business combination is approved by the Board of Directors and authorized at a meeting of stockholders by the affirmative vote at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Section 203 defines a "business combination" to include:

     - any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary and an interested stockholder,

     - any sale, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation,

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

     - subject to some exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder,

     - any transaction involving the corporation or any direct or indirect majority-owned subsidiary which has the effect of increasing the proportionate shares of any class or series of stock of the corporation or any subsidiary beneficially owned by an interested stockholder, or

     - the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

     In addition, Section 203 generally defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS. Our Bylaws provide that we will indemnify each person who is or was involved in any legal proceeding brought either by us or on behalf of us or by a third party because he or she is or was a director or officer (or is or was serving at our request as a director, officer, partner, member, employee, agent or trustee of another entity) against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes, penalties and amounts paid in settlement) reasonably incurred or suffered by that person in connection with the proceeding, and provide that we will pay the expenses incurred in defending the proceeding in advance of its final disposition, in each case to the fullest extent authorized by Delaware law (as currently in effect or, if applicable, as amended).

     As a majority-owned subsidiary of UCAR, our directors, officers and some key employees will be covered by UCAR's policy providing insurance to its directors and officers and some of its employees against various claims, losses and expenses. The policy will cover up to $75 million in claims, losses and expenses of our directors, officers and employees, including those arising in connection with this offering. We will pay a portion of the premiums for this policy.

     OTHER PROVISIONS. Our Certificate of Incorporation includes provisions limiting the restrictions on UCAR and our directors, officers and employees concerning corporate opportunities, fiduciary duties and conflicts of interest. Accordingly, no transaction and no agreement relating to competition, corporate opportunities or other matters with UCAR or its directors, officers or employees shall be void or voidable or constitute a breach of fiduciary duty if approved by disinterested directors, officers or employees or if otherwise fair. In addition, our Certificate of Incorporation provides no limitation on the activities of UCAR or its directors, officers or employees, even if these activities are competitive with us or relate to corporate opportunities which could be valuable to us, and provides that there is no duty on the part of UCAR or its directors, officers or employees in their capacity as stockholders to vote or not vote on any matter submitted to a vote of our stockholders, to attend stockholder meetings, to tender or sell or refrain from tendering or selling any of our capital stock, or to exercise or refrain from exercising any rights belonging to them as stockholders of us. These provisions as they relate to the directors, officers and employees of UCAR are applicable to them even though they may also serve as our directors, officers or employees.

     Our Certificate of Incorporation and Bylaws provide that, while UCAR holds or owns directly or indirectly at least a majority of our outstanding common stock, directors may be removed with or without cause by the affirmative vote of the holders of a majority of our outstanding common stock and, at any other time, directors (other than those elected by the holders of our preferred stock issued after this offering) may be removed only for cause and only by the affirmative vote of holders of at least 67% of our outstanding common stock.

     Our Certificate of Incorporation and Bylaws also provide that, while UCAR holds or owns directly or indirectly at least a majority of our outstanding common stock, vacancies on our Board of Directors may be filled by either the affirmative vote of the holders of a majority of our outstanding common stock or by the affirmative vote of a majority (unless our Bylaws provide for the vote of a greater number) of the directors then in office, even if they constitute less than a quorum. If UCAR ceases to hold or own directly or indirectly at least a majority of our outstanding common stock, then any vacancy on our Board

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

of Directors, including a vacancy created by an increase in the authorized number of directors, may be filled only by the affirmative vote of a majority (unless our Bylaws provide for the vote of a greater number) of the directors then in office, even if they constitute less than a quorum, and not by the stockholders unless no directors are then in office.

     In addition, our Certificate of Incorporation and Bylaws provide that special meetings of stockholders may only be called by UCAR, or a director nominated or designated by UCAR, while UCAR holds or owns directly or indirectly at least 20% of our outstanding common stock, or by a majority of our entire Board of Directors, specified committees of our Board of Directors, our chairman of the board or our president or chief executive officer. Stockholder action may be taken only at an annual or a special meeting of stockholders and that stockholder action may not be taken by written consent unless UCAR holds or owns directly or indirectly a majority of our outstanding common stock, or unless UCAR holds or owns directly or indirectly at least 20% of our outstanding common stock and gives the first valid written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of UCAR, so long as it is a 20% or more stockholder, or our Board of Directors, except at an annual meeting.

     Our Bylaws provide that notice of nominations for the election of directors to be made at, and business to be brought before, an annual or a special meeting of stockholders by a stockholder must be received by the secretary not later than 105 days before the meeting (except that, if notice or public disclosure of the meeting is given or made fewer than 105 days before the meeting, the notice need only be received within 10 days following the notice or public disclosure). A notice regarding any nomination must contain a brief description of the stockholder making the nomination and each nominee. A notice regarding any business to be brought before the meeting must contain detailed information regarding the business to be so brought, the reasons for conducting such business at the meeting, the name and address of the stockholder proposing such business and the classes and number of shares of capital stock owned beneficially and of record by such stockholder, his or her affiliates, groups of which he or she is a member and persons with whom he or she is acting in concert, and any material interest of such stockholder in such business. Although these provisions do not give our Board of Directors any power to approve or disapprove stockholder nominations or proposals, they have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the procedures established by the Bylaws are not complied with and may have the effect of discouraging a stockholder from conducting such a contest.

     Our Certificate of Incorporation authorizes our Board of Directors, in connection with taking any action, to consider factors other than the economic benefit of such action to our stockholders. Some of these factors include the long-term and short-term interest of our employees, suppliers, creditors and customers and of the communities in which we engage in business.

     Our Certificate of Incorporation provides that no amendment which amends the provisions of our Certificate of Incorporation or Bylaws discussed above or under "Management" (or the provision concerning such amendments), except the provision relating to Section 203 described above, shall be effective unless approved by the affirmative vote of the holders of more than 67% of our outstanding common stock, except that the affirmative vote of holders of a majority of our outstanding common stock shall be sufficient to effect such an amendment at a time when UCAR holds or owns directly or indirectly a majority of our outstanding common stock. Otherwise, our Certificate of Incorporation may be amended by the affirmative vote of holders of a majority of our outstanding common stock and our Bylaws may be amended by our Board of Directors or the affirmative vote of holders of a majority of our outstanding common stock.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for our common stock is First Union National Bank, Charlotte, North Carolina.


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                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have an aggregate of 30,500,000 outstanding shares of our common stock. Of these shares, all of the shares sold in this offering (including any shares sold upon exercise of the over-allotment option) will be freely tradeable without restriction or further registration under the Securities Act, except that shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

     The number of shares of our common stock that will be outstanding after this offering excludes 4,600,000 reserved for issuance under our Employee Equity Incentive Plan and 400,000 shares reserved for issuance under our Outside Director Equity Incentive Plan, under which an aggregate of 317,550 shares are subject to options that become effective on the date of this prospectus at an exercise price equal to the initial public offering price. It also excludes shares issuable pursuant to antidilution provisions of employee stock options issued by UCAR on or before the date of this prospectus. These provisions only become applicable if UCAR distributes shares of our common stock held by it to its stockholders at a time when UCAR owns a majority of the then outstanding shares of our common stock. After this offering, we intend to register under the Securities Act sales and resales of the shares reserved under the incentive plans described above. We also entered into a stockholder's agreement with UCAR which gives UCAR the right to require us to register under the Securities Act sales and resales of the outstanding shares of our common stock held by it and the shares reserved in respect of stock options issued by it. To the extent that such shares are registered, they will be freely tradeable (upon issuance, in the case of the reserved shares) without restriction or further registration under the Securities Act. To the extent that such shares are not registered, they are (or, upon issuance will be, in the case of the reserved shares) deemed "restricted securities" under Rule 144. Restricted securities may be sold in the public markets in accordance with the provisions of Rule 144. Subject to compliance with SEC restrictions, shares distributed in "spin-off" transactions are freely tradeable by their recipients.

     All outstanding and reserved shares of our common stock, except for the shares sold in this offering, will be subject to the 180-day lock-up agreements described below.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person, including any of our "affiliates," who has beneficially owned his or her restricted securities for at least one year from the later of the date such securities were acquired from us or, if applicable, one of our affiliates, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of:

     - 1% of the then outstanding shares of our common stock, which will equal about 305,000 shares after this offering, or

     - the average weekly trading volume of our common stock on The Nasdaq Stock Market's National Market during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to requirements concerning the availability of public information, manner of sale and notice. In addition, under Rule 144(k), if a period of at least two years has elapsed from the later of the date restricted securities were acquired from us or, if applicable, one of our affiliates, a person who is not one of our affiliates at the time of sale and has not been one of our affiliates for a period of three months prior to the sale is entitled to sell the restricted securities immediately without compliance with the foregoing requirements of Rule 144.

180-DAY LOCK UP AGREEMENTS

     We have agreed that we will not sell any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or permit the exercise of any employee stock options, without the prior written consent of Credit Suisse First Boston Corporation, for a period of 180 days after the date of this prospectus. Each of UCAR and our directors and executive officers has agreed that it will not sell or (in the case of UCAR) distribute to its stockholders any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or enter into a transaction which would have the same effect or economic consequences, without the prior written consent of Credit Suisse First Boston Corporation, for a period of 180 days after the date of this prospectus, subject to limited exceptions.

                           MATERIAL UNITED STATES TAX
                      CONSIDERATIONS FOR NON-U.S. HOLDERS

GENERAL

     The following is a general discussion of certain U.S. federal income and estate tax considerations with respect to the ownership and disposition of the shares applicable to non-U.S. holders. In general, a non-U.S. holder is any holder other than:

     - a citizen or resident of the United States,

     - a corporation (or other entity taxable as a corporation) created or organized in the United States or under the laws of the United States or of any state,

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, and

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding shares, we suggest that you consult your tax advisor.

     This discussion is based on current provisions of the Internal Revenue Code of 1986, existing and proposed Treasury Regulations promulgated thereunder, judicial opinions, and published positions of the Internal Revenue Service, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation or any aspects of state, local or non-U.S. taxes, nor does it consider any specific facts or circumstances that may apply to a particular non-U.S. holder that may be subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and certain U.S. expatriates). Accordingly, prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of the shares.

DIVIDENDS

     Dividends paid to a non-U.S. holder of the shares generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. Under current Treasury Regulations, dividends paid before January 1, 2001 to an address outside the United States are presumed to be paid to a resident of the country of address, unless the payor has knowledge to the contrary, for purposes of withholding and of determining the applicability of a tax treaty rate. However, Treasury Regulations applicable to dividends paid after December 31, 2000 eliminate this presumption, subject to certain transition rules.

     For dividends paid after December 31, 2000, unless non-U.S. holders comply with certain IRS certification or documentary evidence procedures, they generally will be subject to U.S. backup withholding tax at a 31% rate under the backup withholding rules described below, rather than at the 30% or reduced tax treaty rate. The certification requirement may be fulfilled by providing IRS Form W-8BEN or W-8ECI to the payor. Non-U.S. holders should consult their own tax advisors concerning the effect, if any, of the rules affecting post-December 31, 2000 dividends on their possible investment in the shares.

     The withholding tax does not apply to dividends paid to a non-U.S. holder that provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will generally be subject to regular U.S. federal income tax as if the non-U.S. holder were a U.S. resident. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any effectively connected income will be subject to U.S. federal income tax only if it is attributable to a permanent establishment in the United States maintained by the holder. A non-U.S. holder that is a corporation may also be subject to an additional "branch profits tax" equal to 30% (or a lower treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

     A non-U.S. holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS in a timely manner.

GAIN ON SALE OR OTHER DISPOSITION OF COMMON STOCK

     In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the shares unless:

     - the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder (in which case the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation),

     - the non-U.S. holder is an individual who holds the shares as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met,

     - the non-U.S. holder is subject to tax under the provisions of the Internal Revenue Code regarding the taxation of certain U.S. expatriates, or

     - we are or have been a U.S. real property holding corporation, for U.S. federal income tax purposes (which we do not believe that we currently are or will become), at any time within the shorter of the five-year period preceding such disposition and such non-U.S. holder's holding period. If we are or were to become a U.S. real property holding corporation at any time during this period, gains realized upon a disposition of the shares by a non-U.S. holder that did not directly or indirectly own more than 5% of our common stock outstanding during this period would not be subject to U.S. federal income tax, provided that our common stock is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Internal Revenue Code).

BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

     We must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the non-U.S. holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence. Dividends paid on or before December 31, 2000 to an address outside the United States are not subject to backup withholding, unless the payor has knowledge that the payee is a U.S. person. However, a non-U.S. holder will be required to certify its non-U.S. status in order to avoid backup withholding at a 31% rate on dividends paid after December 31, 2000 or dividends paid on or before that date to an address within the United States.

     U.S. federal information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of the shares where the transaction is effected outside the United State through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is:

     - a U.S. person,

     - a "controlled foreign corporation" for U.S. federal income tax purposes,

     - a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business, or

     - a foreign partnership with certain U.S. connections (for payments made after December 31, 2000).

     Information reporting requirements will not apply in the above cases if the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge to the contrary).

     A non-U.S. holder will be required to certify its non-U.S. tax status in order to avoid information reporting and backup withholding at a 31% rate on disposition proceeds where the transaction is effected by or through a U.S. office of a broker.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

ESTATE TAX

     Shares owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

     THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER OF THE SHARES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SHARES.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated           , 2000, we and UCAR have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, the following respective numbers of shares of our common stock:

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
Bear, Stearns & Co. Inc.....................................
J.P. Morgan Securities Inc..................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
                                                              ---------
          Total.............................................  5,250,000
                                                              =========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     UCAR has granted to the underwriters a 30-day option to purchase on a pro rata basis up to 787,500 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of $ per share. The underwriters and selling
group members may allow a discount of $     per share on sales to other
broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we and UCAR will pay.

                                                        PER SHARE                   TOTAL
                                                  ----------------------    ----------------------
                                                   WITHOUT       WITH        WITHOUT       WITH
                                                    OVER-        OVER-        OVER-        OVER-
                                                  ALLOTMENT    ALLOTMENT    ALLOTMENT    ALLOTMENT
                                                  ---------    ---------    ---------    ---------
Underwriting discounts and commissions paid by
  us............................................  $            $            $            $
Expenses payable by us..........................
Underwriting discounts and commissions paid by
  UCAR..........................................
Expenses payable by UCAR........................

     UCAR, our parent company, intends to use more than 10% of the net proceeds from the sale of the common stock to repay indebtedness owed by it to Credit Suisse First Boston, a bank organized under the laws of Switzerland, acting through its New York branch, and Morgan Guaranty Trust Company of New York, affiliates of two of the underwriters. Accordingly, this offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules. This rule provides generally that if more than 10% of the net proceeds from the sale of stock, not including underwriting compensation, is paid to the underwriters or their affiliates, the initial public offering price of the stock may not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Bear, Stearns & Co. Inc. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares of common stock will be no higher than the price recommended by Bear, Stearns & Co. Inc.

     UCAR is in compliance with the terms of the indebtedness owed by it to Credit Suisse First Boston, New York branch and Morgan Guaranty Trust Company of New York. The decision of Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc. to distribute our common stock was made independent of their banking affiliates, which banking affiliates had no involvement in determining whether or when to distribute our common stock under this offering or the terms of this offering. Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc. will not receive any benefit from this offering other than their respective portion of the underwriting fee as paid by us and UCAR.


     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, and that we will not permit the exercise of any employee stock options, without the prior written consent of Credit Suisse First Boston Corporation, for a period of 180 days after the date of this prospectus.

     Subject to limited exceptions, each of UCAR and our directors and executive officers has agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation, for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering price, up to about 303,000 shares of common stock for employees, directors, and certain other persons associated with us who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We and UCAR have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect and we have agreed to indemnify UCAR for any obligation it incurs as a result of such indemnification of or contribution to the underwriters.

     We have applied to list our common stock on The Nasdaq Stock Market's National Market.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation among us, UCAR and the representatives, and may not reflect the market price for our common stock that may prevail following this offering. We, UCAR and the representatives will consider, among others, the following principal factors in determining the initial public offering price:

     - the information in this prospectus and otherwise available to the representatives,

     - market conditions for initial public offerings,

     - the history of and prospects for the industry in which we compete,

     - our past and present operations,

     - our past and present earnings and current financial position,

     - the ability of our management,

     - our prospects for future earnings,

     - the present state of our development,

     - the recent prices of, and the demand for, publicly traded common stock of generally comparable companies, and

     - the general condition of the securities markets at the time of this offering.

     We can offer no assurance that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and continue after this offering.

     In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares which they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option -- a naked short position -- that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase shares in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of common stock in Canada is being made only on a private placement basis exempt from the requirement that we and UCAR prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us, UCAR and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein and the selling stockholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in common stock in their particular circumstances and with respect to the eligibility of common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     Legal matters with regard to our common stock will be passed upon for us by Kelley Drye & Warren LLP, New York, New York and Stamford, Connecticut. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     Our Financial Statements at December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 with respect to the shares of our common stock offered hereby. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You may review a copy of the registration statement, including the exhibits and schedules thereto, at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

     We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

     The registration statement, including the exhibits and schedules thereto, and our future filings with the SEC can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                                 GRAFTECH INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
FINANCIAL STATEMENTS (AUDITED)
Independent Auditors' Report................................  F-2
Balance Sheets at December 31, 1998 and 1999................  F-3
Statements of Operations for Each of the Years in the
  Three-Year Period Ended December 31, 1999.................  F-4
Statements of Stockholder's Equity for Each of the Years in
  the Three-Year Period Ended December 31, 1999.............  F-5
Statements of Cash Flows for Each of the Years in the
  Three-Year Period Ended December 31, 1999.................  F-6
Notes to Financial Statements...............................  F-7
FINANCIAL STATEMENTS (UNAUDITED)
Balance Sheets at December 31, 1999 and March 31, 2000......  F-18
Statements of Operations for the Three Months Ended March
  31, 1999 and 2000.........................................  F-19
Statement of Stockholder's Equity for the Three Months Ended
  March 31, 2000............................................  F-20
Statements of Cash Flows for the Three Months Ended March
  31, 1999 and 2000.........................................  F-21
Notes to Financial Statements...............................  F-22

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Graftech Inc.:

     We have audited the balance sheets of Graftech Inc. as of December 31, 1998 and 1999 and the related statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Graftech Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Cleveland, Ohio
March 24, 2000, except as to
notes 5, 7 and 11, which are as of
July 17, 2000

                                 GRAFTECH INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               1998       1999
                                                              -------    -------
ASSETS
Current assets:
  Cash......................................................  $   152    $    18
  Accounts receivable, net of allowance of $130 in 1999.....    4,944      4,891
  Intercompany receivables..................................       --         68
  Other receivables.........................................      189        176
  Inventories:
     Raw materials and supplies.............................      532        549
     Work in process........................................    1,057        881
     Finished goods.........................................    1,385      1,302
                                                              -------    -------
          Total inventories.................................    2,974      2,732
                                                              -------    -------
  Prepaid expenses and other current assets.................      164        317
                                                              -------    -------
          Total current assets..............................    8,423      8,202
                                                              -------    -------
Fixed assets................................................   23,956     25,608
Less: accumulated depreciation..............................   (9,180)    (9,639)
                                                              -------    -------
          Net fixed assets..................................   14,776     15,969
                                                              -------    -------
          Total assets......................................  $23,199    $24,171
                                                              =======    =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Trade accounts payable....................................  $ 1,287    $ 1,584
  Accrued compensation and related costs....................    1,181      1,274
  Taxes payable.............................................    4,689      2,621
  Other accrued liabilities.................................       87        176
                                                              -------    -------
          Total current liabilities.........................    7,244      5,655
Postretirement benefits, other than pensions................    2,597      2,774
Pension and related benefits................................    1,246      1,514
Deferred taxes, net.........................................    1,706      1,752
                                                              -------    -------
          Total liabilities.................................   12,793     11,695
                                                              -------    -------
Stockholder's equity:
  Preferred stock, $.01 par value; 20,000,000 shares
     authorized, none issued or outstanding.................       --         --
  Common stock, $.01 par value; 200,000,000 shares
     authorized, 29,850,000 shares issued and outstanding at
     December 31, 1998 and 1999.............................      299        299
  Divisional equity.........................................   10,107     12,177
                                                              -------    -------
          Total stockholder's equity........................   10,406     12,476
                                                              -------    -------
Commitments, contingencies and subsequent event
          Total liabilities and stockholder's equity........  $23,199    $24,171
                                                              =======    =======

                See accompanying Notes to Financial Statements.

                                 GRAFTECH INC.

                            STATEMENTS OF OPERATIONS
                FOR YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                               1997       1998       1999
                                                              -------    -------    -------
Third party.................................................  $36,065    $35,694    $32,669
Intercompany................................................    1,615      1,895      1,113
                                                              -------    -------    -------
  Net sales.................................................   37,680     37,589     33,782
                                                              -------    -------    -------
Third party.................................................   21,217     20,910     20,792
Intercompany................................................      883      1,021        645
                                                              -------    -------    -------
  Cost of sales.............................................   22,100     21,931     21,437
                                                              -------    -------    -------
          Gross profit......................................   15,580     15,658     12,345
                                                              -------    -------    -------
Research and development....................................    1,012      1,326      1,534
Selling, administrative and other expenses..................    3,720      3,462      4,680
Other (income) expense, net.................................      216       (100)        32
                                                              -------    -------    -------
                                                                4,948      4,688      6,246
                                                              -------    -------    -------
          Operating profit..................................   10,632     10,970      6,099
Provision for income taxes..................................    4,374      4,511      2,516
                                                              -------    -------    -------
          Net income........................................  $ 6,258    $ 6,459    $ 3,583
                                                              =======    =======    =======
Earnings per common share
          Basic earnings per share..........................  $  0.21    $  0.22    $  0.12
          Diluted earnings per share........................  $  0.21    $  0.22    $  0.12
                                                              =======    =======    =======

                See accompanying Notes to Financial Statements.

                                 GRAFTECH INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                FOR YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                                                          TOTAL
                                                              COMMON    DIVISIONAL    STOCKHOLDER'S
                                                              STOCK       EQUITY         EQUITY
                                                              ------    ----------    -------------
Balance at December 31, 1996................................   $299      $13,195         $13,494
Net income..................................................     --        6,258           6,258
Other changes in divisional equity..........................     --       (8,309)         (8,309)
                                                               ----      -------         -------
Balance at December 31, 1997................................    299       11,144          11,443
Net income..................................................     --        6,459           6,459
Other changes in divisional equity..........................     --       (7,496)         (7,496)
                                                               ----      -------         -------
Balance at December 31, 1998................................    299       10,107          10,406
Net income..................................................     --        3,583           3,583
Other changes in divisional equity..........................     --       (1,513)         (1,513)
                                                               ----      -------         -------
Balance at December 31, 1999................................   $299      $12,177         $12,476
                                                               ====      =======         =======

                See accompanying Notes to Financial Statements.

                                 GRAFTECH INC.

                            STATEMENTS OF CASH FLOWS
                FOR YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                               1997       1998       1999
                                                              -------    -------    -------
Cash flow from operating activities:
  Net income................................................  $ 6,258    $ 6,459    $ 3,583
  Non-cash (credits) charges to net income:
     Depreciation and amortization..........................      999      1,101      1,133
     Provision for doubtful accounts........................       --         --        130
     Loss on disposal of fixed assets.......................      178          2         --
     Pension and postretirement benefit costs...............      695        741        776
     Deferred taxes.........................................      281       (178)      (105)
  Increase (decrease) in cash due to changes in:
     Accounts receivable....................................      242        208        (77)
     Intercompany and other receivables.....................       37        (45)       (55)
     Inventories............................................     (249)       702        242
     Prepaid expenses.......................................       (4)        11         (2)
     Trade accounts payables................................    1,202       (518)       297
     Accrued compensation and related costs.................      600       (371)        93
     Taxes payable..........................................      521        596     (2,068)
     Other accrued liabilities..............................      (22)       (11)        89
     Pension and postretirement and other long-term
       obligations..........................................     (876)      (118)      (331)
                                                              -------    -------    -------
          Net cash provided by operating activities.........    9,862      8,579      3,705
                                                              -------    -------    -------
Cash used in investing activities -- capital expenditures...   (1,825)    (1,005)    (2,326)
                                                              -------    -------    -------
Cash used in financing activities -- other changes in
  divisional equity.........................................   (8,037)    (7,422)    (1,513)
                                                              -------    -------    -------
          Net increase (decrease) in cash...................       --        152       (134)
Cash at beginning of year...................................       --         --        152
                                                              -------    -------    -------
Cash at end of year.........................................  $    --    $   152    $    18
                                                              =======    =======    =======
Supplemental disclosure of non-cash financing
  activities -- fixed assets transferred to UCAR............  $   272    $    74    $    --
                                                              =======    =======    =======

                See accompanying Notes to Financial Statements.

                                 GRAFTECH INC.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) DISCUSSION OF BUSINESS AND STRUCTURE

     UCAR Graph-Tech Inc. was incorporated in August 1999 and, effective June 29, 2000, changed its name to Graftech Inc. (Company or Graftech) (see note 11). Graftech is a world leader in the development of high quality, natural graphite-based products. The Company's business remained a division of UCAR International Inc. until January 2000, at which time substantially all assets used in the business of the division (other than certain real property, which is leased to the Company under a long-term lease), and all liabilities arising out of the business, were contributed to Graftech. Net intercompany balances were settled with UCAR and are reflected as other changes in divisional equity in the statements of stockholders' equity. All expenses allocable to Graftech are included in the accompanying financial statements. As long as UCAR holds at least 20% of the Company's outstanding common stock, the Company is not permitted to declare dividends or make distributions on its securities without UCAR's consent.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) INVENTORIES

     Inventories are stated at cost or market, whichever is lower. Cost is determined using the "average cost" method.

  (b) FIXED ASSETS AND DEPRECIATION

     Fixed assets are carried at cost. Expenditures for replacements are capitalized and the replaced items are retired. Except as otherwise disclosed, gains and losses from the sale of fixed assets are included in other (income) expense, net.

     Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which are 20 years for land improvements and range from 25 to 40 years for building improvements and 3 to 10 years for machinery, equipment and other.

     The carrying value of fixed assets is assessed when factors indicating impairment are present. The Company determines such impairment by measuring undiscounted future cash flows. If impairment is present, the assets are reported at fair value.

  (c) REVENUE RECOGNITION

     Revenue is recognized upon transfer of title, which generally occurs upon shipment, when the risks and benefits of ownership have been transferred.

  (d) RESEARCH AND DEVELOPMENT

     Research and development costs are charged to expense as incurred.

  (e) INCOME TAXES

     The Company is included in the consolidated federal income tax returns of UCAR. For purposes of preparing the financial statements, the separate return method has been used for allocating federal income taxes.

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement

                                 GRAFTECH INC.

carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

  (f) STOCK BASED COMPENSATION PLANS

     UCAR accounts for stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). As such, compensation expense is recorded on the date of grant only if the market price of the underlying stock exceeded the exercise price or if ultimate vesting is subject to performance conditions. The total amount of recorded compensation expense, if any, is based on the number of awards that eventually vest. No compensation expense is recognized for forfeited awards, failure to satisfy a service requirement or failure to satisfy a performance condition. UCAR's accruals of compensation expense for awards subject to performance conditions are based on an assessment of the probability of satisfying the performance conditions. Compensation expense with respect to UCAR options issued to Company employees has been included in the accompanying financial statements.

  (g) RETIREMENT PLAN

     The Company participates in UCAR's retirement plans. The cost of pension benefits under the plans is determined by an independent actuarial firm using the "projected unit credit" actuarial cost method. Contributions to the retirement plan are made in accordance with the requirements of the Employee Retirement Income Security Act of 1974.

  (h) POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

     The estimated cost of future medical and life insurance benefits is determined by an independent actuarial firm using the "projected unit credit" actuarial cost method. Such costs are recognized as employees render the service necessary to earn the postretirement benefits. Benefits have been accrued, but not funded.

  (i) POSTEMPLOYMENT BENEFITS

     The Company accrues postemployment benefits expected to be paid, principally severance, over employees' active service periods.

  (j) EARNINGS PER SHARE

     Basic earnings per share are computed based on the weighted average common shares outstanding taking into consideration the initial capitalization of the Company as if it were a stock split and excludes any potential dilution. Diluted earnings per share reflects the potential dilution from the exercise or conversion of all dilutive securities into common stock. There were no potentially dilutive securities for any period presented.

  (k) COMPREHENSIVE INCOME

     The Company had no items of other comprehensive income during the three years ended December 31, 1999. Thus, comprehensive income equals net income for all periods.

                                 GRAFTECH INC.

  (l) USE OF ESTIMATES

     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3) SEGMENT REPORTING

     The following tables summarize information as to the Company's operations in different geographic areas:

                                                      FOR YEARS ENDED DECEMBER 31,
                                                    ---------------------------------
                                                     1997         1998         1999
                                                    -------      -------      -------
Net sales(a):
  United States...............................      $29,926      $30,141      $27,595
  Other countries.............................        7,754        7,448        6,187
                                                    -------      -------      -------
          Total...............................      $37,680      $37,589      $33,782
                                                    =======      =======      =======

---------------
(a) Net sales are based on location of buyer.

     One customer accounted for 34%, 35% and 32% of net sales for 1997, 1998 and 1999, respectively. Accounts receivable from such customer were $1,875, $1,131 and $1,737 at December 31, 1997, 1998 and 1999, respectively. Such percentages and amounts include companies acquired by the customer for all periods indicated.

(4) INCOME TAXES

     Income tax expense attributable to income from operations consists of:

                                                        FOR YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1997        1998        1999
                                                       ------      ------      ------
U.S. federal income taxes:
  Current........................................      $3,496      $4,005      $2,240
  Deferred.......................................         240        (153)        (90)
                                                       ------      ------      ------
                                                        3,736       3,852       2,150
                                                       ------      ------      ------
State income taxes:
  Current........................................         597         684         381
  Deferred.......................................          41         (25)        (15)
                                                       ------      ------      ------
                                                          638         659         366
                                                       ------      ------      ------
                                                       $4,374      $4,511      $2,516
                                                       ======      ======      ======

     Amounts due to UCAR for income taxes were $4,374, $4,511 and $2,516 in 1997, 1998 and 1999, respectively. Such amounts are included in other changes in divisional equity for years prior to 1999. Income tax expense attributable to income from operations differed from the amounts computed by

                                 GRAFTECH INC.

applying the U.S. federal income tax rate of 35% to pretax income from operations as a result of the following:

                                                               FOR YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1997        1998        1999
                                                              ------      ------      ------
Statutory U.S. federal tax rate.........................        35%         35%         35%
State taxes.............................................         6           6           6
                                                                --          --          --
          Total tax rate................................        41%         41%         41%
                                                                ==          ==          ==

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1999 were as follows:

                                                                   FOR YEARS ENDED
                                                                     DECEMBER 31,
                                                                  ------------------
                                                                   1998        1999
                                                                  ------      ------
Deferred tax assets:
  Postretirement and other employee benefits................      $1,772      $1,984
  Other.....................................................          --          54
                                                                  ------      ------
          Total deferred tax assets.........................       1,772       2,038
Deferred tax liabilities -- furniture, fixtures and
  equipment.................................................       3,326       3,487
                                                                  ------      ------
  Net deferred tax liability................................      $1,554      $1,449
                                                                  ======      ======

     Deferred income tax assets and liabilities are classified on a net current and noncurrent basis. Net current deferred income tax assets are included in prepaid expenses and other current assets in the amounts of $152 and $303 at December 31, 1998 and 1999, respectively.

(5) RELATED PARTY

     The Company is a wholly owned subsidiary of UCAR. As a wholly owned subsidiary of UCAR, the Company has received various services provided by UCAR, including, among others, administration, accounting, human resources and legal. UCAR has also provided the Company with the services of a number of its executives and employees. In consideration for these services, UCAR has historically allocated a portion of its overhead costs related to such services to the Company. The Company's management believes that the amounts allocated have been no less favorable to the Company than the expenses would have been to obtain such services from unaffiliated third parties. The Company's management also believes that the amounts allocated have been substantially the same as what they would have been had the Company been operating on a standalone basis, except for allocation of depreciation instead of rent for the Company's Lakewood, Ohio facility (see note 7). With the exception of the agreements set forth below, as in effect at June 29, 2000, none of these services have been provided to the Company pursuant to any written agreement between it and UCAR.

  (a) TRANSFER AGREEMENT

     Pursuant to a transfer agreement as in effect at June 29, 2000, UCAR transferred, effective as of January 1, 2000, substantially all of the assets (other than real estate) of its worldwide natural, acid treated and flexible graphite business to the Company and the Company assumed and agreed to indemnify UCAR for all known and unknown liabilities arising out of the business. UCAR also transferred real property located in Parma, Ohio to the Company and leased to the Company real property located in Lakewood, Ohio.

                                 GRAFTECH INC.

  (b) INTELLECTUAL PROPERTY TRANSFER AGREEMENT

     Pursuant to an intellectual property transfer agreement as in effect on June 29, 2000, UCAR transferred, effective January 1, 2000, substantially all intellectual property related to the business to the Company. In furtherance of the intellectual property transfer agreement, the Company entered into:

     - an assignment of improvements,

     - an assignment of technology,

     - an assignment and assumption of technology contracts,

     - an assignment of U.S. patents,

     - an assignment of U.S. patent applications,

     - an assignment of jointly owned patent applications,

     - an assignment of Canadian patents,

     - an assignment of Canadian patent applications,

     - an assignment of foreign patents and patent applications,

     - a United States trademark assignment, and

     - a foreign trademark assignment.

  (c) CORPORATE SERVICES AGREEMENT

     The Company entered into a corporate services agreement with UCAR pursuant to which UCAR agreed to continue to provide legal, accounting, tax, corporate human resources/benefits administration, information systems, treasury/risk management and investor relation services to the Company. The fees for such services are calculated as if the Company were a division of UCAR and are based on an estimate of actual time spent performing services on behalf of the Company. Such fees currently are $974 per year. Costs previously allocated to the Company with respect to such services have been determined on the same basis as the agreement and are included in selling, administrative and other expenses in the Statement of Operations. They were $780, $804 and $828 in 1997, 1998 and 1999, respectively.

     Additionally, UCAR will allow the Company's employees to continue to participate in UCAR's corporate relocation, pension, savings, medical and other welfare plans, with costs allocated based on the Company's total payrolled number of employees or actual costs, whichever method most accurately reflects the costs attributable to the Company. Costs were allocated to the Company with respect to such services on the same basis as the agreement for all periods and were $2,254, $2,455 and $2,692 in 1997, 1998 and 1999, respectively.

     The corporate services agreement also allows the Company to continue to use the UCAR Process and Product Development Center in Parma, Ohio for a period of two and a half years, with the option to extend the Company's use on a year to year basis, at a specified rent based on actual usage of such facilities for such items as space and supplies (based on items for which there is a specific cost or pool of items for which there is a specific cost) and time incurred by personnel on behalf of the Company. Costs previously allocated to the Company with respect to such services have been determined on the same basis as the agreement, based on estimated actual usage of such facilities and the personnel working on behalf of the Company, and represent all amounts included in research and development in the Statement of Operations.

                                 GRAFTECH INC.

  (d) TAX SHARING AGREEMENT

     The Company entered into a tax sharing agreement with UCAR which provides for the filing of consolidated tax returns on behalf of the Company. The Company reimburses UCAR as requested for any interim payments made on its behalf, with final settlement being made at the end of the year.

  (e) FUTURE AGREEMENTS

     The Company's board of directors has adopted a policy that any future transactions with UCAR will be on terms no less favorable to the Company than are reasonably available from unrelated third parties and must first be approved by a majority of the Company's directors who are not directors or employees of UCAR.

  (f) FINANCIAL ARRANGEMENTS

     There are no financial arrangements between the Company and UCAR except that the Company's cash management activities have been together with those of UCAR's cash management activities and excess unused cash has been retained by UCAR. These arrangements ended as of December 31, 1999.

(6) FIXED ASSETS

     Fixed assets consisted of the following at December 31, 1998 and 1999:

                                                                     DECEMBER 31,
                                                                 --------------------
                                                                  1998         1999
                                                                 -------      -------
Fixed assets:
  Land improvements........................................      $   781      $   787
  Building improvements....................................          776          776
  Machinery, equipment and other...........................       21,554       21,586
  Construction in progress.................................          845        2,459
                                                                 -------      -------
                                                                 $23,956      $25,608
                                                                 =======      =======

(7) LEASES

     Lease commitments under noncancelable operating leases extending for one year or more will require the following future payments:

2000........................................................   $  307
2001........................................................      292
2002........................................................      247
2003........................................................      214
2004........................................................      213
After 2004..................................................    1,066

     Total lease and rental expenses under noncancelable operating leases extending one month or more were $112, $131 and $115 in 1997, 1998 and 1999, respectively.

     Effective January 1, 2000, as amended June 29, 2000, the Company entered into a ten-year operating lease agreement, with one five-year extension, with UCAR related to the principal building in which the Company operates. Payments under the lease are $213 per year for the first five years. Every five years thereafter, the rent will be reset to fair market value. Prior to entering into the agreement, the Company

                                 GRAFTECH INC.

has been allocated depreciation expense with respect to the use of the building in the amount of $8, $13 and $14 for 1997, 1998 and 1999, respectively.

(8) BENEFIT PLANS

  (a) RETIREMENT PLANS AND POSTRETIREMENT BENEFIT PLANS

     Until February 25, 1991, the Company participated in the U.S. retirement plan of Union Carbide Corporation (Union Carbide). Effective February 26, 1991, the Company began participating in the UCAR retirement plan. Retirement and death benefits related to employee service through February 25, 1991 are covered by the Union Carbide plan. Benefits paid by the Union Carbide plan are based on final average pay through February 25, 1991, plus salary increases (not to exceed 6% per year) until January 26, 1995 when Union Carbide ceased to own at least 50% of the equity of UCAR. Pension benefits under the UCAR plan are based primarily on years of service and compensation levels prior to retirement. Net pension costs for the Company were $478, $514 and $534 in 1997, 1998 and 1999, respectively.

     The Company also provides health care and life insurance benefits for eligible retired employees. These benefits are provided through various insurance companies and health care providers. The Company accrues the estimated net postretirement benefit costs during the employees' credited service between ages 45 and 55.

     The components of the Company's net pension costs are as follows:

                                                                FOR YEARS ENDED
                                                                  DECEMBER 31,
                                                            ------------------------
                                                            1997      1998      1999
                                                            ----      ----      ----
Service cost..........................................      $458      $528      $564
Interest cost.........................................       420       460       514
Expected return on assets.............................      (401)     (475)     (545)
Amortization..........................................         1         1         1
                                                            ----      ----      ----
  Net pension cost....................................      $478      $514      $534
                                                            ====      ====      ====

     The components of the Company's net postretirement benefit costs are as follows:

                                                                FOR YEARS ENDED
                                                                  DECEMBER 31,
                                                            ------------------------
                                                            1997      1998      1999
                                                            ----      ----      ----
Service cost..........................................      $173      $205      $169
Interest cost.........................................       166       144       156
Amortization of prior service cost....................      (122)     (122)      (83)
                                                            ----      ----      ----
  Net postretirement benefit cost.....................      $217      $227      $242
                                                            ====      ====      ====

                                 GRAFTECH INC.

     The reconciliation of beginning and ending balances of benefit obligations under, and fair value of assets of, all pension and postretirement benefit obligations of the Company, and the funded status of the obligations, are as follows:

                                               PENSION BENEFITS     POSTRETIREMENT BENEFITS
                                                 DECEMBER 31,             DECEMBER 31,
                                              ------------------    ------------------------
                                               1998       1999         1998          1999
                                              -------    -------    ----------    ----------
Changes in benefit obligation:
  Net benefit obligation at beginning of
     year.................................    $ 6,605    $ 7,652     $ 2,090       $ 2,252
  Service cost............................        528        564         205           169
  Interest cost...........................        460        514         144           156
  Plan amendments.........................         --         --          --          (169)
  Actuarial (gain) loss...................         93     (1,113)       (126)           (1)
  Gross benefits paid.....................        (34)       (50)        (61)          (65)
                                              -------    -------     -------       -------
     Net benefit obligation at end of
       year...............................    $ 7,652    $ 7,567     $ 2,252       $ 2,342
                                              =======    =======     =======       =======
Changes in plan assets:
  Fair value of plan assets at beginning
     of year..............................    $ 5,974    $ 6,935     $    --       $    --
  Actual return on plan assets............        938        932          --            --
  Employer contributions..................         57        266          --            --
  Gross benefits paid.....................        (34)       (50)         --            --
                                              -------    -------     -------       -------
     Fair value of plan assets at end of
       year...............................    $ 6,935    $ 8,083     $    --       $    --
                                              =======    =======     =======       =======
Reconciliation of funded status:
  Funded status at end of year............    $  (717)   $   516     $(2,252)      $(2,342)
  Unrecognized prior service cost.........          8          6         (57)         (143)
  Unrecognized net actuarial gain.........       (537)    (2,036)       (288)         (289)
                                              -------    -------     -------       -------
     Net amount recognized at end of
       year...............................    $(1,246)   $(1,514)    $(2,597)      $(2,774)
                                              =======    =======     =======       =======

     Assumptions used to determine net pension costs, pension projected benefit obligation, net postretirement benefit costs and postretirement benefits projected benefit obligation are as follows:

                                                                           POSTRETIREMENT
                                                       PENSION BENEFITS       BENEFITS
                                                         DECEMBER 31,       DECEMBER 31,
                                                       ----------------    --------------
                                                        1998      1999     1998     1999
                                                       ------    ------    -----    -----
Weighted average assumptions as of measurement
  date:
  Discount rate....................................     6.75%     8.00%    6.75%    8.00%
  Expected return on plan assets...................     9.00%     9.00%     N/A      N/A
  Rate of compensation increase....................     4.25%     5.00%    4.25%    5.00%
Health care cost trend on covered charges:
  Initial..........................................      N/A       N/A     7.75%    7.75%
  Ultimate.........................................      N/A       N/A     4.75%    5.50%
  Years to ultimate................................      N/A       N/A        6        5
                                                         ===       ===      ===      ===

     Assumed health care cost trend rates have a significant effect on the amounts reported for net postretirement benefits. A one-percentage-point change in the health care cost trend rate would change the accumulated postretirement benefits obligation by approximately $113 for December 31, 1999 and change net postretirement benefit costs by approximately $16 for 1999. The 1999 plan amendment for postretirement benefits relates primarily to capping the obligation for certain future medical benefits.

                                 GRAFTECH INC.

  (b) SAVINGS PLAN

     The Company's employees participate in UCAR's savings plan which provides eligible employees the opportunity for long-term savings and investment. Participating employees can contribute 1.0% to 7.5% of employee compensation as basic contributions and an additional 0.5% to 10.0% of employee compensation as supplemental contributions. The Company contributes on behalf of each participating employee an amount equal to 30% for 1997, and 50% for 1998 and 1999, of the employee's basic contribution. The Company contributed $103, $165 and $184 in 1997, 1998 and 1999, respectively.

  (c) INCENTIVE PLANS

     In 1997, UCAR provided group profit sharing plans for employees in various subsidiaries. Costs for these profit sharing plans were $747 in 1997. Effective January 1, 1998, UCAR implemented a global profit sharing plan for all worldwide employees. This plan is based on the global financial performance of UCAR. The cost for this plan related to Company employees was $664 in 1998 and zero in 1999.

     Additionally, UCAR instituted a management incentive plan in which certain of the Company's management participate. Costs allocated to the Company with respect to this plan were $190, zero and $546 in 1997, 1998 and 1999, respectively.

(9) STOCK OPTIONS

     UCAR has adopted several stock option plans in which Company employees are eligible to participate.

     UCAR applies APB 25 in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for the time vesting options issued to Company employees. The compensation expense that has been charged against income for performance vesting options issued to Company employees was $188 in 1997 and zero in 1998 and 1999. No cost related to performance vesting options issued to Company employees was recorded in 1998 and 1999 because no performance options vested in those years. If compensation expense for UCAR's stock-based compensation plans was determined by the fair value method prescribed by Statement of Financial Accounting Standards 123, the Company's pro forma net income would have been reduced to the pro forma amounts indicated below:

                                                           FOR YEARS ENDED DECEMBER 31,
                                                           ----------------------------
                                                             1997       1998      1999
                                                           --------    ------    ------
Net income:
  As reported..........................................     $6,258     $6,459    $3,583
  Pro forma............................................      5,440      6,414     3,140

     The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1997, 1998 and 1999: dividend yield of 0% for all years; expected volatility of 30% in 1997, 35% in 1998 and 45% in 1999; risk-free interest rates of 6.4% in 1997, 4.9% in 1998 and 5.4% in 1999; and expected lives of 7 years in 1997 and 1998, and 8 years in 1999.

     In the event that UCAR were to decide to spin off the Company to UCAR's stockholders, each holder of an option to purchase a share of UCAR common stock on the effective date of the initial public offering will receive an option to purchase a number of shares of the Company's common stock that a holder of one share of UCAR common stock would be entitled to receive upon such spin off, in addition to the option to purchase a share of UCAR common stock. UCAR has the right but not the obligation to adjust the respective exercise prices of such options such that the ratio of the exercise prices of the

                                 GRAFTECH INC.

respective options to fair market values of the respective common stock does not decrease and the intrinsic value of such options does not increase. To the extent that the above adjustments are made, no compensation cost would be recorded by the Company. If such adjustments are not made or the exercise price and intrinsic value are not within the above parameters, such options would become subject to variable accounting and, accordingly, compensation expense would be recognized to the extent of the difference between the fair market value of a share of common stock at the time of exercise and the exercise price.


(10) COMMITMENTS AND CONTINGENCIES

  (a) LITIGATION

     The Company is involved in various investigations, lawsuits, claims and other legal proceedings incidental to the conduct of its business. Among others, it is currently involved in a wrongful termination lawsuit brought in Italy by a former distributor. The Company is vigorously contesting this lawsuit. While it is not possible to determine the ultimate disposition of each of these proceedings, the Company believes that the ultimate disposition of these proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

  (b) BALLARD POWER SYSTEMS INC.

     In 1999, the Company entered into a nine year requirements contract with Ballard Power Systems Inc. The requirements contract provides that the Company will supply Ballard with its products for use in flow field plates. Under the requirements contract, Ballard must buy from the Company any flexible graphite material used in its production of flow field plates. Ballard has no obligation to buy any minimum quantity of the Company's products.

(11) SUBSEQUENT EVENTS

  (a) CERTIFICATE OF INCORPORATION AND STOCK SPLIT

     The certificate of incorporation of Graftech, as amended on June 29, 2000, authorizes the issuance of up to 200,000,000 shares of $.01 par value common stock and 20,000,000 shares of $.01 par value preferred stock. The holders of common stock will share ratably in any dividends declared, subject to preferential rights of any holders of any outstanding preferred stock. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including election of directors. Upon any liquidation, dissolution or winding up of Graftech, holders of common stock are entitled to share ratably in any assets available for distribution in respect of common stock. On June 29, 2000, Graftech declared a 298,500 for 1 stock split. The Financial Statements have been retroactively restated to reflect these transactions.

  (b) MAZARIN MINING CORPORATION INC. (MAZARIN)


     In order to assure an adequate supply of high-quality, low-cost natural graphite flake, the Company has entered into a memorandum of understanding with Mazarin relating to an arrangement to develop and commercialize a natural graphite deposit located near Fermont, Quebec, Canada. During the initial phase of the arrangement, the Company will conduct a feasibility study, which is expected to cost about $2.0 million (unaudited) and to be completed by the end of 2002, for which the Company will receive a 25% interest in the mine. After completion of the study, the Company may decide to commence commercial production of the deposit with Mazarin, exercise an option to extend the period for the development decision for five one-year periods until 2007, or terminate the arrangement. In the case of an extension, the Company will have to make option payments totaling $7.5 million (Canadian) if the option period is extended for the full five years. If a development decision is made, commercial production could start as

                                 GRAFTECH INC.

early as 2004. Upon commencement of commercial production, the Company would enter into a long-term off-take contract for the natural graphite flake at a predetermined price. Consummation of the arrangement is subject to, among other things, the negotiation and execution of definitive agreements, completion of due diligence by the parties, and the receipt of any required governmental approvals. Pursuant to the memorandum of understanding, the Company had a right to purchase 2,000,000 shares of common stock of Mazarin and to receive warrants to purchase 1,000,000 shares of common stock of Mazarin. In May 2000, the Company assigned this right to UCAR.


  (c) STOCK OPTION PLANS

     On June 29, 2000, as amended July 17, 2000, the board of directors approved the Graftech Inc. Outside Director Equity Incentive Plan and the Graftech Inc. Employee Equity Incentive Plan under which 400,000 and 4,600,000 shares, respectively, have been reserved for issuance of which the board has granted 66,000 and 251,550 options, respectively, which will become effective on the date of the initial public offering with an exercise price at the initial public offering price. Both plans will become effective upon completion of the Company's initial public offering.

                                 GRAFTECH INC.

                                 BALANCE SHEETS
                      DECEMBER 31, 1999 AND MARCH 31, 2000
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              DECEMBER 31,    MARCH 31,
                                                                  1999          2000
                                                              ------------   -----------
                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................    $    18        $    28
  Accounts receivable, net of allowance of $130.............      4,891          6,192
  Other receivables.........................................        176            182
  Intercompany receivable...................................         68            601
  Inventories:
    Raw materials and supplies..............................        549            543
    Work in process.........................................        881            995
    Finished goods..........................................      1,302          1,195
                                                                -------        -------
         Total inventories..................................      2,732          2,733
                                                                -------        -------
  Prepaid expenses and other current assets.................        317            647
                                                                -------        -------
         Total current assets...............................    $ 8,202        $10,383
                                                                -------        -------
Fixed assets................................................     25,608         26,220
Less: accumulated depreciation..............................     (9,639)        (9,930)
                                                                -------        -------
         Net fixed assets...................................     15,969         16,290
                                                                -------        -------
         Total assets.......................................    $24,171        $26,673
                                                                =======        =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Trade accounts payable....................................    $ 1,584        $ 2,019
  Accrued compensation and related costs....................      1,274          1,064
  Taxes payable.............................................      2,621          3,342
  Other accrued liabilities.................................        176            470
                                                                -------        -------
         Total current liabilities..........................      5,655          6,895
Postretirement benefits, other than pensions................      2,774          2,819
Pension and related benefits................................      1,514          1,534
Deferred compensation.......................................         --            102
Deferred taxes, net.........................................      1,752          1,732
                                                                -------        -------
         Total liabilities..................................     11,695         13,082
                                                                -------        -------
Stockholder's equity:
  Preferred stock, $.01 par value; 20,000,000 shares
    authorized, none issued or outstanding..................         --             --
  Common stock, $.01 par value; 200,000,000 shares
    authorized, 29,850,000 shares issued and outstanding at
    March 31, 1999 and 2000.................................        299            299
Divisional equity...........................................     12,177             --
Additional paid-in capital..................................         --         12,357
Retained earnings...........................................         --            935
                                                                -------        -------
         Total stockholder's equity.........................     12,476         13,591
                                                                -------        -------
Commitments, contingencies and subsequent event
         Total liabilities and stockholder's equity.........    $24,171        $26,673
                                                                =======        =======

                See accompanying Notes to Financial Statements.

                                 GRAFTECH INC.

                            STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
Third party.................................................  $8,570     $9,180
Intercompany................................................     208        320
                                                              ------     ------
  Net sales.................................................   8,778      9,500
                                                              ------     ------
Third party.................................................   5,278      6,022
Intercompany................................................     152        167
                                                              ------     ------
  Cost of sales.............................................   5,430      6,189
                                                              ------     ------
          Gross profit......................................   3,348      3,311
                                                              ------     ------
Research and development....................................     384        446
Selling, administrative and other expenses..................   1,180      1,268
Other (income) expense, net.................................      13         12
                                                              ------     ------
                                                               1,577      1,726
                                                              ------     ------
          Operating profit..................................   1,771      1,585
Provision for income taxes..................................     730        650
                                                              ------     ------
          Net income........................................  $1,041     $  935
                                                              ======     ======
Earnings per common share
          Basic earnings per share..........................  $ 0.03     $ 0.03
          Diluted earnings per share........................  $ 0.03     $ 0.03
                                                              ======     ======

                See accompanying Notes to Financial Statements.

                                 GRAFTECH INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                    ADDITIONAL                  TOTAL
                                              COMMON   DIVISIONAL    PAID-IN     RETAINED   STOCKHOLDER'S
                                              STOCK      EQUITY      CAPITAL     EARNINGS      EQUITY
                                              ------   ----------   ----------   --------   -------------
Balance at December 31, 1999................   $299     $ 12,177     $    --       $ --        $12,476
  Contribution of building..................     --           --         180         --            180
  Transfer of divisional equity to
     additional paid-in capital upon
     incorporation..........................     --      (12,177)     12,177         --             --
  Net income................................     --           --          --        935            935
                                               ----     --------     -------       ----        -------
Balance at March 31, 2000...................   $299     $     --     $12,357       $935        $13,591
                                               ====     ========     =======       ====        =======

                See accompanying Notes to Financial Statements.

                                 GRAFTECH INC.

                            STATEMENTS OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                              FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                                1999        2000
                                                              --------    --------
Cash flow from operating activities:
  Net income................................................  $ 1,041     $   935
  Non-cash (credits) charges to net income:
     Depreciation and amortization..........................      285         311
     Provision for doubtful accounts........................      130          --
     Pension and postretirement benefit costs...............      193          65
     Deferred compensation..................................       --         102
     Deferred taxes.........................................       34         (20)
  Increase (decrease) in cash due to changes in:
     Accounts receivable....................................   (1,467)     (1,301)
     Other receivables......................................       10        (539)
     Inventories............................................       29          (1)
     Prepaid expenses.......................................       12        (330)
     Trade accounts payable.................................     (121)        414
     Accrued compensation and related costs.................     (494)       (210)
     Taxes payable..........................................   (3,993)        721
     Other accrued liabilities..............................        5         294
     Pension and postretirement and other long-term
      obligations...........................................      (82)         --
                                                              -------     -------
          Net cash (used in) provided by operating
           activities.......................................   (4,418)        441
                                                              -------     -------
Cash used in investing activities -- capital
  Expenditures..............................................     (499)       (431)
                                                              -------     -------
Cash provided by financing activities -- other changes in
  divisional equity.........................................    4,989          --
                                                              -------     -------
          Net increase in cash..............................       72          10
Cash at beginning of period.................................      152          18
                                                              -------     -------
Cash at end of period.......................................  $   224     $    28
                                                              =======     =======
Supplemental disclosure of non-cash financing
  activities -- fixed assets contributed by UCAR............  $    --     $  (180)
                                                              =======     =======

                See accompanying Notes to Financial Statements.

                                 GRAFTECH INC.

                         NOTES TO FINANCIAL STATEMENTS
                   THREE MONTHS ENDED MARCH 31, 1999 AND 2000
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

(1) INTERIM FINANCIAL PRESENTATION

     The interim Financial Statements are unaudited; however, in the opinion of management, they have been prepared in accordance with Rule 10-01 of Regulation S-X adopted by the Securities and Exchange Commission and reflect all adjustments (all of which are of a normal, recurring nature) which are necessary for a fair presentation of financial position, results of operations and cash flows for the periods presented. Results of operations for the quarter ended March 31, 2000 are not necessarily indicative of the results of operations that may be expected for the entire year ending December 31, 2000.

(2) EARNINGS PER SHARE

     Basic earnings per share are computed based on the weighted average common shares outstanding taking into consideration the initial capitalization of the Company as if it were a stock split and excludes any potential dilution. Diluted earnings per share reflects the potential dilution from the exercise or conversion of all dilutive securities into common stock. There were no potentially dilutive securities for any period presented.

(3) SEGMENT REPORTING

     The following tables summarize information as to the Company's operations in different geographic areas:

                                                              FOR QUARTERS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
Net sales(a):
  United States.............................................  $7,240     $7,419
  Other countries...........................................   1,538      2,081
                                                              ------     ------
          Total.............................................  $8,778     $9,500
                                                              ======     ======

---------------
(a) Net sales are based on location of buyer.

     One customer accounted for 34.2% and 34.0% of net sales for the quarters ended March 31, 1999 and 2000, respectively. Accounts receivable from such customers were $1,878 and $1,995 at December 31, 1999 and March 31, 2000, respectively. Such percentages and amounts include companies acquired by the customer for all periods indicated.

(4) RELATED PARTY

     The Company is a wholly owned subsidiary of UCAR. As a wholly owned subsidiary of UCAR, the Company has received various services provided by UCAR, including, among others, administration, accounting, human resources and legal. UCAR has also provided the Company with the services of a number of its executives and employees. In consideration for these services, UCAR has historically allocated a portion of its overhead costs related to such services to the Company. The Company's management believes that the amounts allocated have been no less favorable than the expenses would have been to obtain such services from unaffiliated third parties. With the exception of the agreements set forth below, none of these services have been provided to the Company pursuant to any written agreement between it and UCAR.

                                 GRAFTECH INC.

     The Company entered into a corporate services agreement with UCAR pursuant to which UCAR agreed to continue to provide legal, accounting, tax, corporate human resources/benefits administration, information systems, treasury/risk management and investor relation services to the Company. The fees for such services are calculated as if the Company were a division of UCAR and are based on an estimate of actual time spent performing service on behalf of the Company. Such fees currently are $830 per year. Costs previously allocated to the Company with respect to such services have been determined on the same basis as the agreement and are included in selling, administrative and other expenses in the Statement of Operations. They were $207 in both the quarters ended March 31, 1999 and 2000.

     Additionally, UCAR will allow the Company's employees to continue to participate in UCAR's corporate relocation, pension, savings, medical and other welfare plans, with costs allocated based on the Company's total payrolled number of employees or actual costs, whichever method most accurately reflects the costs attributable to the Company. Costs were allocated to the Company with respect to such services on the same basis as the agreement for all periods and were $657 and $853 in the quarters ended March 31, 1999 and 2000, respectively.

     The corporate services agreement also allows the Company to continue to use the UCAR Product and Process Development Center in Parma, Ohio for a period of five years, with the option to extend the Company's use on a year to year basis for five additional years, at a specified rent based on actual usage of such facilities for such items as space and supplies (based on items for which there is a specific cost or pool of items for which there is a specific cost) and time incurred by personnel on behalf of the Company. Costs previously allocated to the Company with respect to such services have been determined on the same basis as the agreement, based on estimated actual usage of such facilities and the personnel working on behalf of the Company, and represent all amounts included in research and development in the Statement of Operations. Costs relating to the Parma, Ohio facility were $384 and $191 in the quarters ended March 31, 1999 and 2000, respectively.

(5) COMMITMENTS AND CONTINGENCIES

     The Company is involved in various investigations, lawsuits, claims and other legal proceedings incidental to the conduct of its business. Among others, it is currently involved in a wrongful termination lawsuit brought in Italy by a former distributor. The Company is vigorously contesting this lawsuit. While it is not possible to determinate the ultimate disposition of each of these proceedings, the Company believes that the ultimate disposition of these proceedings will not have a material adverse effect on the on the financial condition or results of operations of the Company.

(6) SUBSEQUENT EVENTS

  (a) CERTIFICATE OF INCORPORATION AND STOCK SPLIT

     The certificate of incorporation of Graftech, as amended on June 29, 2000, authorizes the issuance of up to 200,000,000 shares of $.01 par value common stock and 20,000,000 shares of $.01 par value preferred stock. The holders of common stock will share ratably in any dividends declared, subject to preferential rights of any holders of any outstanding preferred stock. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including election of directors. Upon any liquidation, dissolution or winding up of Graftech, holders of common stock are entitled to share ratably in any assets available for distribution in respect of common stock. On June 29, 2000, Graftech declared a 298,500 for 1 stock split. The Financial Statements have been retroactively restated to reflect these transactions.

                                 GRAFTECH INC.

  (b) MAZARIN MINING CORPORATION INC. (MAZARIN)


     In order to assure an adequate supply of high-quality, low-cost natural graphite flake, the Company has entered into a memorandum of understanding with Mazarin relating to an arrangement to develop and commercialize a natural graphite deposit located near Fermont, Quebec, Canada. During the initial phase of the arrangement, the Company will conduct a feasibility study, which is expected to cost about $2.0 million and to be completed by the end of 2002, for which the Company will receive a 25% interest in the mine. After completion of the study, the Company may decide to commence commercial production of the deposit with Mazarin, exercise an option to extend the period for the development decision for five one-year periods until 2007, or terminate the arrangement. In the case of an extension, the Company will have to make option payments totaling $7.5 million (Canadian) if the option period is extended for the full five years. If a development decision is made, commercial production could start as early as 2004. Upon commencement of commercial production, the Company would enter into a long-term off-take contract for the natural graphite flake at a predetermined price. Consummation of the arrangement is subject to, among other things, the negotiation and execution of definitive agreements, completion of due diligence by the parties, and the receipt of any required governmental approvals. Pursuant to the memorandum of understanding, the Company had a right to purchase 2,000,000 shares of common stock of Mazarin and to receive warrants to purchase 1,000,000 shares of common stock of Mazarin. In May 2000, the Company assigned this right to UCAR.


  (c) STOCK OPTION PLANS

     On June 29, 2000, as amended July 17, 2000, the board of directors approved the Graftech Inc. Outside Director Equity Incentive Plan and the Graftech Inc. Employee Equity Incentive Plan under which 400,000 and 4,600,000 shares, respectively, have been reserved for issuance of which the board has granted 66,000 and 251,550 options, respectively, which will become effective on the date of the initial public offering with an exercise price at the initial public offering price. Both plans will become effective upon completion of the Company's initial public offering.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC registration fee........................................  $   28,690
NASD filing fee.............................................      11,368
Nasdaq National Market listing fee..........................       1,000
Printing and engraving expenses.............................     300,000
Legal fees and expenses.....................................     800,000
Accounting fees and expenses................................     400,000
Blue Sky fees and expenses (including legal fees)...........      10,000
Transfer agent and registrar fees and expenses..............      10,000
Miscellaneous...............................................     438,942
                                                              ----------
          Total.............................................  $2,000,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     We are incorporated under the laws of the State of Delaware. Section 145 ("SECTION 145") of the General Corporation Law of the State of Delaware (the "GENERAL CORPORATION LAW"), inter alia, provides that a Delaware corporation may indemnify any person who was or is threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

     Section 145 further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him in any such capacity, whether or not such corporation would otherwise have the power to indemnify him under Section 145.

     As permitted by Section 102(b)(7) of the General Corporation Law, our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders,

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

     - under Section 174 of the General Corporation Law regarding unlawful dividends and stock purchases, or

     - for any transaction from which the director derived an improper personal benefit.

     Our Bylaws provide that:

     - we must indemnify our directors and officers to the fullest extent permitted by Delaware law,

     - we may indemnify our other employees and agents to the same extent that we are required to indemnify our officers and directors, unless otherwise determined by our Board of Directors, and

     - we must advance expenses, as incurred, to our directors and officers in connection with any legal proceeding to the fullest extent permitted by Delaware law.

     As a majority-owned subsidiary of UCAR, our directors, officers and some key employees will be covered by UCAR's directors' and officers' insurance policy which provides coverage for directors and officers of UCAR and its subsidiaries against various claims, losses and liabilities, including liabilities arising under securities laws. The policy will cover up to $75 million in claims, losses and expenses, including those of our directors, officers and employees. We will pay a portion of the premium for this policy. In addition, pursuant to a stockholder's agreement between us and UCAR, we have agreed to indemnify UCAR against liabilities under the Securities Act, or contribute to payments which UCAR may be required to make in that respect.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since our incorporation in August 1999, we have issued 29,850,000 shares (as adjusted for our recent split) of our common stock that were not registered under the Securities Act in consideration of the net assets of UCAR related to UCAR's worldwide natural, acid-treated and flexible graphite business which we received from UCAR. Such issuance was exempt from registration under the Securities Act pursuant to Section 4(2) because it was a transaction by an issuer that did not involve a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


 EXHIBIT
   NO.                               DESCRIPTION
 -------                             -----------
   1.1       Form of Underwriting Agreement among Credit Suisse First
             Boston Corporation, Bear, Stearns & Co. Inc., J.P. Morgan
             Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith
             Incorporated, as representatives of the several
             Underwriters, UCAR International Inc., UCAR Carbon Company
             Inc. and Graftech Inc.
   3.1*      Amended and Restated Certificate of Incorporation of
             Graftech Inc.
   3.2*      Amended and Restated Bylaws of Graftech Inc.
   5.1       Opinion of Kelley Drye & Warren LLP (including the consent of such firm) as to the validity of the securities being
             offered.
  10.1*      Transfer Agreement, dated as of January 1, 2000, between
             UCAR Carbon Company Inc. and Graftech Inc.
  10.1.1*    Amendment No. 1 to Transfer Agreement between UCAR Carbon
             Company Inc. and Graftech Inc.
  10.1.2     Amendment No. 2 to Transfer Agreement between UCAR Carbon
             Company Inc. and Graftech Inc.
  10.2*      Corporate Services Agreement, dated as of January 1, 2000, between UCAR Carbon Company Inc. and Graftech Inc.
  10.2.1*    Amendment No. 1 to Corporate Services Agreement between UCAR
             Carbon Company Inc. and Graftech Inc.
  10.3*      Tax Sharing Agreement, dated as of February 16, 2000,
             between UCAR Carbon Company Inc. and Graftech Inc.

 EXHIBIT
   NO.                               DESCRIPTION
 -------                             -----------
  10.4*      Lease Agreement, dated as of January 1, 2000, between UCAR
             Carbon Company Inc. and Graftech Inc.
  10.5*      Intellectual Property Transfer Agreement, dated as of
             December 28, 1999, between UCAR Carbon Technology
             Corporation and Graftech Inc.
  10.6**     Collaboration Agreement, dated May 3, 1999, between Ballard
             Power Systems Inc. and UCAR Carbon Company Inc.
  10.7**     Supply Agreement, dated as of August 5, 1999, between
             Ballard Power Systems Inc. and UCAR Carbon Company Inc.
  10.8*      Employee Equity Incentive Plan of Graftech Inc.
  10.8.1*    Amendment No. 1 to Employee Equity Incentive Plan of
             Graftech Inc.
  10.9*      Outside Director Equity Incentive Plan of Graftech Inc.
  10.9.1*    Amendment No. 1 to Outside Director Equity Incentive Plan of
             Graftech Inc.
  10.10*     Management Incentive Plan of Graftech Inc.
  10.11*     Form of Employment Agreement between John J. Wetula and
             Graftech Inc.
  10.12*     Form of Severance Compensation Agreement of Graftech Inc.
  10.12.1*   Form of Amendment No. 1 to form of Severance Compensation
             Agreement of Graftech Inc.
  10.13*     Form of Stockholder's Agreement between UCAR International
             Inc. and Graftech Inc.
  10.13.1*   Form of Amendment No. 1 to form of Stockholder's Agreement between UCAR International Inc. and Graftech Inc.
  10.13.2    Form of Amendment No. 1 to form of Stockholder's Agreement between UCAR International and Graftech Inc.
  10.14**    Memorandum of Understanding dated April 12, 2000 between
             Mazarin Mining Corporation Inc. and Graftech Inc.
  10.15*     Form of Non-Qualified Stock Option Agreement for Employee
             Equity Incentive Plan.
  10.16*     Form of Non-Qualified Stock Option Agreement for Outside
             Director Equity Incentive Plan.
  10.17      Assignment Agreement dated May 26, 2000 between UCAR Carbon
             Company Inc. and Graftech Inc. relating to equity investment in share capital of Mazarin Mining Corporation Inc.
  23.1       Consent of Kelley Drye & Warren LLP (included in Exhibit
             5.1).
  23.2       Consent of KPMG LLP.
  23.3*      Consent of Ballard Power Systems Inc.
  23.4*      Consent of Charles J. Queenan, Jr.
  23.5*      Consent of Harold A. Poling.
  24.1*      Power of Attorney (on the signature page).
  27.1*      Financial Data Schedule (Annual).
  27.2*      Financial Data Schedule (Quarterly).


---------------

 * Previously filed.



** Filed herewith with information omitted. Confidential treatment has been requested as to certain portions, and the omitted portions have been separately filed.


     (b) FINANCIAL STATEMENT SCHEDULES

     All financial statement schedules have been omitted because they are not required or applicable or because the information is included in the Financial Statements or the notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, Ohio, on the 26th day of July, 2000.


                                          Graftech Inc.

                                          By:      /s/ JOHN J. WETULA
                                            ------------------------------------
                                              John J. Wetula
                                              Chief Executive Officer and
                                              President

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                    SIGNATURES                                      TITLE                      DATE
                    ----------                                      -----                      ----
                         *                           Chairman of the Board and Director    July 26, 2000
---------------------------------------------------
                Gilbert E. Playford

                /s/ JOHN J. WETULA                   Chief Executive Officer, President    July 26, 2000
---------------------------------------------------    and Director (Principal Executive
                  John J. Wetula                       Officer)

                         *                           Chief Financial Officer and Vice      July 26, 2000
---------------------------------------------------    President (Principal Financial and
                    Scott Mason                        Accounting Officer)

                         *                           Director                              July 26, 2000
---------------------------------------------------
                     John Hall

                         *                           Director                              July 26, 2000
---------------------------------------------------
                   Michael Nahl


*By:       /s/ JOHN J. WETULA
     ---------------------------------
     John J. Wetula,
     Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 1.1      Form of Underwriting Agreement among Credit Suisse First
          Boston Corporation, Bear, Stearns & Co. Inc., J.P. Morgan
          Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith
          Incorporated, as representatives of the several
          Underwriters, UCAR International Inc., UCAR Carbon Company
          Inc. and Graftech Inc.
 5.1      Opinion of Kelley Drye & Warren LLP (including the consent of such firm) as to the validity of the securities being
          offered.
10.1.2    Amendment No. 2 to Transfer Agreement between UCAR Carbon
          Company Inc. and Graftech Inc.
10.6*     Collaboration Agreement, dated May 3, 1999, between Ballard
          Power Systems Inc. and UCAR Carbon Company Inc.
10.7*     Supply Agreement, dated as of August 5, 1999, between
          Ballard Power Systems Inc. and UCAR Carbon Company Inc.
10.13.2   Form of Amendment No. 2 to form of Stockholder's Agreement between UCAR International Inc. and Graftech Inc.
10.14*    Memorandum of Understanding, dated April 12, 2000, between
          Mazarin Mining Corporation Inc. and Graftech Inc.
10.17     Assignment Agreement dated May 26, 2000 between UCAR Carbon
          Company Inc. and Graftech Inc. relating to equity investment in share capital of Mazarin Mining Corporation Inc.
23.1      Consent of Kelley Drye & Warren LLP (included in Exhibit
          5.1).
23.2      Consent of KPMG LLP.


---------------

* Filed herewith with information omitted. Confidential treatment has been requested as to certain portions, and the omitted portions have been separately filed.